                                                                       EXHIBIT 2



                           PURCHASE AND SALE AGREEMENT

      AGREEMENT made this 5th day of January 1998 (this "Agreement"), by and between Motorola Communications Israel Ltd., a company organized and existing under the laws of the State of Israel ("Motorola"), and Ampal Communications Inc., a company registered under the laws of the State of Delaware ("Ampal").

      WHEREAS, Motorola, through its Shared Networks Operation ("SNO") division, operates specialized mobile radio ("SMR") and digital enhanced SMR wireless communications in Israel; and

      WHEREAS, Motorola states that the Business (as hereinafter defined) reflects the activities of Motorola since the early years of the State of Israel and is based on the reputation and market status of Motorola as formulated during the years; and

      WHEREAS, Ampal desires to acquire from Motorola, and Motorola desires to sell to Ampal, a one-third interest in the SNO operation in order to create a partnership between Motorola and Ampal to own and operate the SNO operation, all as described in this Agreement,

      NOW, THEREFORE, in consideration of the mutual promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

The following capitalized terms, as used herein, shall have the meanings set forth below:

1.1   Additional Assets - As defined in Section 3.1.2 hereof.

1.2 Administrative Agreement and Supply and Maintenance Agreement - As defined in the Partnership Agreement.

1.3 Affiliates - With respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of voting securities, and a limited partnership shall be considered as controlled by its general partner.

1.4 Agreement - This Purchase and Sale Agreement, including the Partnership Agreement, the Shareholders Agreement and the Promissory Note which are deemed an integral part hereof, and the exhibits and schedules, as well as any amendment or addenda hereto and any agreement, certificate or other instrument executed and/or furnished or to be executed and/or furnished pursuant hereto.

1.5   Ampal - as defined above.

1.5A  Appendix Q - Appendix Q to the Shareholders Agreement.

1.6 Business - The SNO and its services, including dispatch radio communication, telephone interconnect, messaging and wireless data in Israel, including integrated service platform of digital wireless communication services (ESMR), analog trunking system, being a service provider using derivatives and offspring of Motorola's technology and engaging in any and all business related to or incidental to the foregoing in Israel.

1.6A Business Day - A day on which banks in Israel and in the U.S.A. are open for business.

1.7 Closing - The consummation of the transactions contemplated herein in accordance with Article IX hereof.

1.8 Closing Date - The date on which the Closing occurs or is to occur as determined in accordance with the provisions of Section 8.2 hereunder.

1.9 Company - The company to be established by Motorola and Ampal pursuant to the Shareholders' Agreement.

1.10  Consent Contracts - As defined in Section 7.1 hereof.

1.11  Contracts - The agreements and contracts listed in Schedule 5.11 and
      Schedule 5.11.1.

1.12  Fixed Assets - The existing fixed assets listed in Schedule 1.1.

1.12A Fiscal Year - any calendar year.

1.13 GAAP - The U.S. then current generally accepted accounting principles or the Israel then current generally accepted accounting principles, as applicable.

1.14 Governmental Authority - Any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality or any court, whether domestic or foreign, federal, state or local.

1.14A Interest - Interest at the annual rate of LIBOR (with respect to the equivalent amount for a period of three (3) months) plus 0.5% calculated on the basis of the actual number of days which elapse between January 6, 1998 and the date of actual payment, divided by 365 (three hundred sixty-five) days.

1.14B The Last Date for Closing - 13.00 hours on February 4, 1998, or such later date as may be agreed upon in writing by Ampal and Motorola.

1.15  Licenses - The licenses listed in Schedule 5.10 .

1.16 Material Adverse Change - Any development or change which would have a Material Adverse Effect.

1.17 Material Adverse Effect - Any circumstance, development, occurrence, state of facts or matters which has a material adverse effect in respect of the Business or the consummation of the transactions contemplated by this Agreement.

1.18  Motorola - Motorola Communications Israel Ltd.

1.18A Partner - As defined in the Partnership Agreement.

1.19 Partnership - The Partnership established by Motorola and Ampal to own and operate the Business pursuant to the Partnership Agreement.

1.20 Partnership Agreement - The Partnership Agreement by and between Motorola and Ampal attached hereto as Exhibit A.

1.21 Person - any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or Governmental Authority.

1.22 Promissory Note - The Promissory Note in the form attached hereto as Exhibit C.

1.23  Purchase Price - As defined in Section 4.1 hereof.

1.23A Shares - As defined in the Shareholders Agreement.

1.23B Shareholders - As defined in the Shareholders Agreement.

1.24 Shareholders' Agreement - The Shareholders' Agreement by and between Motorola and Ampal attached hereto as Exhibit B which will become effective only if the right granted to Motorola and Ampal pursuant to
      Article XV of the Partnership Agreement is exercised.

1.25  SMR - Specialized mobile radio.

1.26  SNO - Motorola's Shared Networks Operation division.

1.26A Special Event - Any of the following events: dissolution, liquidation, bankruptcy, winding up, voluntary or not, insolvency proceedings or sale of all or substantially all assets of the Partnership or of the Company, as the case may be,.pther than any such event following the transaction contemplated in Article XIX of the Partnership Agreement.

1.27  Trademarks - The trademarks indicated on Schedule 5.12.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise
(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in writing and signed by both parties (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such

Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections, and Appendices shall be construed to refer to Articles and Sections of and Appendices to this Agreement.

                                   ARTICLE II
                                    PREAMBLE

2.    The preamble to this Agreement forms an integral part hereof.

                                   ARTICLE III
                     PURCHASE AND SALE OF ASSETS AND RIGHTS

3.    Purchase and Sale of Assets and Rights

      3.1 Assets and Rights to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, Motorola agrees to sell and assign to Ampal, as the case may be, and Ampal agrees to purchase from Motorola, at the Closing, the following:

            3.1.1. a thirty-three and one-third percent (33 1/3%) interest in the Fixed Assets, which for the avoidance of doubt shall not include any real estate property. Motorola represents that the dollar amount attached to each of the Fixed Assets indicated on Schedule 1.1 represents the depreciated value in Motorola's books of such assets in accordance with GAAP as of December 31, 1997;

            3.1.2. a thirty-three and one-third percent (33 1/3%) interest in the Additional Assets which, for the avoidance of doubt, shall not include any real estate property. The Additional Assets means the assets selected by the General Manager of the Partnership within the first three (3) months following the Closing Date from the assets listed on Schedule 1.1(b), such that the dollar amount indicated on Schedule 1.1(b) plus the depreciated value of the Fixed Assets as of December 31, 1997, according to GAAP consistently applied by Motorola,
                   equals *          . Motorola represents that the dollar
                   amount set forth next to each of the assets listed on
                   Schedule 1.1(b) represents the price such assets were ordered at by Motorola;

            3.1.3. subject to Section 3.3 and to Article VII hereof,
                   thirty-three and one third percent (33 1/3%) of all the rights and obligations of Motorola under the Contracts as of the Closing Date and with respect to the periods subsequent to the Closing Date;

            3.1.4. subject to Section 3.3, thirty-three and one third percent
                   (33 1/3%) of all the rights and obligations of Motorola as of the Closing Date and with respect to periods subsequent to the Closing Date under the Licenses, and subject also to
                   Section 7.2, all such rights and obligations under the additional licenses referred to therein;

      * This information has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

            3.1.5 as Motorola states that the Business reflects activities of
                  Motorola since the early years of the State of Israel and is based on the reputation and the market status of Motorola as formulated during the years, Ampal is also purchasing a thirty-three and one third percent (33 1/3%) interest in all operating information pertaining to the Business as accumulated in the SNO, such as operating manuals, marketing information and financial reports, and in addition Ampal accepts, as part of the rights purchased by it hereunder the undertakings of Motorola under Section 3.1.6 hereunder.

            3.1.6 Motorola undertakes towards Ampal:

                  (i) to grant the Partnership, and the Company if applicable, the right to use the Trademarks pursuant to the Partnership Agreement and the Shareholders' Agreement, if and when such agreement becomes effective;

                  (ii) to make available to the Partnership, and to transfer to the Company, if applicable, certain employees in accordance with the Partnership Agreement and Shareholders' Agreement, if and when such agreement becomes effective; and

                  (iii) to execute and deliver the Supply and Maintenance
                        Agreement and Administrative Agreement, if and when such agreement becomes effective.

      3.2 Excluded Assets. For the avoidance of doubt, and subject to the representation of Motorola contained in Section 5.14, Ampal is not purchasing any assets or rights of Motorola which are not specifically designated or contained in Section 3.1, including without limitation cash and accounts receivable of Motorola and Ampal shall have no rights to any logos, trademarks, trade names or other similar proprietary rights of Motorola. The assets and rights purchased hereunder by Ampal do not include any copyrights, patents, and any of the intellectual property rights associated with such assets and rights, and Ampal, the Partnership and the Company, if applicable, shall not have any rights thereto. No licenses, expressed, implied or otherwise, are granted or intended to be granted to Ampal other than as expressly provided in this Agreement. The Partnership and the Company, if applicable, will have such rights to use the Trademarks as provided in the Partnership Agreement and Shareholders Agreement, if and when such agreement becomes effective.

      3.3 No Assumption of Obligations. Ampal does not assume and shall not be deemed to have assumed any debt, claim, obligation or other liability of Motorola, except, that as of the Closing Date, Ampal shall be responsible for thirty-three and one third percent (33 1/3%) of Motorola's obligations and liabilities which arise subsequent to the Closing and relate to the period subsequent thereto under the Contracts and Licenses and, in accordance with
            Article VII, under the Consent Contracts and such additional licenses referred to therein.

                                   ARTICLE IV
                                 PURCHASE PRICE

4.    Purchase Price.

      4.1 Purchase Price. In consideration for the purchase of assets and rights and other agreements under this Agreement and in full payment therefor, Ampal shall pay to Motorola herein $110,000,000 (one hundred ten million U.S. dollars) in U.S. Dollars plus any applicable VAT (the "Purchase Price") as provided in Section 4.2 hereunder.

      4.2 Payment of Purchase Price.The Purchase Price shall be paid by Ampal by wire transfer of funds to Motorola's account No.572059/90 with Bank Leumi Le-Israel B.M., Branch No.800 (Central Branch), or the delivery of a certified check or, if otherwise agreed by the parties as agreed between them, as follows:

            (i) Eleven million U.S. Dollars (US$11,000,000) in U.S. Dollars, is paid by Ampal to Motorola simultaneously with the signing of this Agreement, as an advance on account of the Purchase Price and Motorola, by signing this Agreement acknowledges and confirms receipt of said amount of eleven million U.S. Dollars (US$11,000,000). The amount of eleven million U.S. Dollars (US$11,000,000) plus Interest will be repaid by Motorola to Ampal as specified in Section 4.3 hereunder.

            (ii) Ninety-nine million U.S. Dollars (US$99,000,000) in U.S. Dollars, will be paid by Ampal to Motorola plus Interest on the Closing Date as provided in Article IX hereunder. To secure such payment, Ampal signs and delivers to Motorola simultaneously with the signing of this Agreement, the Promissory Note and Motorola will return the Promissory Note to Ampal as provided in Section 4.3 hereunder.

            (iii) The amount of the applicable VAT - on the Business Day prior to the date Motorola is obligated under any applicable law to pay the applicable VAT to the appropriate Governmental Authority, provided, however, that if Ampal delivers to Motorola prior to the end of the calendar month in which the date occurs which is fourteen (14) days after the Closing Date, a certificate issued from the appropriate Governmental Authority granting Ampal the right to issue itself an invoice for the applicable VAT and an undertaking by Ampal to fulfill its obligations thereunder, no such payment shall be due to Motorola and Motorola shall cancel the VAT invoice issued to Ampal.

      4.3   Motorola undertakes that if all Conditions Precedent specified in
            Article VIII hereunder have not been fulfilled by the Last Date for Closing or if the Closing has not taken place for any reason whatsoever by the Last Date for Closing, Motorola will repay to Ampal the sum of eleven million U.S. Dollars (US$11,000,000) plus Interest and return the Promissory Note to Ampal, not later than
            14.00 hours on the Last Date for Closing, and, with-out derogating from Motorola's obligations under this Section 4.3, this Agreement will become null and void and of no further effect.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF MOTOROLA

5. Motorola hereby represents and warrants to Ampal as of the date of signing this Agreement and as of the Closing Date as follows:

      5.1 Authority. Motorola is duly organized and validly existing under the laws of the State of Israel. Motorola has full corporate power and authority to own its properties and carry on its busi-ness as currently conducted.

      5.2 Execution of Agreement. Motorola has the full power and authority to enter into this Agreement and to perform all its obligations as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Motorola. This Agreement has been duly executed and delivered by Motorola and constitutes the legal, valid and binding obligation of Motorola, enforceable against it in accordance with its terms.

      5.3 Restrictions. Neither the execution nor delivery of this Agreement by Motorola, nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which Motorola is a party, any of the Contracts or Licenses or constitute a default thereunder, or conflict or interfere with any of Motorola's rights in any of the Trademarks, or result in the creation of any lien, claim or encumbrance upon any of the assets or rights referred to in Section 3.1.

      5.4 Insolvency Proceedings. As of the date hereof, (i) no insolvency proceeding exists against Motorola and there is no petition filed against Motorola for compulsory or voluntary winding-up, dissolution or bankruptcy, and none is threatened, nor is there any basis for same, and (ii) there is no receiver appointed or applied for nor is there any attachment granted with respect to the Business, or any of the assets or rights which are referred to in Section 3.1.

      5.5 No Lawsuit. To the best of Motorola's knowledge, except as set forth on Schedule 5.5, there is no lawsuit, proceeding, written claim, investigation or threatened investigation by a Governmental Authority, which, if adversely determined, would have a Material Adverse Effect.

      5.6 Consents. To the best of Motorola's knowledge, except as set forth on Schedule 5.6, no consent, approval or authorization of, or declaration or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby and all such required consents, approvals and authorizations have been obtained. To Motorola's best knowledge, Motorola has complied with the laws applicable to the Business, the non-compliance with which may result in a Material Adverse Effect.

      5.7 No Default or Violation. To the best of Motorola's knowledge, Motorola has not materially breached any provision of, nor is it in material default under the terms of any of the Contracts and/or Licenses or any of Motorola's rights in any of the Trademarks.

      5.8 Title to Properties; Absence of Encumbrances. On the Closing Date and for the consideration provided above, Motorola will, or will cause its Affiliates to, assign, transfer and sell to Ampal the assets and rights described in Section 3.1, free and clear of any liens, claims, attachments or any other third party rights except for minor imperfections of title, if any, as are not substantial in character, amount or extent, and do not materially detract from the value or materially interfere with the use of the properties for the purposes for which they are presently used or otherwise materially impair their use or operation, and Ampal hereby accepts ownership of such assets and rights, all subject to the provisions of the Agreement.

      5.9 Value of the Fixed Assets and Additional Assets. The depreciated value, in accordance with GAAP consistently applied, of the Fixed Assets in Motorola's books as of December 31, 1997 was at least
            * . Such amount does not include the Additional Assets which are currently in transit and will be received and owned by the Partnership. Motorola has paid or, if not previously paid, hereby undertakes to pay, for the Additional Assets.

      5.10 Licenses. Schedule 5.10 hereto contains a list of all material Licenses required for the operation of the Business.

      5.11 Contracts. Schedules 5.11 and 5.11.1 contain a list of Contracts, written and oral, which, to the best of Motorola's knowledge, are the only contracts currently used for the operation of the Business, except for such contracts which are not substantial in character, amount or extent, and do not materially detract from the value or materially interfere with the operation of the Business. No Contract and no one client of Motorola accounts for more than 5% of sales of the Business. There is no one Contract or one client of Motorola which is material to the Business. The Contracts with Affiliates of Motorola are indicated on Schedule 5.11.1.

      5.12 Trademarks. Motorola and Motorola Israel Ltd. have full power and authority to grant the use of the Trademarks to the Partnership and, if applicable, to the Company as provided herein and such grant will enable the Partnership or the Company, if applicable, the right to use the Trademarks free and clear of any liens, claims or any other third party rights. The Partnership, and the Company, if applicable, will be entitled to note on their various documentation that it was established by Motorola and Ampal.

      5.13  Omitted

      5.14 Accuracy of Statements. To Motorola's knowledge, the assets and rights detailed in Article 3, together with Motorola's two-thirds retained interest in such assets and rights and together with the Supply and Maintenance Agreement and the Administrative Agreement are sufficient for conducting the Business as presently conducted by Motorola and for starting the operation of the Business as of the Closing Date in accordance with the initial Annual Plan and Finance Plan (as defined in the Shareholders' Agreement), taking the provisions of Article VII into account. Neither this Agreement nor the Investors Memorandum (as defined in Section 6.8) knowingly contains any untrue statement of a material fact regarding Motorola, the Fixed Assets, the Additional Assets, the Contracts, the Licenses, the Trademarks or the Business, or knowingly omits to state a material fact.

      * This information has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF AMPAL

6. Ampal hereby represents and warrants to Motorola as of the date of signing this Agreement and as of the Closing Date as follows:

      6.1 Authority. Ampal is duly organized and validly existing under the laws of the State of Delaware. Ampal has full corporate power and authority to own its properties and carry on its business as currently conducted.

      6.2 Execution of Agreement. Ampal has the full power and authority to enter into this Agreement and to perform all its obligations as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Ampal. This Agreement has been duly executed and delivered by Ampal and constitutes the legal, valid and binding obligation of Ampal, enforceable against it in accordance with its terms.

      6.3 Litigation. To the best of Ampal's knowledge, there is no action, lawsuit, proceeding, written claim, investigation or threatened investigation, by a Governmental Authority which, if adversely determined, would have a Material Adverse Effect.

      6.4 Restrictions. Neither the execution nor delivery of this Agreement by Ampal nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which Ampal is a party, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon any of Ampal's assets, except for any lien, claim or encumbrance created by Ampal for the purpose of this transaction.

      6.5 Compliance with Law. Ampal has complied with each, and is not in violation of the laws to which it and/or its business is subject which may result in a Material Adverse Effect.

      6.6 Insolvency Proceedings. As of the date hereof, (i) no insolvency proceeding exists against Ampal and there is no petition filed against Ampal for compulsory or voluntary winding-up, dissolution or bankruptcy, and none is threatened nor is there any basis for same and (ii) there is no receiver appointed or applied for nor is there any attachment granted with respect to Ampal which will have a Material Adverse Effect.

      6.7 Consents. To the best of Ampal's knowledge, no consent, approval or authorization of, or declaration or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby by Ampal or the consummation by Ampal of any of the transactions contemplated hereby.

      6.8 Disclosure of Information. Prior to signing this Agreement, Ampal has read, reviewed and examined carefully the representations and warranties of Motorola contained in this Agreement, the Memorandum dated August 1997 (Israel Shared Networks) provided to it by Motorola (the "Investors Memorandum") and all the Exhibits and Schedules attached to this Agreement and the details presented therein, and confirms that based on the above and on its examinations and appraisal, it has appraised the value of the assets and rights referred to in Section 3.1 herein and considered all its other rights and obligations under this Agreement to its satisfaction, and has decided to enter into this Agreement and to consummate the transactions contemplated hereby.

                                  ARTICLE VII
              THIRD PARTIES AND WAIVER OF CLAIMS AND ALTERNATIVES

7.    Third Parties.

      7.1   Consent Contracts.

            It is hereby clarified that in some of the Contracts there are provisions requiring the consent of the third party to such Contract for the assignment of the rights and/or obligations of Motorola to another entity, and there are also provisions enabling such third party/parties in such Contracts to cancel such agreement or not to renew it in consequence of or due to the assignment of the rights and obligations under such Contract. Such Contracts are hereinafter referred to as "Consent Contracts." Motorola further represents and warrants that to the best of its knowledge the accumulated effect of not receiving such consents will not have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, to the extent the consent of any other party to any Consent Contract is required for Motorola's assignment of its rights and obligations thereunder, such rights and obligations shall not be assigned hereunder unless and until such consent is obtained. The parties hereto shall cooperate within the framework of the Partnership in obtaining such consent. Until such consent is obtained, Motorola shall continue to perform all its obligations and exercise all its rights under such Consent Contracts. All expenses incurred and payments made by Motorola with respect to such Consent Contracts shall be debited to the Partnership and all income and proceeds derived with respect to such Consent Contracts shall be credited to the Partnership. Until the receipt of any required consent, and/or replacement of such Consent Contract by a new agreement with the Partnership or the Company as applicable Motorola shall have the right to use the Partnership assets free of charge for the purpose of fulfilling such obligations under such Consent Contracts, the assignment of which requires the said consents. In the event that any claim or suit is made against Motorola with respect to such Consent Contracts, such claim or suit shall be referred to the Partnership and the Partnership shall defend against such claim or suit and shall bear all costs with respect thereto and Motorola shall be indemnified for all damages and/or expenses with respect thereto only to the extent that such claim or suit refers to the period subsequent to the Closing.

      7.2   Other Licenses.

            The parties acknowledge that in addition to the Licenses, there are certain other licenses issued by Governmental Authorities used or required by Motorola for the operation of the Business. Motorola represents and warrants that none of such licenses are material for the operation of the Business. Motorola further represents and warrants that to the best of its knowledge, there is no material impediment to obtaining the consent of the applicable Governmental Authority to the transfer of such licenses to the Partnership. The parties within the framework of the Partnership shall cooperate in obtaining the transfer of such licenses to the Partnership. Any asset or right of the Business, the ownership or operation of which requires such additional license, shall remain in the name of Motorola until such license is duly transferred to the Partnership. Until such time, Motorola shall hold such license in trust for the Partnership and all expenses incurred and payments made by Motorola with respect to such licenses shall be debited to the Partnership and all income and proceeds derived with respect to such licenses shall be credited to the Partnership. In the event that any claim or suit is made against Motorola with respect to such licenses, such claim or suit shall be referred to the Partnership and the Partnership shall defend against such claim or suit and shall bear all costs with respect thereto and Motorola shall be indemnified for all damages and/or expenses with respect thereto only to the extent that such claim or suit refers to the period subsequent to the Closing.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

      8.1   Conditions Precedent.

            All of the obligations and rights of each of Motorola and Ampal under this Agreement except for the obligations and rights contained in Section 4.2 (i) and 4.3 hereinabove, are subject to the following conditions precedent. Unless all the following conditions precedent are fulfilled on or prior to the Last Date for Closing, this Agreement, except for the obligations and rights contained in
            Section 4.2 (i) and 4.3 hereinabove, will be null and void and have no further effect and none of the parties shall have any claim against the other.

            8.1.1 The parties shall have received to their satisfaction the approval of the Controller of Restricted Trade Business authorizing the consummation of the transactions contemplated herein, including the Partnership Agreement and the Shareholders' Agreement.

            8.1.2 The parties shall have received to their satisfaction the approval required from the Ministry of Communications authorizing the assignment of the Licenses to Ampal together with Motorola, to the Partnership and then to the Company.

            8.1.3 The parties shall have reached an agreement on the forms of the Articles of Association and Memorandum of Association of the Company, and shall have initialed and attached such forms as Appendices A and B to the Shareholders Agreement and Appendices B and B2 to the Partnership Agreement.

            8.1.4 Without derogating from any of Motorola's Representations and
                  Warranties, Motorola shall have provided Ampal with the list of Fixed Assets with a dollar amount attached to each of the Fixed Assets. Ampal shall have approved such list and Ampal and Motorola shall have initialed and attached such list to this Agreement as Schedule 1.1

      8.2   The Closing Date.

            Upon the fulfillment to the satisfaction of both Ampal and Motorola of the Conditions Precedent specified in Section 8.1 above, each of the parties may, by written notice to the other, request that the Closing take place, and in such event the Closing shall take place two (2) Business Days after such written request has been received by the other party, or at such other date agreed upon by the parties. (The date on which the Closing occurs or is to occur as provided above - herein the "Closing Date").

                                   ARTICLE IX
                                    CLOSING

9.    Closing Date; Closing.

      9.1 Except as hereinafter provided, the closing hereunder (the "Closing") shall take place in Tel Aviv, Israel at the offices of Motorola, 3 Krementski Street, at 13:00 hours, on the Closing Date.

      9.2 All proceedings to be taken and all documents to be executed and delivered by Motorola in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Ampal and its counsel. All proceedings to be taken and all documents to be executed and delivered by Ampal in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Motorola and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

      9.3 At the Closing, Motorola shall deliver, or shall cause to be delivered, to Ampal the following:

            9.3.1 the Partnership Agreement duly executed by Motorola; and

            9.3.2 the Supply and Maintenance Agreement and the Administrative
                  Agreement duly executed by Motorola; and

            9.3.3 V.A.T. invoice for the purchase price; and

            9.3.4 the Promissory Note.

      9.4   At the Closing, Ampal shall deliver to Motorola the following:

            9.4.1 the sum of ninety-nine million U.S. Dollars (US$99,000,000)
                  plus Interest as provided in Section 4.2(ii); and

            9.4.2 the Partnership Agreement duly executed by Ampal.

      9.5 At the Closing, the parties shall sign on behalf of the Partnership and deliver to Motorola the Supply and Maintenance Agreement and the Administrative Agreement.

      9.6 Ampal's rights to participate in the profits and losses of the Business is with respect to the profits and losses as of January 1, 1998. Motorola will deliver to the Partnership audited financial statement of the Business with respect to the period as of January 1, 1998 until the Closing Date, and the Partnership shall be credited/debited with the Profit/Loss for such period.

                                   ARTICLE X
                             PARTNERSHIP; SNO ASSETS

      10.1 Ampal's and Motorola's ownership and interests in the Fixed Assets, the Additional Assets, the Contracts, the Licenses, the operating information pertaining to the Business and the additional licenses referred to in Section 7.2 hereof, will be conducted through a business partnership, the "Partnership", which is hereby created by Motorola and Ampal, and which shall also have the right to use the Trademarks, shall be a party to the Administrative Agreement and the Supply and Maintenance Agreement, and shall be the grantee of the rights with respect to certain of Motorola's employees as provided in Section 3.1.6 hereof and in the Partnership Agreement.

      10.2 Ampal's and Motorola's rights as partners in the Partnership are as provided for in the Partnership Agreement, and to avoid doubt, the assets and rights purchased by Ampal hereunder include the rights granted to Ampal in the Partnership Agreement.

      10.3 The rights and obligations of the Partnership with respect to Motorola and/or Ampal and the management of the Partnership are as provided in the Partnership Agreement.

      10.4 For the avoidance of doubt, neither Motorola nor Ampal, nor any other partner in the Partnership, shall be entitled to transfer its ownership and interest in any of the assets, rights or obligations of the Partnership, except such transfer of Motorola's, Ampal's and/or other partner's share and interest, or part thereof, in the Partnership in accordance with the provisions of the Partnership Agreement.

      10.5 The transfer and assignment by Motorola and Ampal of their respective interests in the assets and rights to the Partnership will be free and clear of any liens, claims, attachments or any other third party rights except for minor imperfections of title, if any, as are not substantial in character, amount or extent, and do not materially detract from the value or materially interfere with the use of the properties for the purposes for which they are presently used or otherwise materially impair their use or operation. The Partnership shall endeavor to transfer to its name all of its assets, rights and obligations and the provisions of
            Article 7 shall apply.

      10.6 Accounts receivable, cash, accounts payable and other rights and obligations with respect to the Business (i) which relate to the periods prior to the Closing Date - shall belong solely to Motorola; and (ii) which relate to the periods subsequent to the Closing Date
            - shall belong solely to the Partnership, taking into account the provisions of Article VII. Until the registration of the Partnership with the various tax authorities, and the establishment by the Partnership of an adequate financing department, Motorola shall handle collections and payments on behalf of the Partnership, and the Partnership shall be debited and credited by it accordingly, all such amounts to be linked to the U.S. Dollar and bearing interest as will be agreed between Motorola and the Partnership.
            In addition, the Partnership will assist Motorola in collecting customers' accounts payable, and the Partnership shall, at the request of Motorola, discontinue supplies to such customers whose bills are not paid to Motorola, all in accordance with the procedure detailed in Schedule 10.6 to this Agreement.

      10.7 In the event that any claim or suit is made (i) against Motorola with respect to the Business conducted by the Partnership subsequent to the Closing Date, and/or (ii) against Ampal and/or the Partnership with respect to the Business as conducted by Motorola prior to the Closing Date, then in the case of (i) - the Partnership, and in the case of (ii) - Motorola, shall defend such suit and claim, shall bear all costs with respect thereto, and shall indemnify in the case of (i) - Motorola, and in the case of (ii) - Ampal and/or the Partnership, for all damages and/or expenses with respect thereto, but only to the extent such claim or suit relates to the period, in the case of (i) - subsequent, and in the case of
            (ii) - prior - to the Closing Date.

                                   ARTICLE XI
                      CONFIDENTIALITY AND NON-COMPETITION

11.   Confidentiality and Non-Competition

      11.1 Confidentiality Ampal and Motorola each agree to keep strictly confidential and shall not disclose or use any confidential, proprietary or secret information pertaining to Ampal or Motorola, which such party obtained in the course of the negotiation and consummation of the transactions contemplated hereby or may obtain in the future, including by way of example and not in limitation thereof, financial statements, reports, technical and other information, unless disclosure is required by law or for the purpose of complying with such party's and/or such party's Affiliates' disclosure requirements under any Securities Law in Israel, or in the U.S.A. or elsewhere, or pursuant to any judgment, order, subpoena or decree of any court having competent jurisdiction, or unless such information is already legally known to the party from independent sources or is or becomes publicly known through a source other than the receiving party or unless the disclosing party gives its consent to the release or use by the receiving party of such information. However, no consent shall be required and a party shall be free to disclose such information if such information is to be provided to such party's lawyer, or accountant (CPA), officers, directors and employees required to know and the recipient is advised of the confidential nature of such information and agrees to comply with the confidentiality requirement.
            Each party agrees that any violation or threatened violation of this
            Section 11.1 will cause irreparable damage to the other party and that, in addition to any other remedies that may be available, in law, in equity, or otherwise, each party shall be entitled to injunctive relief against the breach or threatened breach of this
            Section 11.1 or the continuation of any such breach by the other party, without the necessity of proving actual damage.

      11.2 Non-Competition Motorola undertakes that neither it nor any of its Affiliates, and Ampal undertakes that neither it nor any of its Affiliates shall engage in a dispatch voice or voice and data shared mobile radio network business operation in Israel. The reference to Motorola and its Affiliates in this section is only to the Land Mobile Products Sector of Motorola Inc. (LMPS) and to Motorola and to Motorola's Affiliates in Israel. The Tetra technology is part of LMPS. The above provisions do not apply to Pelephone Communications Ltd. and Beeper Communication Israel Ltd. The parties acknowledge that Motorola Inc.'s other sectors and Affiliates may in the future engage in businesses such as Iridium which may be competitive with the Business.

                                 ARTICLE XI A.
                     UPSIDE BONUSES AND DOWNSIDE PROTECTION

11.A Whereas the valuation and the prospects of the Business are based on the initial Annual Plan and Finance Plan prepared by Motorola, the parties agree without derogating from any of their rights under this Agreement, that in certain events Ampal shall pay Motorola a bonus, all as provided in Section 11.A.1 hereunder, and that Motorola will guarantee to Ampal that certain Special Events will not occur, all as provided in Section 11.A.2 hereunder and that Ampal will derive certain profits from the Business all as provided in Section 11.A.3 hereunder.

11.A.1      Bonus Payment

      1. If the Shareholders Agreement becomes effective and if a closing of an Initial Public Offering of the Company's Shares ("IPO") is consummated prior to December 31, 2002, Ampal shall pay Motorola, within 3 (three) days after such closing, the IPO Bonus.
            The IPO Bonus can be paid by Ampal in cash or by the transfer to Motorola of Shares the value of which according to the IPO Valuation equals the amount of the IPO Bonus.
            The IPO Bonus will be calculated as follows:
            IPO Bonus = (IPO Valuation - US$330,000,000 x 1.16^n) x 1/2 x 1/3.
            IPO Valuation = The market value of the Company immediately prior to the closing of the IPO.
            N = The number of years (including any part thereof) from the Closing Date until the closing of the IPO.
            Provided, however, that in no event shall the IPO Bonus exceed US$33,000,000 x 1.16^n.

            Motorola undertakes and warrants that during the period of thirteen
            (13) years beginning on the Closing Date, no Special Event will occur, and that in the event a Special Event does occur, then (i) if the total proceeds to be paid to the Shareholders as a result of such Special Event, is $330,000,000 or less, Motorola will pay to Ampal from the first proceeds to be paid to it as a result of such Special Event such amount which, together with the amounts which Ampal shall receive from the proceeds of such Special Event will equal $110,000,000 (one hundred ten million dollars). and (ii) if the total proceeds to be paid to the Shareholders as a result of such Special Event is more than $330,000,000, but less than $450,000,000, Motorola will pay Ampal $10,000,000.
            Said amounts will not be decreased by reason of any dividends paid to Ampal before such Special Event.
            It is further agreed that in the event of sale of all or substantially all of the assets of the Partnership or the Company, the Partnership or the Company as the case may be, will be dissolved and the above provisions will apply.


      2. If the Shareholders Agreement becomes effective and if the closing of the Company's IPO is not consummated prior to December 31, 2002, on January 3, 2003 Ampal shall pay Motorola a Private Company Bonus.

            The Private Company Bonus shall be paid only if all dividends accumulated up to that time (including with respect to the current period calculated pro rata temporis) as provided in Section A(i) to Appendix Q have been paid to Ampal, and will be calculated as follows:
            Private Bonus = (PV(Net Income, 13%) - US$71,000,000) x 5 x 1/3 x 1.07^5. (If the above calculation results in a negative number, no bonus will be paid).
            PV(Net Income, 13%) = The present value of the Actual Net Income for Fiscal Years 1998 through 2002, discounted at the rate of 13%.

            Actual Net Income = The annual net income of the Company after tax, as reported by the Company's auditors in compliance with GAAP, excluding capital gains derived from each transaction, not in the ordinary course of business, in which the consideration for the Company is more than US$5,000,000.

            Provided, however, that in no event shall the Private Company Bonus exceed $46,000,000.

11.A.2      Special Events.
            Motorola undertakes and warrants that during the period of thirteen
            (13) years beginning on the Closing Date, no Special Event will occur, and that in the event that a Special Event does occur, then
            (i) if the total proceeds to be paid to the Partners or the Shareholders as the case may be, as a result of such Special Event, is US$330,000,000 or less, Motorola will pay to Ampal from the first proceeds to be paid to it as a result of such Special Event such amount which, together with the amounts which Ampal shall receive from the proceeds of such Special Event will equal US$110,000,000 (one hundred ten million U.S. Dollars), and (ii) if the total proceeds to be paid to the Partners or the Shareholders as the case may be, as a result of such Special Event is more than US$330,000,000, but less than US$450,000,000 Motorola will pay Ampal US$10,000,000.
            Said amounts will not be decreased by reason of any dividends paid to Ampal before such Special Event.
            It is further agreed that in the event of sale of all or substantially all of the assets of the Partnership or the Company, the Partnership or the Company as the case may be, will be dissolved and the above provisions will apply.

11.A.3 Motorola further undertake sand warrants that Ampal shall receive from the Business by way of distribution to it as a Partner in the Partnership, or by way of payment to it as a shareholder in the Company, at least the following amounts with respect to the following respective Fiscal Years:

            (i)   with respect to Fiscal Year 2000 - US$3,800,000

            (ii)  with respect to Fiscal Year 2001 - US$7,100,000

            (iii) with respect to Fiscal Year 2002 - US$7,100,000

            (iv)  with respect to Fiscal Year 2003 - US$7,100,000

            (v)   with respect to Fiscal Year 2004 - US$7,100,000

            (vi)  with respect to Fiscal Year 2005 - US$7,100,000

            Motorola further undertakes and warrants that the above amounts will be paid to Ampal with respect to each Fiscal Year not later than March 31 of the following Fiscal Year and if such amounts are not paid in full by such date, Motorola will compensate and hold harmless Ampal by paying to it any shortfall by such date as an advance which will be repaid by Ampal to Motorola if, with respect to any subsequent Fiscal Year, Ampal is paid as a Partner or as a Shareholder, more than seven million five hundred thousand U.S. Dollars (US$7,5000,000) but only out of the excess over seven million five hundred thousand U.S. (US$7,5000,000) paid to it with respect to such subsequent Fiscal Year.

11.A.4 For the avoidance of doubt and without derogating from the provisions of Section 12.1 hereunder, the undertakings and warranties of Motorola under this Article XI. A shall survive the Partnership Agreement, the Shareholders Agreement, the transfer to the

            Partnership as provided in Article X above and the transfer to the Company as provided in Article XIX to the Partnership Agreement.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Survival of Representations and Warranties. All representations contained in this Agreement shall survive for three (3) years from the Closing and unless a written claim is given by one party to the other for a breach of representation prior to three (3) years from the Closing Date, no such claim shall be entertained. The provisions of this Agreement will survive the Partnership Agreement and will survive the Shareholders' Agreement, and the transfer to the Partnership as provided in Article X above and the transfer to the Company as provided in Article XIX to the Partnership Agreement, and if any of the parties has any right or claim against the other, or would have had a right or claim against the other if the Partnership Agreement and/or the Shareholders' Agreement were not signed and executed, then such party shall have the same right or claim against the other as if the Partnership Agreement and/or the Shareholders' Agreement have not been signed and executed and as if the said transfer to the Partnership and/or Company has not been consummated.

      12.2 Press Release. Motorola and Ampal shall consult with each other prior to issuing any press release or public communication in connection with this Agreement and shall not issue any press release or public communication prior to consultation and mutual written consent, except as may be required by law.

      12.3 No Brokers. Each of the parties represents that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement except for the engagement by Motorola of Lehman Brothers in connection with the Investors Memorandum.

      12.4 Limitation of Liability. In any action for damages relating to this agreement, a party shall be entitled to claim only direct damages and no party, parent, or Affiliate thereof or beneficiary hereunder shall be entitled to claim consequential, incidental, special or punitive damages.

      12.5 Applicable Currency. All sums in this Agreement and schedules are indicated in U.S. dollars, unless otherwise specifically agreed in writing by the parties, and if paid in NIS. - will be paid in accordance with the representative rate of the U.S. Dollar.

      12.6 No Employer/Employee Relationship. It is hereby declared and agreed that this Agreement does not, in any way, establish any employer/employee relationship between the parties hereto.

      12.7 The Agreement Language. This Agreement is written and signed in the English language and only the signed English text of such documents shall prevail.

      12.8 Export Controls. The Partnership shall not disclose or sell any technical information transferred to it pursuant to this Agreement, or the direct product thereof, to any country to which transfer is prohibited by either the government of the United States or Israel without having first obtained the necessary approvals.

      12.9 Notices. All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission to the intended recipient thereof at its address or facsimile number specified below or by hand delivery. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile or if delivered by hand), or seven days after mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

            In the case of Motorola:

            Motorola Communications Israel Ltd.
            3 Krementski Street
            Tel Aviv 67899 Israel
            Attention:  Ayala Inbar, Adv.
            Facsimile No.:  972-3-565-8779

            In the case of Ampal:

            Ampal Communications Inc.
            c/o Ampal (Israel) Ltd.
            111 Arlozorov Street
            62097 Tel Aviv
            Israel
            Attention:  Y. Gleitman
            Facsimile No.: 972-3-6952409

            Any party may change the address to which notices, requests, prior written demands or other communications to such parties shall be delivered or mailed by giving written notice thereof to the other parties hereto in the manner provided herein.

      12.10 Waivers. No omission or delay on the part of any party thereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

      12.11 This Agreement, the exhibits and schedules hereto and the documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to the subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by both parties.

      12.12 Successors. This Agreement and the various rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred except as provided for herein and in the Partnership Agreement or with the prior written consent of the other party.

      12.13 Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.14 Applicable Law and Courts. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel, and the competent courts of the State of Israel will have the exclusive jurisdiction with respect thereto, without regard to the principles thereof relating to conflict of laws.

      12.15 Taxes and Expenses. The parties hereto shall pay their own respective expenses, and any applicable taxes with respect to the negotiation, execution, delivery and performance hereof. To avoid doubt, V.A.T. for the purchase price will be paid by Ampal to Motorola unless Ampal delivers to Motorola the certificate and the undertaking mentioned in Section 4.2(ii) above.

      12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement, as of the day and year first above written.


                        MOTOROLA COMMUNICATIONS ISRAEL LTD.
                                 ("Motorola")

                              /s/ Elisha Yanay
                        -------------------------------------------
                        Name:
                        Title:

                        I, Ayala Inbar, attorney for Motorola, hereby confirm that (i) the officers executing and delivering this Agreement are duly authorized officers of Motorola, (ii) such officers have the authorization of the Board of Directors of Motorola to execute and deliver this Agreement and
(iii) the resolution of the Board of Directors of Motorola authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein was obtained according to law and to the Articles of Association of Motorola and is in full force and effect as of the Closing Date.

                                          /s/ Ayala Inbar
                                          ---------------

                                          AMPAL COMMUNICATIONS INC..
                                                ("Ampal")

                                          /s/ Yehoshua Gleitman
                                          ---------------------
                                          Name:
                                          Title:

                        I, Ronnie M. Peleg, attorney for Ampal, hereby confirm that (i) the officers executing and delivering this Agreement are duly authorized officers of Ampal, (ii) such officers have the authorization of the Board of Directors of Ampal to execute and deliver this Agreement and (iii) the resolution of the Board of Directors of Ampal authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein was obtained according to law and to the by-laws of Ampal and is in full force and effect as of the Closing Date.

                                          /s/ Ronnie M. Peleg
                                          -------------------

                         List of Schedules and Exhibits


Schedules

Schedule 1.1      Fixed Assets with 31/12/97 depreciated value of each asset*
Schedule 1.1(b)   List including Additional Assets*
Schedule 5.5      Litigation*
Schedule 5.6      Governmental Authorities Consents*
Schedule 5.10     Material Licenses*
Schedule 5.11     Contracts*
Schedule 5.11.1   Contracts with Motorola Affiliates*
Schedule 5.12     Trademarks*
Schedule 10.6     Collection*


Exhibits

Exhibit A               Partnership Agreement**
Exhibit B               Shareholders' Agreement**
Exhibit C               Promissory Note*


      * These Schedules and Exhibits have not been filed with the Securities and Exchange Commission. The Registrant hereby agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon request.

      ** Some information contained in these agreements has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

                                   EXHIBIT A

                             PARTNERSHIP AGREEMENT

This PARTNERSHIP AGREEMENT is made and entered into this ___ day of ______, 1998, by and between Motorola Communications Israel Ltd., a company organized under the laws of the State of Israel ("Motorola") and Ampal Communications Inc., a company organized under the laws of the State of Delaware ("Ampal").

                                  WITNESSETH:

WHEREAS, pursuant to the Purchase and Sale Agreement dated as of January 5, 1998 by and between Motorola and Ampal, the parties agree to organize a partnership in Israel (the "Partnership") for the purpose of operating the Business (as hereinafter defined) upon the terms and conditions contained herein; and

WHEREAS, Motorola and Ampal desire to regulate certain aspects of the relationships between each other and subsequent Partners (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties hereinafter contained, and subject to the terms and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

The following capitalized terms, as used herein, shall have the meaning set forth below:

"Administrative Agreement" means the Administrative Agreement attached hereto as Appendix H.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of more than 50% of the voting securities, and a limited partnership shall be considered as controlled by its general partner, provided, however, that with respect to Sections 7.4, 7.5, 7.10, 9.1, 9.4, 9.5 and 13.2,
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of voting securities, and a limited partnership shall be considered as controlled by its general partner .

"Agreement" means this Partnership Agreement and the Appendices attached hereto, each of which is hereby made an integral part of this Agreement and any amendments or additions hereto.

"Ampal" is defined in the first paragraph of this Agreement.

"Annual Plan and Finance Plan" is the initial and/or any subsequent annual business plan and budget and finance plan approved by the Board of Directors in accordance with, and in the form specified in, Section 6.1, the initial Annual Plan and Finance Plan is attached as Appendix A.

"Articles of Association" means the Articles of Association of the Company, in the form of Appendix B1.

"Auditor" means the independent public accountants of the Partnership as designated in accordance with Section 5.1.

"Board of Directors" and "Board" mean the board of directors of the Partnership which shall manage the Partnership as provided in Article V hereof.

"Business" is defined in Section 2.1.

"Business Day" means a day other than a Saturday or other day on which banks are required or authorized to be closed in Israel.

"Chairman" means the Chairman of the Board of Directors as designated in accordance with Section 5.7.

"Code of Conduct" means the Code of Conduct of the Partnership attached hereto as Appendix C, as same may be amended from time to time.

"Company" - the company to be established and registered if any of the Partners exercises its right under Section 19.1 hereof.

"Companies Ordinance" means the Companies Ordinance (New Version) 5743-1983.

"Concurrent Documents" are the documents listed in Section 2.2, as they may be hereafter amended from time to time.

"Confidential Information" is defined in Section 13.4.

"Effective Date" means the Closing Date as defined in the Purchase and Sale Agreement.

"Fiscal Year" is defined in Section 6.2.

"GAAP" means the then current generally accepted accounting principles used in the State of Israel and the United States, as applicable.

"General Manager" means the General Manager of the Partnership designated in accordance with Section 6.6.

"Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality or any court, whether domestic or foreign, federal, state or local.

"Lien" means any lien, mortgage, encumbrance, pledge, charge, lease restriction, easement, servitude, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.

"Memorandum of Association" means the Memorandum of Association of the Company substantially in the form of Appendix B2 attached hereto.

"Motorola" is defined in the first paragraph of this Agreement.

"NIS" means New Israeli Shekels.

"Ownership Percentage" means a Partner Share in the Partnership's assets, losses and liabilities, expressed as a percentage. On the Effective Date, the Ownership Percentage of each of Motorola and Ampal in the Partnership shall be 66 2/3% and 33 1/3%, respectively.

"Partner" means any partner in the Partnership. On the Effective Date Motorola and Ampal are the only Partners.

"Party" means the Partnership or any of the Partners.

"Partnership" means the business partnership formed between Motorola and Ampal pursuant to this Agreement.

"Partnership Ordinance" means the Partnership Ordinance (New Version) 5735-1975.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or Governmental Authority.

"Partner Share" means a Partner's share in the Partnership's assets, losses and liabilities.

"Purchase and Sale Agreement" means the Purchase and Sale Agreement dated as of January 5, 1998 by and between Motorola and Ampal, a copy of which is attached hereto as Appendix D, and to which this Agreement is attached as Exhibit A.

"Security Policy" means the Security Policy of the Partnership attached hereto as Appendix E, as may be amended from time to time.

"Supply and Maintenance Agreement" means the Supply and Maintenance Agreement attached hereto as Appendix G.

"Technical Partner" is defined in Section 9.3.

"Transfer" means (i) any sale, assignment or transfer of a Partner Share or (ii) any sale, assignment or a transfer of securities convertible into or exchangeable for or other options or rights to acquire a Partner Share, provided, however, that the creation of a Lien on a Partner Share and/or a Partner's contractual rights under this Agreement including the Purchase and Sale Agreement, if effected pursuant to the terms of this Agreement is not a Transfer.

"US$" or "Dollars" means lawful currency of the United States of America.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise
(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in writing and signed by both parties (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections, and Appendices shall be construed to refer to Articles and Sections of and Appendices to this Agreement.

                                   ARTICLE II
                                    PURPOSE

2.1 Purpose. The purpose of the Partnership is to operate a Shared Networks Operation system and provide services, including dispatch radio communication, telephone interconnect, messaging and wireless data in Israel, including integrated service platform of digital wireless communication services (ESMR), analog trunking system, being a service provider using derivatives and offspring of Motorola technology and to engage in any and all business related to or incidental to the foregoing in Israel (the "Business").

2.2 Concurrent Documents. Contemporaneously herewith, the following documents (the "Concurrent Documents") have been delivered to and executed by the
      Parties:

      Notice of Partnership in the form of Appendix F;

      Initial Annual Plan and Finance Plan in the form of Appendix A;

      Supply and Maintenance Agreement in the form of Appendix G; and

      Administrative Agreement in the form of Appendix H.

                                  ARTICLE III
                        FORMATION, OWNERSHIP AND POWERS

3.1 Formation. In accordance with the provisions of Article X of the Purchase and Sale Agreement, the Partnership is hereby formed as a business partnership pursuant to the Partnership Ordinance on the Effective Date. The Parties will file the Notice of Partnership attached hereto as Appendix F and register the Partnership with the appropriate tax authorities. The Partnership hereby adopts the contents of this Agreement and its Appendices, including the provisions of Article X of the Purchase and Sale Agreement and assumes all obligations and liabilities with respect to the Contracts, Licenses (as defined in the Purchase and Sale Agreement) and the additional licenses referred to in Section 7.2 of the said Agreement as of the Effective Date and which relate to the period subsequent thereto.

3.2 Name and Principal Place of Business. The name of the Partnership will be agreed upon between Motorola and Ampal. The principal place of business of the Partnership shall be in Israel and its main office will be in California Building, Tozarat Haretz 3, Tel Aviv, Israel.

3.3 Partner Shares. As of the Effective Date, Motorola and Ampal shall each own 66 2/3% and 33 1/3%, respectively, of the total Partner Shares in the Partnership and their respective rights will be as provided for in Appendix P.

3.4 Powers. Subject to and modified by the terms and conditions of this Agreement, the Partnership may exercise all of the powers and privileges granted by this Agreement and by law to the Partnership.

                                   ARTICLE IV
                                    PARTNERS

4.1 Meetings. The Partners shall meet whenever requested or required by any of them or the Board upon two (2) weeks prior written notice given to all the Partners, provided, however, that such period may be shortened with the written consent of all Partners.

4.2 Voting Rights; Quorum; Proxies. Each Partner shall have voting rights in proportion to its Partner Share (Ownership Percentage). The quorum required for a Partners' meeting shall be Partners whose Ownership Percentage is seventy-five percent (75%) or more. If such quorum is not present then the Partners' meeting shall be adjourned to a date not earlier than two (2) weeks therefrom and the necessary quorum thereat shall be Partners whose Ownership Percentage is fifty percent (50%) or more.

4.3 Each Partner entitled to vote at a meeting of Partners may authorize another person or persons to act for such Partner by proxy, provided such proxy is filed with the Partnership. The Partners may act without a meeting upon an unanimous written consent of all the Partners.

4.4 Restrictions. Notwithstanding anything contained herein to the contrary, the Partnership may not, without the affirmative approval of the Partners whose Partner Shares (Ownership Percentage) is seventy-five percent (75%) or more, take the following actions and/or pass the following resolutions:

      (i) The creation, issuance or grant, or sale of any interests and/or Partner Shares in the Partnership or other securities of the Partnership, including any debentures, options, warrants, or other securities, convertible or exchangeable into interests and/or Partner Shares of the Partnership, or rights to subscribe for, or otherwise acquire Partner Shares, including such securities or rights to employees and/or directors of the Partnership, or the subdivision, increase, reduction, redemption, recall, or cancellation of any Partner Shares.

      (ii)  Omitted

      (iii) Any resolution with respect to any public offering of the Partnership;

      (iv) Transactions with "Interested Parties" as defined in the Companies Ordinance, except, to avoid doubt, transactions pursuant to the Supply and Maintenance Agreement and the Administrative Agreement;

      (v) A material change in the Business of the Partnership which is not in the ordinary course of business;

      (vi) Merger, reorganization, consolidation or acquisition of or sale, lease or other disposal of all or any substantial part of the Partnership's assets;

      (vii) Declaration and payment of any distribution to the Partners;

      (viii) Liquidation, dissolution, winding-up, the filing of a petition in bankruptcy or for reorganization under any bankruptcy law, consent to having an order for relief entered against the Partnership under any bankruptcy law or otherwise having the Partnership adjudicated in bankruptcy or insolvency, the making of an assignment for the benefit of creditors or the appointment of a receiver, trustee or custodian for a substantial portion of its business or property by virtue of an allegation of insolvency or any similar action under law;

      (ix) Any action and/or resolution which requires the approval of a supermajority of the Board of Directors under Article 5.5 hereof cannot be acted upon by the Partners unless such approval was granted;

      (x) Any change in the Supply and Maintenance Agreement or the Administrative Agreement; and

      (xi) Any resolution with respect to the provision by the Partners of additional funding to the Partnership and the issue of a Capital Call.

                                   ARTICLE V
                    BOARD OF DIRECTORS; AUDITORS; COMMITTEES

5.1 Initial Directors and Auditors. Subject to the provisions of Section 4.4 above, the Partnership shall be managed by the Board of Directors, which shall consist of up to six (6) members, who shall be appointed by the Partners as follows: Each Partner, or group of Partners, holding among themselves Partner Shares representing Ownership Percentage of fifteen percent (15%) or more shall be entitled by virtue of each such fifteen percent (15%) Partner Share/s to appoint one (1) Director, so that as of the Effective Date Ampal shall have the right to appoint two (2) Directors, and Motorola shall have the right to appoint four (4) Directors. The initial director designees, and the Partners appointing them, are identified in Appendix I.

      The Partnership shall have one or two independent accounting firms who shall, for as long as Motorola is the largest Partner, be designated by agreement between Motorola and Ampal to act as auditor or joint auditors of the Company (the "Auditor"). It is agreed that the initial joint auditors for the first two (2) Fiscal Years shall be the Israeli member firms of KPMG and Arthur Andersen.

      Each Partner hereby consents to and approves the appointment of those persons set forth on Appendix I hereto as directors to serve in such capacity until their successors are duly appointed and qualified or until their earlier resignation or removal.

      Each Partner shall have the right to remove any or all of the Directors appointed by it at any time and from time to time appoint another. Any such removal shall be effective upon notice to the Partnership. Such notice shall set forth the name, address, and telephone and facsimile numbers of the individual(s) to replace the removed person(s). Any Directors may resign from the Board of Directors. Such resignation shall be effective upon written notice to the Partnership. The removal of or resignation by a Directors shall not invalidate any act of such Directors taken prior to the receipt of the applicable notice by the Partnership. In the event a Director dies or resigns or in the event a Director is removed as aforesaid or otherwise ceases to be a Director for any reason, the Partner who appointed such Director shall have the right to appoint another Director in his/her stead.

5.2 Meetings. The Board of Directors shall hold ordinary quarterly meetings and such other meetings as the Board of Directors deems appropriate. Ordinary meetings of the Board of Directors shall be held at the Partnership's main office unless otherwise determined by the Board. The Chairman (or another Director designated by the Chairman) shall preside over such meetings. At least seven Business Days' prior notice shall be given to each Director by the Chairman, or in his absence by his designated director as above, for any ordinary meeting of the Board; provided, however, that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two (2) Business Days.

      Meetings (whether ordinary or extraordinary) may be held in person, by phone, or via other electronic device, or the Board of Directors may act without a meeting upon the unanimous written consent of all of the Directors. Extraordinary meetings of the Board of Directors may be called by any two Directors upon at least seven (7) Business Days' prior notice for a meeting, provided however that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two (2) Business Days.

      The action taken by the Board of Directors at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held if each Director who did not receive the proper notice attends the meeting, or signs a written waiver of notice or signs the resolution without requesting a meeting for the proposal being circulated for signing (at any time, whether at or after such meeting).

5.3 Voting Rights; Quorum. Each Director shall be entitled to cast one vote in voting on all matters submitted to the Board of Directors.

      Five (5) Directors shall constitute a quorum. Provided a quorum is present and except as provided in Section 5.5 and elsewhere in this Agreement, a decision taken by the affirmative vote of the majority of the Directors present shall be the act of the Board. To the extent that a required vote can not be achieved, a matter or proposal shall be considered rejected.

5.4 Notice of Meetings. Notice of all Board of Directors meetings shall be sent in writing, by overnight courier or facsimile (delivery confirmed). The notice shall state the date, time and place of the meeting and contain a detailed agenda.

5.5 Matters Requiring Supermajority Approval. Notwithstanding anything herein to the contrary, the affirmative vote of a supermajority of at least five
      (5) of the six (6) Directors shall be required to take action and/or to pass a resolution on any of the following matters (to the extent any of the following items may be approved by the Board of Directors and does not require the approval of the Partners):

      (i) adoption of the financial statements of the Partnership for each Fiscal Year;

      (ii) alteration of any provision of the Notice of the Partnership or the passing of any resolution inconsistent therewith or any changes to the organizational structure of the Partnership;

      (iii) subscription, purchase or acquisition of stock or any other equity interest in, or all or substantially all of the assets of, another corporation, partnership, trust, limited liability company, or other entity (other than temporary investment of cash in marketable securities);

      (iv) the issue of any securities or interests and/or Partner Shares in the Partnership, including any debentures, options, warrants, or other securities, convertible or exchangeable into Partner Shares or rights to subscribe for or otherwise acquire Partner Shares;

      (v) approval of the Partnership's Annual Plan and Finance Plan and any amendment or material deviation therefrom;

      (vi) declaration or payment of any interim dividends or other distribution;

      (vii) the determination or change of the signatory rights on behalf of the Partnership;

      (viii) the organizational structure of the Partnership, and any changes therein, and in accordance with and subject to the provisions of
            Section 6.6, the appointment of the General Manager and the Financial Manager, and the determination of the terms of their employment;

      (x) the entering into and execution of any partnership, joint venture, and strategic alliance agreement and any material agreement not in the ordinary course of business;

      (xi) the sale of any material assets of the Partnership or any right to such asset or the creation of a Lien thereon, except in the ordinary course of business; and

      (xii) any action and/or resolution requiring the affirmative approval of Partners holding Ownership Percentage of at least seventy-five percent (75%) as provided in Section 4.4 above, and any recommendation with respect thereto.

5.6 Remuneration and Reimbursement. No Director, unless working for the Partnership on a full-time basis, shall be remunerated for services to the Partnership. The Partnership shall reimburse reasonable costs and expenses incurred by Directors or committee members in connection with attending meetings of the Board of Directors and other services performed for or on behalf of the Partnership as will be decided by the Board.

5.7 Chairman of the Board. The Chairman shall be appointed by Motorola from among the Directors appointed by Motorola for so long as Motorola is the largest Partner of the Partnership. The Chairman shall be responsible for determining the agenda and order of items for discussion at meetings of the Board of Directors and for the conduct and closing of the meetings. The General Manager and each of the Directors may, by application to the Chairman, initiate discussion on issues concerning the Partnership. To avoid doubt, the Chairman of the Board shall have one (1) vote and shall not have a casting vote.

5.8 Board Observers. The Directors shall be entitled to bring non-voting observers to any meeting of the Board of Directors. If a majority of the Directors object to the presence of such observers for the discussion of any action, then, as to that specific action, the observers shall remove themselves from the meeting. In no event shall such observers be entitled to reimbursement from the Partnership for costs or expenses of their attendance at such meeting.

5.9 Committees of the Board. The Board of Directors may establish such committees of the Board with such composition, responsibilities and powers as the Board of Directors may determine. All such committees shall report to and be under the direction of the Board of Directors. Committees shall meet at such times as they or the Board of Directors direct. Unless otherwise agreed by the Partners, no committee member, unless such member shall work for the Partnership on a full-time basis, shall be remunerated for services to the Partnership. Subject to the provisions of Articles
      5.10 and 5.11 hereof, the Board of Directors shall have the authority to dissolve committees, change the number of members, the manner of designation or selection of members, the provisions regarding chairmanship and decision making, or the responsibilities of such committees as specified herein without amending this Agreement. To avoid doubt, the Chairman of a committee shall have only one (1) vote and shall not have a casting vote. All committees, except for the Audit Committee, shall constitute three members (including the Chairman thereof), of which one at least will be from among the Directors appointed by Ampal as long as Ampal has the right to appoint a Director. To avoid doubt, committees cannot take action and/or pass a resolution on any of the matters that require the supermajority approval under Section 5.5 above.

5.10 Executive Committee. The Board of Directors shall establish an Executive Committee comprised of three (3) Directors. For as long as Motorola is a majority Partner of the Partnership, two (2) of the members of the Executive Committee shall be Directors appointed by Motorola and as long as Ampal has the right to appoint a Director one (1) shall be a Director appointed by Ampal. The Executive Committee shall meet no less often than monthly and shall have such duties and responsibilities as are delegated by the Board of Directors from time to time.

5.11 Audit Committee. In addition to the Managing Committee there shall be an Audit Committee comprised of one (1) Director appointed by Ampal, and one
      (1) Director appointed by Motorola. The Audit Committee shall meet no less than quarterly and shall have such duties and responsibilities as delegated to it by the Board.

5.12 Internal Comptroller. The Partnership shall appoint as an internal comptroller a person agreed upon by Motorola and Ampal.

                                   ARTICLE VI
                               MANAGEMENT MATTERS

6.1 Annual Plan and Finance Plan. By August 31 of each Fiscal Year the General Manager shall prepare or cause to be prepared and submitted to the Board of Directors an Annual Plan and Finance Plan for the following Fiscal Year. The Annual Plan and Finance Plan shall be subject to the approval of the Board of Directors with the approval of the supermajority as required under Section 5.5 above.

      Each Annual Plan and Finance Plan shall include a five year business and marketing plan for the Partnership which shall set forth pro-forma balance sheets, income statements, cash flow projections and capital budgets on a monthly basis for the first year an on an annual basis for the following four years. The Annual Plan and Finance Plan shall also include personnel plans and such other matters as the Board of Directors deems appropriate. The Annual Plan and Finance Plan shall also include a five-year budget of capital expenditures (investments), expenses, a cash flow forecast, amounts recommended to be funded through Partner equity contributions, Partners' loans and guarantees and third party borrowings on a monthly basis for the first year and on an annual basis for the following four years, and such other matters as the Board of Directors deems appropriate.

      The initial Annual Plan and Finance Plan attached hereto as Appendix A is hereby approved by the Parties. To avoid doubt, all amounts required by the Partnership thereunder shall be raised by the Partnership through third party borrowing without the Partners having to provide any guarantees therefor.

6.2 Fiscal Year and Quarter. The fiscal year of the Partnership shall begin January 1st and end December 31st. Fiscal quarters shall be calendar quarters.

6.3 Code of Conduct. The Partnership shall adopt the Code of Conduct attached hereto as Appendix C. The Partnership will at all times maintain a Code of Conduct substantially similar to Motorola's.

6.4 Security Standards. The Partnership shall adopt the Security Policy attached hereto as Appendix E and will use its best efforts to implement such Security Policy.

6.5   Omitted

6.6 General Manager and Other Officers. The initial Management team, including the General Manager, Financial Manager, Marketing Manager, Technical Manager and Operating and Data Processing Manager shall be as set out in Appendix J.

      Subject to the above:

      (i) For as long as Motorola's Ownership Percentage is the largest and is forty percent (40%) or more, the General Manager shall be appointed and replaced by the Board of Directors with the approval of a supermajority, as required under Section 5.5 above, from between two
            (2) candidates recommended by Motorola.

      (ii) For as long as Ampal has the right to appoint a Director, the Financial Manager of the Partnership shall be appointed and replaced by the Board of Directors from between two (2) candidates recommended for such position by Ampal.

      (iii) The Marketing Manager, Technical Manager, and Operating and Data Processing Manager shall be appointed and replaced and their terms of employment shall be determined by the Board of Directors, and to avoid doubt, within the need for approval by a supermajority.

      (iv) All the other positions shall be appointed and replaced by the General Manager of the Partnership.

6.7 The General Manager shall carry out the day-to-day operations of the Partnership under the supervision of the Board of Directors and in accordance with this Agreement, and shall have the following authority:

      (a) to conduct the day-to-day business policy and operations of the Partnership, including, without limitation, to conclude contracts, agreements, and other activities on behalf of the Partnership, subject to and in conformity with applicable laws and regulations, and this Agreement, and in strict accordance with the applicable policies, resolutions, decisions, and directives of the Board of Directors, including, without limitation, the Annual Plan and the Finance Plan.

      (b) to employ, terminate, and otherwise deal with the employees of the Partnership, in accordance with applicable laws and regulations, this Agreement, any applicable policies, resolutions, decisions, and directives of the Board of Directors and subject to the provisions of Article 6.6 hereof.

      (c) to be responsible for implementing and monitoring system of internal controls which protects the assets of the Partnership and the investments of the Partners.

                                  ARTICLE VII
                              CAPITAL AND FINANCE

7.1 Additional Funding. Although it is the intention of the parties that the Partnership shall secure its own financing from its internal cash flow and from third party borrowing without the Partners having to make any contribution to the issued and paid up capital of the Partnership and/or provide the Partnership with any Partners' loans and/or guarantee any of the Partnership's obligations, each of the Partners understands and agrees that nevertheless additional funding by the Partners may be required in order to operate, maintain and build the Business.

      The Partners, with approval of Partners holding at least seventy-five percent (75%) of the outstanding Partner Share (Ownership Percentages) as provided in Article 4.4 hereof, shall be competent to decide on providing such additional funding by the Partners, including the manner and the timing of its infusion into the Partnership. Following the adoption of such specific resolutions, the Partnership will issue to the Partners a request for such additional funding ("Capital Call"). Each Partner shall be obligated and responsible for providing the Partnership with its/his share of the requisite funding in proportion to each Partner's Ownership Percentage, all according to the resolution of the Partners holding at least seventy-five percent (75%) of the outstanding Partner Share (Ownership Percentages). The terms under which such Partners will be required to provide additional funding to the Partnership, whether by way of contributions to the capital of the Partnership, providing a Partners' loan to the Partnership, or guaranteeing the obligations of the Partnership, will be the same for all Partners and will be specified in the Capital Call.

      Any Partner which fails to fund a Capital Call issued by the Partners as aforesaid shall not be deemed to have breached its obligations under this Agreement but the other Partners shall then have the right to demand that such Partner Share in the Partnership be proportionally diluted as provided in Article 7.2 hereof.

      The initial Annual Plan and Financial Plan attached hereto as Appendix A outlines the additional funding required for the period covered thereunder. To avoid any doubt, any additional funding required under such initial Annual Plan and Financial Plan shall be financed by the Partnership from outside borrowing, without the need for Partners' guarantee.

      In the event the additional funding or a portion thereof is to be provided by way of guarantees, each Partner shall have the right, in lieu of providing such a guarantee, to provide directly to the Partnership a loan (not guaranteed by any other Partner) in the amount of such guarantee, any such loan by a Partner shall be on substantially the same terms and shall rank equally as those on which the guarantees were requested.

7.2 Dilution. In the event any Partner does not comply with a Capital Call, such Partner's Ownership Percentage will be diluted as will be determined by an appraiser or appraisers in accordance with the provisions of Section
      14.5 hereof prior to the decision of the Partners as provided in Section 7.1, or by agreement between Motorola and Ampal.

7.3 Books and Records. The books of account for the Partnership shall be kept and maintained at the principal office of the Partnership or at such other place as the Board of Directors may determine from time to time. The official books of account shall be maintained in accordance with GAAP consistently applied with reference to all Partnership transactions. The Partnership's financial statements shall be in US$ and if requested by any of the parties, in NIS as well, and will be in accordance with GAAP consistently applied and all applicable laws. As long as Motorola is the largest Shareholder of the Company, the books and accounts of the Company will be kept in accordance with the forms, dates and procedures customarily used by Motorola.

7.4 Annual Financial Statements. No later than sixty (60) days following the end of each Fiscal Year, the Partnership will prepare and deliver to each Partner audited financial statements for the Fiscal Year including a profit and loss statement for the Partnership and a statement of changes in financial position for such fiscal year, and a balance sheet for the Partnership, all prepared in accordance with GAAP, and as required by each of the Partners and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Laws in Israel, USA or elsewhere.

7.5 Interim Financial Statements. As soon as practicable (but no later than thirty (30) days) after the end of each month and of each Fiscal Quarter, the Partnership shall prepare and deliver to each Partner interim financial statements, and reviewed interim financial statements for each Fiscal Quarter, including a profit and loss account and a statement of changes in financial position for such month or Fiscal Quarter and for the portion of the Fiscal Year then ended, and a balance sheet for the Partnership as at the end of such month or Fiscal Quarter, prepared in accordance with GAAP, and as required by each of the Partners and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Law in Israel, USA or elsewhere.

7.6 Monthly Operation Reports. Together with the delivery of the Interim Financial Statements referred to in Section 7.5, the Partnership shall supply to the Board monthly operating reports to the Board of Directors in the form specified by the Board of Directors and such other reports as may be requested by the Board of Directors from time to time. Until the

      Board of Directors specifies an alternative reporting format, such operating reports shall provide data regarding network outage and network quality, churn rate, system loading (in units), customer satisfaction, activation cycle time and billing quality.

7.7 Inspection of Facilities and Records. Each Partner shall, upon prior written notice to the Partnership, have the right at all reasonable times during usual business hours to inspect the facilities of the Partnership and to examine the books of account and records of the Partnership and to audit the Partnership's compliance with the terms of this Agreement (including, without limitation, application of policies set forth herein). Such right may be exercised through any agent, employee or representative of such Partner designated by it, or by an independent public accountant. The Partner conducting such examination, inspection or audit shall bear all costs and expenses incurred in connection therewith. Each Partner agrees to conduct such examinations, inspections and audits in such a manner so as to minimize any interference with the operations of the Partnership. The Partnership shall address promptly any recommendations made by a Partner as a result of its examinations, inspections or audits and shall take all necessary corporate action.

7.8 Banking Matters. Funds of the Partnership shall be deposited in such banks or other depositories as determined by the Board of Directors or its designee. Checks or other orders of withdrawal shall be drawn upon the Partnership's account or accounts only for purposes of the Partnership and shall be signed by such officers or authorized representatives as are designated by the Board of Directors, subject to any conditions or limitations which it may set.

7.9 Signatory Policy. Appendix K sets forth the Partnership's initial signatory policy. The Board of Directors shall at all times have in effect a signatory policy regarding the authorized officers of the Partnership entitled to execute documents on the Partnership's behalf. Such policy shall be substantially in the form of Appendix K attached hereto.

7.10 Disclosure Requirements. At the request of a Partner, the Partnership shall provide each of the Partners such information as may be required by it for the purpose of complying with its or its Affiliates disclosure requirements under any Securities Law in Israel, USA or elsewhere.

                                  ARTICLE VIII
                             DISTRIBUTION POLICIES

The distribution policies of the Partnership is set forth in Appendix L attached hereto.

                                   ARTICLE IX
                              BUSINESS OPERATIONS

9.1   Agreements with Motorola.

      9.1.1 The Partnership and Ampal agree that so long as Motorola is the largest Partner, the Partnership will utilize exclusively subscriber equipment and infrastructure equipment manufactured or supplied by Motorola unless otherwise approved by Motorola.
            *



            Motorola undertakes to supply the Partnership, at the Partnership's request, and for prices not exceeding the maximum prices as provided above with all equipment needed by it for its operation, and all necessary related data and services.
            *



      9.1.2 Administrative Agreement. For a period of three (3) years beginning as of the Effective Date, Motorola shall supply the Partnership with certain administrative services, and will enable the Partnership to use the MIBAS billing system as more fully detailed in the Administrative Agreement attached hereto as Appendix H. Those services or any part thereof can be terminated by the Partnership if the price for any such services is not competitive.

      9.1.3 For the avoidance of doubt, the consideration to be paid by the Partnership to Motorola for the purchase and maintenance services to be supplied to it by Motorola under the Supply and Maintenance Agreement and for the administrative services to be supplied to it under the Administrative Agreement shall not exceed the amounts allocated for such expenses under the initial Annual Plan and Financial Plan.

      * This information has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

9.2 Quality Control and Reporting System. The Partnership and Ampal agree that so long as Motorola is the largest Partner of the Partnership the Partnership shall adopt and implement a quality control and reporting system acceptable to Motorola measuring, among other things, network outage and network quality, churn rate, customer satisfaction, activation cycle time and billing quality.

9.3 Technical Partner. The Technical Partner shall make all basic technical and operational recommendations relating to all technical and operational aspects of the Partnership in connection with the operation of the Business and related telecommunications services. The Technical Partner shall be Motorola, as long as Motorola is the largest Partner of the Partnership. If Motorola resigns as the Technical Partner or is no longer a Partner, the Board of Directors shall immediately call for an extraordinary meeting to appoint a new Technical Partner, at which meeting a majority of the Board of Directors shall appoint a new Technical Partner.

9.4 Business Dealings with the Partnership. Except as otherwise provided herein, and subject to the Partnership Ordinance, a Partner or any Affiliate thereof may enter into contracts or agreements with the Partnership and otherwise enter into transactions or dealings with the Partnership on an arm's-length or other reasonable basis and derive and retain profits therefrom, provided that any such contract or agreement or other transaction or dealing is approved by the Partners pursuant to
      Section 4.4. The validity of any such approved contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Partnership and such Partner or any of its Affiliates.

9.5 Other Activities of Partners and Affiliates. No Director of the Partnership shall be obligated to reveal confidential or proprietary information belonging to any Partner or a Partner's Affiliates without the consent of such Partner or its Affiliate, as applicable unless required by a court order or by law.

9.6   Omitted

9.7 Trademarks. Motorola hereby provides the Partnership and will cause Motorola Israel Ltd. to provide the Partnership, as the case may be, as of the Effective Date, for no consideration or charge whatsoever, the unlimited perpetual and exclusive right of use in Israel of the Trademarks listed in Schedule 5.12 to the Purchase and Sale Agreement.

9.8   Employees.

      9.8.1 Motorola shall second and dedicate to the Partnership its employees listed on Appendix N on an exclusive basis for the operation of the Business. Such employees shall remain Motorola's employees. There will not be any employer/employee relationship between the Partnership and said employees.

      9.8.2 Motorola undertakes to pay, at all times, all payments due to the said employees or to others on their behalf, including allowances and social benefits, including severance pay, and shall indemnify the Partnership and/or Ampal upon first demand in respect of any damage and/or payment the Partnership and/or Ampal shall suffer or be compelled to make in consequence of non-fulfillment by Motorola of its obligation under this paragraph; provided, however, Motorola shall have received immediate notice of any such claim and/or demand and have been given the opportunity to defend itself against any such claim and/or demand.

      9.8.3 The Partnership shall pay Motorola the "cost to the employer" of such employees in accordance with the invoice to be submitted to the Partnership by Motorola at the end of each month.

      9.8.4 For the removal of doubt, it is agreed that the provisions of this
            Section 9.8 do not constitute an agreement in favor of any third party.

9.9.  Partnership's Organizational Structure

      9.9.1 The Partnership's organizational structure shall be as set forth in Appendix M attached hereto.

      9.9.2 The Board of Directors pursuant to Section 5.5, may decide upon changes in the Partnership's organizational structure as may be required.

                                   ARTICLE X
                       LIEN AND TRANSFER OF PARTNER SHARE

10.1 Each Partner shall be entitled without the consent of any other Partner or the Partnership, to create a Lien on its Partner Share and/or its rights under this Agreement, including the Purchase and Sale Agreement, provided however that the realization of such Lien will be considered a Transfer and will be subject to all the restrictions on the Transfer of a Partner Share under this Article X and provided also that the Person for whose benefit such Lien is created will so confirm in writing at the time the Lien agreement is signed. The Partner creating such Lien shall provide the other Partner immediately after the creation of such Lien with such written confirmation from such person for whose benefit the Lien has been created. To avoid doubt, a Partner cannot create a Lien on any of the assets or rights of the Partnership and can only create a Lien on its Partner Share and its contractual rights as provided above.

10.2 Transfer of Partner Share. Subject to the provisions of Article X, any Partner may transfer its Partner Share or any part thereof provided that no such transfer shall be allowed to

      (a) a Person, including without limitation, Affiliates, in direct or indirect competition with the Business;

      (b) such other Person that will purchase the Partner Share for reasons other than bona fide investments, such as to gain sensitive or protected information of the Partnership; or

      (c) Any Person who is prohibited by law or regulation from being a participant in the Business.

10.3 Transfer to Affiliates. Any Partner may, at any time, upon notice to the other Partners, transfer all or any part of its Partner Share to an Affiliate and the First Refusal Right granted hereby, will not apply, provided however that the transferor Partner shall remain responsible to the Partnership and the other Partners for all of its duties and obligations under the Agreement and under any Concurrent Agreement jointly and severally with said Affiliate. In the event an Affiliate to which a Partner Share has been transferred ceases to be an Affiliate, and unless other Partners, holding among themselves the majority of the outstanding Partner Shares not held by such Affiliate and the transferor Partner and its Affiliates, consent to the transfer of control in the said Affiliate from the transferor Partner, which consent shall not be unreasonably withheld, then such Affiliate shall, upon or prior to ceasing to be an Affiliate, transfer such Partner Share back to the Partner from which it acquired the Partner Share.

10.4 Transfer of Shares to Third Party. Any Partner may transfer its Partner Share or any part thereof to a third party subject to the other Partners' following Right of First Refusal:

      (i) In the event any Partner (the "Selling Partner") wishes to transfer all or any of its Partner Share (the "Transferred Share") it must first offer the Transferred Share to all the other Partners (the "Remaining Partners") by giving them a written offer (the "Offer") to purchase the Transferred Share at the price and payment terms (the "Terms") to be specified by the Selling Partner.

      (ii) Each Remaining Partner may accept the Offer by written notice (the "Acceptance Notice") given to the Selling Partner not later than thirty (30) days from the date on which the Offer was delivered to it. An Acceptance Notice should refer to all of the Transferred Share.

            If an Acceptance Notice has been duly given to the Selling Partner the Selling Partner will transfer, and the Remaining Partner who has given the Acceptance Notice will purchase, the Transferred Share at the Terms specified in the Offer. If more than one Acceptance Notice is given then the Remaining Partners who have given the Acceptance Notices will purchase the Transferred Share pro rata to their Ownership Percentage.
            If no Acceptance Notice was duly given to the Selling Partner by the end of the said thirty (30) day period the Selling Partner shall have the right to transfer the Transferred Share to any Person, subject to the provision of Sections 10.2 and 10.4 hereof within sixty (60) days from the end of said thirty (30) day period, but at a price and on payment terms which are not less beneficial to the Selling Partner than the Terms specified in the Offer.

10.5 Additional Requirement. Any Transfer of Partner Share hereunder will, in addition to the above, be subject to the transferee's written agreement to be bound by all of the terms of this Agreement including the Concurrent Agreements, assuming the rights, duties and obligations of the transferor Partner hereunder pro rata to its Percentage Ownership or jointly and severally with the transferor, and in the event of an Affiliate - only jointly and severally with the transferor and such other documents or instruments as may be required in order to effect its admission as a Partner under this Agreement and applicable law.

10.6 Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any Transfer of a Partner Share in contravention of any of the provisions of this Article shall be void and ineffective ab initio, and shall not bind or be recognized by the Partnership.

10.7 Non-Cash Consideration. Any transfer of a Partner Share the consideration for which is not wholly in money shall be subject to the prior approval of Partners holding at least 75% (seventy-five percent) of the outstanding Partner Shares.

                                   ARTICLE XI
                            [Intentionally Omitted]

                                  ARTICLE XII
                            [Intentionally Omitted]

                                  ARTICLE XIII
                                   COVENANTS

13.1 Implementation of Agreement. Each Partner agrees that it will at all times:

      (i) use all means reasonably available to it (including its voting power, direct or indirect, in relation to the Partnership) so as to ensure that the Partnership and any Director nominated by it shall implement the provisions of this Agreement relating to the Partnership and shall cause the Partnership to comply with all applicable laws;

      (ii) cause the Business to be conducted in accordance with sound and good business practice and the highest ethical standards;

      (iii) cooperate in good faith and execute such documents and take such action as may be reasonably required to give full effect to the provisions and intent of this Agreement; and

      (iv) use its best endeavors to develop and expand the business of the Partnership.

13.2 Non-Compete. Motorola undertakes that neither it nor any of its Affiliates, and Ampal undertakes that neither it nor any of its Affiliates, shall engage in dispatch voice or voice and data shared mobile radio network business operation in Israel. The reference to Motorola and its Affiliates in this section is only to the Land Mobile Products Sector of Motorola Inc. (LMPS) and to Motorola and to Motorola's Affiliates in Israel. The Tetra technology is part of LMPS. The above provisions do not apply to Pelephone Communications Ltd. and Beeper Communication Israel Ltd. The parties acknowledge that Motorola Inc.'s other sectors and Affiliates may in the future engage in businesses such as Iridium which may be competitive with the Business.

      Each Partner agrees not to actively solicit for employment by it any employee of the other party who becomes known to it as a result of the Partnership activities, without prior approval of the Partnership or the other party, as the case may be.

13.3 Ethics. Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products and believes that the Partnership can continue to grow and to prosper without succumbing to legally questionable, improper or unethical practices.

      The Partnership will not do business with any distributor, agent, customer or any other person where it knows or suspects the existence of legally questionable, improper or unethical practices. The Partnership agrees with the policy as stated in this paragraph, and further agrees that failure of the Partnership or any persons under its responsibility including but not limited to its directors, officers and agents to comply in all respects with the said policy shall constitute a default hereunder.

      The Partnership shall not engage in any practice or activity with respect to the Business which is prohibited or in violation of any applicable federal, state or local law in the United States or in Israel, or which in the opinion of legal counsel to the Partnership is illegal or in violation of any applicable federal, state or local law in the United States or in Israel.

      The Partnership acknowledges it has been provided with and has reviewed the anti-bribery provisions of the United States Foreign Corrupt Practices Act, as amended (hereinafter "FCPA"). The Partnership further acknowledges that it has been advised by Motorola's legal counsel on the terms of the FCPA and is fully aware of its provisions and prohibitions. The Partnership agrees to be advised on a continuing basis and from time to time by external legal counsel on the terms of the FCPA and any amendments thereto. The Partnership (i) represents that it has not taken any action in connection with this Agreement that would have constituted a violation of the FCPA if such action had been taken by a person subject to the FCPA and (ii) agrees that it shall not take any action in connection with the Agreement nor has taken any prior activities that would constitute a violation of the FCPA if such action were taken by a Person subject to the FCPA and (iii) agrees that it will certify in writing from time to time as requested by Motorola that it has not taken any action which would constitute a violation of the FCPA if such action were taken by a Person subject to the FCPA.

      Failure by the Partnership or any persons under its responsibility including but not limited to its directors, officers and agents to comply with any provision of this Section shall constitute a default.

      The Partnership shall keep adequate and proper records and documentation related to the Business.

      The Partnership hereby expressly adopts and agrees to abide by the Code of Conduct.

13.4 Confidentiality. So long as a Partner is a Partner of the Partnership and for a period of five years thereafter, each Partner shall maintain confidential all Confidential Information exchanged between them during the course of both their negotiations and their performance of this Agreement. During such period, no Partner shall disclose such Confidential Information to any third party, either directly or indirectly, without the prior written consent of the Partner disclosing such Confidential Information, except such disclosures to its lawyers, accountants, officers, directors and employees required to know or as required by court order or by law. Each Partner shall take all necessary measures to procure that all persons to whom it discloses the Confidential Information as permitted hereunder is made aware of and complies with the Partner's obligations of confidentiality under this Agreement as if such persons were parties to this Agreement. "Confidential Information" means all information of the Partnership or of any of the Partners which is designated as such, whether orally or in writing, except such information which:

      (i) is or becomes publicly known through no wrongful act on the receiving party's part; or

      (ii) is, at the time of disclosure under this Agreement, already known to the receiving party without restriction on disclosure; or

      (iii) is, or subsequently becomes, rightfully and without breach of this Agreement, in the receiving party's possession without any obligation restricting disclosure; or

      (iv) is independently developed by the receiving party without breach of this Agreement; or

      (v) is explicitly approved for release by written authorization of the disclosing party; or

      (vi)  is provided under Sections 7.4, 7.5 or 7.10 hereof.

      Any violation or threatened violation of this Section 13.4 will cause irreparable harm to the other Partner and the Partnership and that, in addition to any other remedies that may be available, each party shall be entitled to injunctive relief against the breach or threatened breach of this Section or the continuation of any such breach by the other party without the necessity of proving actual damage.

                                  ARTICLE XIV
                                    DEFAULTS

14.1/2 Default. Subject to any restrictions contained in this Agreement, each Party shall be entitled to pursue any and all remedies which it has according to the laws of the State of Israel upon the breach by a Party of any other provision of this Agreement.

14.3 Call Option. In any of the following events ("Events of Failure") any Non-Failing Partner shall have the option to require the Failing Partner to sell all of its Partner Share (the "Call Option") as provided in
      Section 14.4.

      (i) If a Failing Partner fails to pay its debts generally as they become due or makes an assignment for the benefit of its creditors generally;

      (ii) Upon the voluntary filing of a petition or action in bankruptcy or insolvency or the like by a Failing Partner, or the entry of a final judgment or order sustaining a petition or action taken by a Failing Partner's creditors; or

      (iii) The liquidation, dissolution or winding up of or ceasing by a Failing Partner to conduct its business.

      All other Partners, except for the Failing Partner, are each referred to as a "Non-Failing Partner" and collectively as the "Non-Failing Partners".

14.4 Call Procedure. Upon the exercise of a Call Option, the Failing Partner shall become bound to sell all and not less than all of its Partner Share (the "Call Shares") in accordance with the terms set forth in this Section.

      (i) The purchase price of the Call Shares shall be their value (measured at the date of exercise of such Call Option) as determined by the appraisers as provided in Section 14.5 hereof.

      (ii) Each Non-Failing Partner shall be entitled to purchase the Call Shares pro-rata in accordance with its Ownership Percentage of all outstanding Partner Shares other than the Partner Shares of the Failing Partner; provided, however, that in the event a Non-Failing Partner does not exercise its Call Option, the Non-Failing Partners who exercise the Call Option (the "Buying Partners") will have the right to purchase the Call Shares pro rata based upon the Ownership Percentage of each Buying Partner.

      (iii) The Partnership shall promptly notify the Non-Failing Partners in writing of the occurrence of an Event of Failure and of the identity of the Failing Partner. A Non-Failing Partner must give written notice to the Chairman of the Board (who shall give such written notice to all the Partners, including the Failing Partner) of its intent to exercise the Call Option within thirty (30) days of the Partnership's notice. Failure by a Non-Failing Partner to deliver such notice within such thirty (30) day period shall constitute a waiver by such Non-Failing Partner to exercise its Call Option. A Non-Failing Partner must exercise its Call Option within sixty (60) days after the notice of the Partnership to the Non-Failing Partner, otherwise its corresponding Call Option shall be deemed to have expired; provided, however, that in the event a Buying Partner shall fail to complete its portion of the call within such 60-day period, the remaining Buying Partner shall have an additional ten (10) days from the expiration of such 60-day period to complete the purchase of all Call Shares.

      (iv) The buying Partner shall be entitled to receive the Call Shares duly endorsed by the Failing Partner and the Failing Partner shall deliver such Call Shares to the Buying Partner upon payment therefor.

      (v) In the event that payment is required under any guarantees previously provided by the Failing Partner pursuant to Section 9.4 hereof, the Buying Partner shall severally, based upon the number of Call Shares acquired by each such Buying Partner, indemnify the Failing Partner for up to fifty percent (50%) of any amounts actually paid by such Failing Partner under such guarantees.

14.5 Appraisal. Appraisers appointed in connection with the Call Option shall in all instances be qualified in the appraisals of businesses such as the Partnership. Appraisal shall be made on the basis of the Partnership as an ongoing business, for a transaction between a willing buyer and a willing seller.

      In the event the Failing Partner and the Buying Partner cannot agree upon the selection of an appraiser within thirty (30) days, each side shall select an appraiser within fifteen (15) days thereafter. The appraisers shall each determine the fair value of the Call Shares within thirty (30) days after they are appointed. If the appraisers do not agree but their valuations are within ten percent of one another, then their valuations shall be averaged and the average shall be the fair value. If their valuations are greater than ten percent (10%) apart, then the appraisers shall appoint another appraiser. If the other appraiser's valuation is not the same as any of the initial valuations, then this valuation shall be deemed the fair value; otherwise the two closest appraised values shall be averaged and the result shall be deemed the fair value.

      In the case of a Call Option, the cost of one appraiser appointed jointly by the parties or the other appraiser appointed by the initial appraisers shall be divided with the Failing Partner paying one half and the Buying Partner paying the other half. In the event the Failing Partner appoints one appraiser and the Buying Partner appoint one, they each shall bear the cost of the one they appointed.

      The above provision will be applied mutatis mutandis in the event of dilution as provided in Section 7.2 hereof, and the terms "Failing Partner" and "Remaining Partners" shall be replaced by the terms "the Partner(s) not willing to comply with the Capital Call" and "the Partner(s) willing to comply with the Capital Call", respectively.

                                   ARTICLE XV
                                  TERMINATION
This Agreement cannot be terminated and the Partnership cannot be dissolved except in the event of the transfer to the Company as provided hereunder in
Article XIX or as otherwise agreed upon in writing by the parties.

                                  ARTICLE XVI
                                    SURVIVAL

Survival of Obligations. The Partners further agree that all obligations under this Agreement which require, by their terms, performance after the termination of this Agreement for any reason whatsoever, shall be considered to survive the termination hereof until their performance has been completed. In addition,
Article XX hereof shall be considered to survive the termination hereof indefinitely.

                                  ARTICLE XVII
                         REPRESENTATIONS AND WARRANTIES

17.1 Mutual Representations and Warranties. Each of the Partners represents and warrants to the Partnership and the other Partner as follows:

      (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and it has the corporate power to enter into this Agreement and all of the Concurrent Documents to which it is a party and to carry out the transactions contemplated herein and therein;

      (ii) the execution, delivery and performance of this Agreement and the Concurrent Documents to which it is a party have been duly authorized and no further corporate authorization is necessary on its part;

      (iii) this Agreement and the Concurrent Documents to which it is a party are legally binding on and enforceable against it in accordance with the terms of such agreements;

      (iv) the execution and delivery of this Agreement and the Concurrent Documents to which it is a party does not, and the consummation by it of the transactions contemplated herein and therein shall not violate or cause a default under or breach of (a) its articles of association, memorandum of association or other charter or governing documents, (b) any material judgment, court order or decree applicable to it or its properties and assets or (c) any material contract, agreement, indenture or other instrument to which it is a party or by which it or its property is bound;

      (v) no consent, approval, authorization of, or designation, declaration or filing with any Governmental Authority or with any person not a party to this Agreement is required to be obtained by it in connection with the valid execution, delivery and performance of this Agreement and the Concurrent Document to which it is a party, other than those which have been obtained prior to the Effective Date;

      (vi) there are no situations with respect to the Partnership which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of FCPA, or any rules or regulations promulgated thereunder of the United States, (D) the receipt of any illegal discounts or rebated or any other violation of the antitrust laws or (E) any investigation by any Government Authority which could subject the other Parties to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have an adverse effect on the Partnership or the Business; and

      (vii) Motorola represents that all rights in Israel to the Trademarks listed in Schedule 5.12 to the Purchase and Sale Agreement belong to Motorola or Motorola Israel Ltd. and are registered in their names. There are no licenses or other third parties' rights with respect to said Trademarks.

                                 ARTICLE XVIII
                 INDEMNIFICATION BY PARTNERSHIP OF INDIVIDUALS

The Partnership shall, to the fullest extent permitted by applicable law, indemnify any Director or officer of the Partnership made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Partnership or any other Person for which any member of the Board of Directors, any committee or any officer of the Partnership served in any capacity at the request of the Partnership), by reason of the fact that such individual (or such individual's testator or intestate) was such a member or officer or served another Person in such capacity by reason of such request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a results of such action or proceeding, or any appeal therein, in each case except to the extent that such individual's actions constituted gross negligence or willful misconduct. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses reasonably expected to be incurred by such individual in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted" within the meaning of the first sentence of this Section XVIII if it is not expressly prohibited by applicable law.

                                  ARTICLE XIX
                              TRANSFER TO COMPANY

19.1 Formation of the Company. Any Partner may at any time as of March 1, 1998 by written notice to the other Partner or Partners require that the Company be established and registered. Within 7 (seven) days of the date of such notice the Partners undertake to, and will:

      1) Sign the Articles of Association in the form attached hereto as Annex "B1".

      2) Sign the Memorandum of Association in the form attached hereto as Annex "B2", and subscribe thereby for shares in the Company as follows:

            (i) Ampal and/or any other Partner who has purchased Ampal's Partner Share or any part thereof - one Cumulative Participating Preferred Share

            (ii) Motorola and/or any other Partner who has purchased Motorola's Partner Share or any part thereof - two Ordinary Shares.

      3) Cooperate and endeavor to complete the establishment and registration of the Company with the Registrar of Companies in Israel as soon as possible and for that purpose sign any document and perform any action required therefor. All expenses relating to the formation of the Company will be borne by the Company and the Partnership will advance the Company such funds as are necessary for that purpose.

19.2 Transfer to the Company. As of March 1, 1998, any Partner may send a written notice (the "Written Notice") to the other Partner or Partners, demanding that the assets and rights of the Partnership be transferred to the Company and if such notice is sent, the parties and the Partnership undertakes to, and will, within seven (7) days from the date the Written Notice is given:

      1) Complete the Shareholders Agreement, Appendix O to this Agreement, by adding thereto the name of Ampal and/or of any Partner to whom Ampal's Partner Share or part thereof has been transferred in accordance with the provisions of this Agreement.

      2) The Partners will sign the Shareholders Agreement and the Shareholders Agreement will become effective immediately.

      3) Cause the Company to ratify and assume the Shareholders Agreement and the provisions this Article XIX.

      4) Transfer on the third (3rd) day from the date on which the Written Notice is given (such third (3rd) day - the "Formation Day") to the Company all of their rights of ownership and interests in the Fixed Assets and the Additional Assets, the Contracts, the Licenses, the Operating Information pertaining to the Business (as those terms are defined in the Purchase and Sale Agreement), the additional licenses referred to in Section 7.2 of the Purchase and Sale Agreement, and any and all additional assets, rights, contracts and information that the Partnership may have or own or be party to at such time, provided however that no cash, accounts receivable or accounts payable shall be transferred to the Company.

      5) In consideration for the transfer mentioned in Section 19.2 4) above, cause the Company to issue to Motorola 21,999,998 Ordinary Shares in the Company and to Ampal 10,999,999 Cumulative Participating Preferred Shares in the Company for no other consideration.

      6) Appoint the Directors, General Manager, Finance Director and other senior managers of the Company as provided in the Shareholders Agreement.

      7) Motorola will sign and the Partners will cause the Company to sign the Administrative Agreement and the Supply and Maintenance Agreement which are appendixed to the Shareholders Agreement.

      8) Perform all actions and sign all documents necessary for the performance of the above and/or as required under the Purchase and Sale Agreement, including this Agreement and the Shareholders Agreement, which by its nature should be completed before, upon or immediately after the registration of the Company and/or the transfer referred to in Section 19.2 4) above.

      9) To avoid doubt in the event Ampal has transferred part of its Partner Share to a third party/ies which is/are not Affiliates of Ampal; each such third party and Ampal will be separate Shareholder in the Company, and all of Ampal's rights and obligations under the Shareholder Agreement will be divided among them pro rata to their respective Ownership Percentage, and the provisions of the Shareholder Agreement (Appendix G) will be adjusted appropriately.

19.3 Accounting: After the Formation Day, the Company shall, on behalf of the Partners, collect the outstanding accounts receivable of the Partnership and pay the outstanding accounts payable of the Partnership. In the performance of the collection activities the Company shall follow the provisions of Section 10.6 of the Purchase and Sale Agreement. The Company's and the Partners' auditors will prepare an accounting and the difference between said collected accounts receivable and said accounts payable shall be paid by the Partnership to the Company or vice versa, as the case may be.

19.4 On the Formation Day, the Partnership Agreement shall terminate without prejudice to the Purchase and Sale Agreement, the Shareholders Agreement and any and all Appendices, schedules or Exhibits thereto. The Partnership shall immediately cease any and all activities. Immediately after the completion of the accounting referred to in Section 19.3 above all remaining cash of the Partnership shall be distributed to the Partners in accordance with their Ownership Percentage and the Partnership will be dissolved.

19.5 In the event the transfer to the Company referred to in Section 19.2(4) shall occur before the completion and assignment of all the Consent Contract as defined in the Purchase and Sale Agreement and the additional licenses referred to in Section 7.2 of the Purchase and Sale Agreement, then the provisions of Section 7.1 and 7.2 of the Purchase and Sale Agreement shall continue to apply as between Motorola and the Company.

19.6 The Company shall indemnify the Partnership, Ampal, Motorola and/or any other Partner for any damages suffered by and any expenses incurred by and any amount due from each of them with respect to any suit or claim relating to the Business and stemming from the Partnership activities; provided, however, that such party shall inform the Company of such claim or suit immediately after receiving written notice thereof; and further provided that such claim or suit does not relate to any accounts receivable of the Partnership.

                                   ARTICLE XX
                    ALTERNATIVE DISPUTE RESOLUTION; DEADLOCK

20.1 Mediation. Prior to commencing any formal litigation, the Partners shall attempt to settle any dispute arising out of this Agreement though good faith consultations and negotiations. If those attempts fail, any Partner may demand mediation of such dispute by written notice to the other Partner (the "Mediation Notice"). The Partner shall select a mediator within 15 day of receipt of such Mediation Notice by such other Partner. No Partner may unreasonably withhold consent to the selection of a mediator, and the Partner shall share the cost of the mediation equally. The parties may also agree to replace mediation with some other form of alternative dispute resolution, such as neutral fact-finding or a mini-trial. Mediation shall take place in Tel Aviv, Israel, by a mutually acceptable mediator. Prior to mediation, the Partners and the neutral advisor shall use their best efforts to agree on a set of ground rules for mediation. At the conclusion of mediation, the Partners or designated spokesperson of the respective Partners shall meet and attempt to resolve the matter.

20.2 Litigation. If any dispute cannot be resolved by the Partners through negotiation, mediation or another form of alternative dispute resolution within three (3) months of the Mediation Notice, the dispute may be submitted to the courts of Tel Aviv, Israel for resolution. The use of any alternative dispute resolution procedures shall not be construed under the doctrine of laches, waiver or estoppel (or similar concepts under Israeli law) to adversely affect the rights of either Partner. Nothing in this paragraph shall prevent either Partner from commencing formal litigation proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to such Partner.

      In the event of any litigation under this Agreement, the prevailing party shall be entitled to costs and reasonable attorney's fees. The parties hereto agree that the courts in Tel-Aviv, shall have exclusive jurisdiction to resolve any dispute, with each party hereto irrevocably consenting to such jurisdiction and venue for purposes of this Agreement.

                                  ARTICLE XXI
                            [INTENTIONALLY OMITTED]

                                  ARTICLE XXII
                                 MISCELLANEOUS

22.1 Subsidiary Companies. The Partners agree that a Partner or a wholly owned subsidiary of any Partner may designate an employee to be a Director of the Partnership or to be nominated to a Committee.

22.2 Advice of Legal Counsel. Each Partner acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel. This Agreement shall not be construed against any Partner by reason of the drafting or preparation hereof.

22.3 Limitations on Damages. In any action for damages relating to this Agreement, a party hereto shall be entitled to claim only direct damages, and no party or parent or affiliate thereof or beneficiary hereunder shall be entitled to claim consequential, incidental, special or punitive damages.

22.4 Amendment. This Agreement, the exhibits and schedules hereto and the documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to the subject matter. This Agreement may not be amended without the prior written consent of the Ampal and Motorola.

22.5 Waiver. The failure by any Party at any time or times to require performance of any provision hereof shall in no manner effect such Party's right at a later time to enforce the same. No waiver by any Party of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed a further or continuing waiver of such provision.

22.6 Press Release. Motorola and Ampal shall consult with each other prior to issuing any press release or public communication in connection with this Agreement and shall not issue any press release or public communication prior to consultation and mutual written consent, except as may be required by law.

22.7 Applicable Currency. All amounts in this Agreement and Schedules are in U.S. Dollars and if paid in New Israel Shekels, will be converted according to the Representative Rate of the U.S. Dollar.

22.8 The Agreement Language. This Agreement is written and signed in the English language and only the signed English text of such documents shall prevail.

22.9 Notices. All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission to the intended recipient thereof at its address or facsimile number specified below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile or if delivered by hand), or seven days after mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile or the hand delivery was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

      In the case of Motorola:

      Motorola Communications Israel Ltd.
      3 Krementski Street
      Tel Aviv 67899 Israel
      Attention:  Ayala Inbar, Adv.
      Facsimile No.:  972-3-565-8779

      In the case of Ampal:

      Ampal Communications Ltd.
      c/o Ampal (Israel) Ltd.
      111 Arlozorov Street
      62097 Tel-Aviv
      Israel
      Attention:  Y. Gleitman
      Facsimile No.:  972-3-6952409

      Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

22.10 Counterparts. This Agreement and any written consents required to be executed by all Parties hereunder may be executed by the Parties, in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.

22.11 Further Assurances. Each of the Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement and to carry on the business of the Partnership in accordance with this Agreement.

22.12 Export Control. The Partnership shall not disclose or sell any technical information transferred to it in accordance with this Agreement, or the direct product thereof, to any country to which transfer is prohibited by either the government of the United States or Israel without first having obtained the necessary approvals.

22.13 Headings. The Article and Section headings herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

22.14 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel without regard to the principles thereof relating to conflicts of law.

22.15 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Partnership and the Partners and their respective successors and permitted assigns.

22.16 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. No Partner may assign either this Agreement or any of its rights, interests, or obligations hereunder except pursuant to the terms hereof.

22.17 Expenses. Each party shall bear its own costs and expenses in connection with the transactions contemplated hereby except that any stamp duty required to be paid shall be paid by the Partnership.


IN WITNESS WHEREOF, the undersigned parties have duly executed this Partnership Agreement as of the date first set forth above.


MOTOROLA COMMUNICATIONS                     AMPAL COMMUNICATIONS INC.
      ISRAEL LTD.
By:______________________                   By:______________________
Name:                                       Name:
Title:                                      Title:

                               LIST OF APPENDICES

Appendix   Description
--------   -----------
    A      Initial Annual Plan and Financial Plan*
    B      Articles of Association of the Company
    B2     Memorandum of Association of the Company
    C      Code of Conduct**
    D      Purchase and Sale Agreement (filed as Exhibit 2 to this Current
                                        Report on Form 8-K.)
    E      Security Policy**
    F      Notice of Partnership**
    G      Supply and Maintenance Agreement*
    H      Administrative Agreement*
    I      Initial Directors Assignees**
    J      Initial Senior Management**
    K      Signatory Policy**
    L      Distribution Policy
    M      Organizational Structure**
    N      Motorola's Employees Seconded to the Partnership**
    O      The Shareholder Agreement (filed as Exhibit B to the Purchase and Sale Agreement. See Appendix D above.)
    P      The Partners Rights


      * These Appendices have been omitted from this filing pursuant to a confidentiality request and have been filed separately with the Securities and Exchange Commission.

      ** These Appendices have not been filed with the Securities and Exchange Commission. The Registrant hereby agrees to furnish supplementally a copy of any omitted Appendix to the Securities and Exchange Commission upon request.

                                   APPENDIX B

                            ARTICLES OF ASSOCIATION

                                       OF

                        -------------------------------
                                (the "Company")

                     I. INAPPLICABILITY OF SECOND SCHEDULE

The Articles contained in the Second Schedule to the Companies Ordinance (New Version) 5743-1983 (the "Companies Ordinance) shall not apply to the Company.

                               II. INTERPRETATION

In these Articles, each of the following terms shall have the respective meaning appearing next to it, if not consistent with the subject or context.

      "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of more than 50% of the voting securities, and a limited partnership shall be considered as controlled by its general partner, provided, however, that with respect to Articles 76.3, 76.4, 76.5, 82, 83, and 88: "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of voting securities, and a limited partnership shall be considered as controlled by its general partner.

      "Ampal" means Ampal Communications Inc. and/or any Person to whom Ampal Communications Inc.'s Shares were transferred in accordance with these Articles.

      "Annual Plan and Finance Plan" is the initial and/or any subsequent annual business plan and budget and finance plan approved by the Board of Directors in accordance with, and in the form specified in, Article 72.

      "Articles" means these Articles of Association, as amended from time to time.

      "Board of Directors" and "Board" means the board of directors of the Company.

      "Business Day" means a day other than a Saturday or other day on which banks are required or authorized to be closed in Israel.

      "Buying Shareholder" is defined in Article 93(ii).

      "Call Option" is defined in Article 92.

      "Call Shares" is defined in Article 93.

      "Capital Call" is defined in Article 79.

      "Chairman" means the Chairman of the Board of Directors as designated in accordance with Article 65.

      "Companies Ordinance" is defined in Article 1.

      "CPP Shares" is defined in Article 6.

      "Director" means a member of the Board of Directors.

      "Event of Failure" is defined in Article 92.

      "Failing Shareholder" is defined in Article 92.

      "Fiscal Year" is defined in Article 73.

      "GAAP" means the then current generally accepted accounting principles used in the State of Israel and the United States, as applicable.

      "General Manager" means the General Manager of the Company.

      "Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality or any court, whether domestic or foreign, federal, state or local.

      "IPO" means the consummation of the initial public offering of the Company's securities.

      "Lien" means any lien, mortgage, encumbrance, pledge, charge, lease restriction, easement, servitude, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.

      "Motorola" means Motorola Communications Israel Ltd.

      "NIS" means New Israeli Shekels.

      "Non-Failing Shareholder" is defined in Article 92.

      "Offer" is defined in Article 24.2(i).

      "Office" means the registered office of the Company from time to time.

      "Ordinary Shares" is defined in Article 6.

      "Ownership Percentage" means the number of Shares owned by a Shareholder expressed as a percentage of the total number of Shares issued and outstanding at any given time on a fully diluted basis.

      "Party" means the Company or any of the Shareholders.

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or Governmental Authority.

      "Remaining Shareholders" is defined in Article 24.2(i).

      "Selling Shareholder" is defined in Article 24.2(i).

      "Share(s)" means the shares of capital stock of the Company, including the CPP Shares and the Ordinary Shares.

      "Shareholder" and "Shareholders" means any shareholder of the Company.

      "Shareholders' Agreement" means the Shareholders' Agreement by and between Motorola and Ampal including all its exhibits, appendices and schedules.

      "Successor Shareholder" is defined in Article 24.4.

      "Terms" is defined in Article 24.2(i).

      "Transfer" means (i) any sale, assignment or transfer of Shares, (ii) sale, assignment or a transfer of securities convertible into or exchangeable for or other options or rights to acquire Shares provided, however, that the creation of a Lien on Shares is not a Transfer.

      "Transferred Shares" is defined in Article 24.2(i).

      "US$" or "Dollars" means lawful currency of the United States of America.

      "Year" and "Month" a Gregorian month or year.

      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any references herein to any Person shall be construed to include such Person's successors and assigns, (ii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this articles in their entirety and not to any particular provision hereof and (iii) all referenced herein to Articles shall be construed to refer to Articles of these Articles.


                         III. PRIVATE COMPANY - GENERAL

3.    Private Company

      3.1   The Company is registered as a private company.

      3.2 The right to transfer Shares is restricted in the manner provided hereinafter in Articles 24 and 26.

      3.3 The number of Shareholders of the Company shall not exceed fifty, but this number shall not include persons employed by the Company and former employees of the Company who were Shareholders of the Company at the time of their employment, and who continue to be Shareholders of the Company after the termination of their employment.

      3.4 Two or more persons registered as the holders of a Share shall be deemed to be a single person for the purpose of these Articles.

      3.5 The invitation to the public to subscribe for any Shares or debentures of the Company is prohibited.

                               IV. SHARE CAPITAL

4.    Intentionally Omitted

5.    Intentionally Omitted

6. The share capital of the Company is NIS 33,000,000 (thirty-three million) divided into 11,000,000 (eleven million) Cumulative Participating Preferred Shares, nominal value NIS 1.00 each (the "CPP Shares"), all ranking pari passu, and 22,000,000 (twenty-two million)

      Ordinary Shares, nominal value NIS 1.00 each (the "Ordinary Shares"), all ranking pari passu.

7.1 Rights of Shares Except as provided for in Articles 8 and 8A, both the CPP Shares and the Ordinary Shares shall entitle its holders to the same rights. To avoid doubt, every Share, whether CPP Share or Ordinary Share, shall entitle its holders to one vote. All shares, whether CPP Shares or Ordinary Shares shall vote as one (1) class.

8.    Dividends.

      Declaration of dividends by the Company shall be made pro-rata to all the Shareholders in proportion to the amount paid up or credited as paid up per the nominal value of their shares respectively. Any payments of dividends by the Company shall be subject to declaration.

      8.1 The holders of the CPP Shares shall be entitled to receive dividends as follows:

            8.1.1 With respect to the Fiscal Year 1998 - US$1,650,000; With respect to the Fiscal Year 1999 - US$3,575,000; With respect to the Fiscal Year 2000 and to any Fiscal Year thereafter - US$7,810,000 for each Fiscal Year. The above dividends shall be cumulative (and will be accumulated in U.S. Dollars), and the Company will pay to the holders of the CPP Shares all the cumulative dividends accumulated as provided above (including with respect to the then current period calculated pro rata temporis) before any dividends are paid to the holders of Ordinary Shares.

            8.1.2 In addition to the above, the right to participate, pro rata and in proportion to the respective Ownership Percentage, in any additional dividends declared by the Board of Directors after the payment of all the dividends accumulated up to that time (including with respect to the then current period calculated pro rata temporis) on the CPP Shares as provided in
                  Article 8.1.1 above and on the Ordinary Shares (at their U.S. Dollar value) as provided in Article 8.2.1 hereafter, with respect to 1998 and all subsequent years.

            8.1.3 Subject only to the existence of sufficient profit after tax, the Company shall pay dividends to the holders of the CPP Shares in the following minimum amounts:

                  (a)   In the Fiscal Year 2000 -- US$3,800,000;

                  (b) In the Fiscal Year 2001 and every Fiscal Year thereafter -- US$7,100,000 for each Fiscal Year.

                  The Board of Directors of the Company will cause the Company to pay such dividends out of all profits of the Company after tax provided such payment shall not endanger the financial stability of the Company.

      8.2 The holders of the Ordinary Shares shall be entitled to receive dividends as follows:

            8.2.1 With respect to the Fiscal Year 1998 - US$3,300,000; With respect to the Fiscal Year 1999 - US$7,150,000; With respect to the Fiscal Year 2000 and to any Fiscal Year thereafter - US$15,620,000 for each Fiscal Year. Provided however that the above dividends shall be paid only after all accumulated dividends on the CPP Shares as provided in Article 8.1.1 above (including with respect to the then current period calculated pro rata temporis) have been paid in full to the holders of the CPP Shares.

            8.2.2 In addition to the above, the right to receive, pro rata and in proportion to the respective Ownership Percentage, additional dividends declared by the Board of Directors after the payment of all the dividends accumulated up to that time (including with respect to the then current period pro rata temporis) on the CPP Shares as provided in Article 8.1.1 above and on the Ordinary Shares as provided in Article 8.2.1 above, with respect to 1998 and all subsequent Years.

      8.3 All dividends payable shall be paid in NIS and the respective amount so paid will be converted to U.S. Dollars according to the Representative Rate at the date of actual payment; provided, however, that whenever the Company is permitted to pay any dividend to a Shareholder in U.S. Dollars under the laws of the State of Israel, and if such Shareholder so requests the Company, the Company shall pay such dividend to such Shareholder in U.S. Dollars.

      8.4 For the avoidance of doubt, payment of dividends shall be subject to withholding tax at source under the laws of the State of Israel.

      8.5 Dividends which are not paid when due shall be linked to the Representative Rate of the U.S. Dollar until the date of actual payment, but shall not bear any interest.

8A.   Conversion

      8A.1 The CPP Shares shall be convertible into Ordinary Shares upon the earliest to occur of any of the following:

            (i) upon receipt by the Company of written notice ("Conversion Notice") by the holders of 50% or more of the issued and outstanding CPP Shares demanding that the CPP Shares be converted, the Company shall so inform all the holders of CPP Shares (other than those sending the Company the

                  Conversion Notice), and on the seventh (7) Business Day following receipt by the Company of the Conversion Notice, all CPP Shares shall be converted into Ordinary Shares without any further action by the Company other than as described in
                  Article 8A.2 below.

            (ii) upon the effective date of the registration statement with respect to the initial public offering of the shares of the Company (provided, however, that all accumulated dividends as provided in Article 8.1 above [including with respect to the current period calculated pro rata temporis] have been paid to the holder of the CPP Shares), all CPP Shares shall be converted into Ordinary Shares without any further action by the Company other than as described in Section 7.4.2 below.

            (iii) upon written notice to the Company by Ampal to Motorola that a certain "Private Company Bonus" has been paid to it (provided, however, that all accumulated dividends as provided in Article
                  8.1 above [including with respect to the current period calculated pro rata temporis] have been paid to the holder of the CPP Shares), all issued and outstanding CPP Shares shall be converted into Ordinary Shares without any further action by the Company other than as described in Article 8A.2 below.

            (iv) on the tenth (10) anniversary from the date these Articles come into force and effect (provided, however, that all accumulated dividends as provided in Article 8.1 above [including with respect to the current period calculated pro rata temporis] have been paid to the holder of the CPP Shares), all issued and outstanding CPP Shares shall be converted into Ordinary Shares without any further action by the Company other than as described in Article 8A.2 below.

            Any such conversion shall be deemed to have been made on the close of business on the Business Date the event described in Articles 8A.2(i), (ii), (iii) or (iv), as the case may be, shall have occurred, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

      8A.2 Upon any conversion of CPP Shares as described above, the holder shall be entitled surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Company. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of CPP Shares, a certificate for the number of Ordinary Shares to which such holder shall be entitled (in the case of certificates of CPP Shares with notations stating that they were purchased with foreign currency, the new certificates for Ordinary Shares shall also have such notations).

      8A.3 Each CPP Share shall be convertible into one Ordinary Share, provided that if the Company shall subdivide or combine its Ordinary Shares, said conversion ratio shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier. No fractional shares shall be issued upon conversion of the CPP Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

8B. Liquidation, Dissolution and Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or sale of all or substantially all of the assets of the Company, the assets of the Company available for distribution to its Shareholders, whether from capital, surplus or earnings, shall be distributed to the holders of the CPP Shares and Ordinary Shares, pro rata, based on the respective number of Ordinary Shares then owned by all such holders, on an as-if converted basis.

                             V. SHARE CERTIFICATES

9. Subject to the provisions of these Articles, any person whose name is registered as a Shareholder in the register of Shareholders shall be entitled to receive one certificate in respect of all its/his Shares, free of charge. The certificate shall be issued within a period of two months after the allotment or after the registration of the transfer or within such different period as may be provided from time to time in the terms of issue.

10. Subject to the provisions of these Articles, every certificate relating to shares, debentures, stock or representing any form of security (letters of allotment excluded), shall bear the seal of the Company.

11.   Each certificate representing Shares shall bear the following legend:

            "THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS' AGREEMENT BY AND BETWEEN MOTOROLA AND AMPAL AND THE ARTICLES OF ASSOCIATION OF THE COMPANY."

12. Where one share or a number of shares belong to several holders jointly, the Company shall not be bound to issue more than one certificate in respect of that share or number of shares and the delivery of a share certificate to one of such shareholders shall be deemed an effective delivery to all of them.

13. Subject to the provisions of these Articles, the Directors may order the cancellation of a worn or defaced certificate which is presented to them and issue a fresh certificate in its place.

      Where a certificate has been lost, torn or destroyed as aforesaid, a fresh certificate shall be given in its stead to the Person entitled to the said lost, torn or destroyed certificate, after the Directors shall be satisfied by the evidence furnished by way of affidavit or otherwise, that the certificate has in fact been lost, torn or destroyed, against or without an undertaking of indemnity as the Directors may think appropriate to demand and after the payment to the Company of all the expenses incurred by it in connection with the investigation of the ownership of the Shares and/or in connection with the examination of the loss or the destruction.

      The sum of NIS 10 shall be paid to the Company for every additional certificate issued in terms of this Section by way of replacement of a lost, torn or destroyed share certificate.

      In the event that the Directors deem it appropriate to demand an undertaking of indemnity for the issue of a fresh certificate as hereinabove, same shall be in the form set out hereunder or in such other form as the Directors may in the particular circumstances deem fit and proper:

            "In consideration of a replacement certificate for (number and description of shares) in the share capital of the Company numbered from _________________ to _________________ the absolute and unencumbered interest in which shares are vested in me, having this day been issued to me in place of the certificate for the same shares previously issued to me and which has been lost/torn/destroyed, I hereby undertake to indemnify the Company against all actions, proceedings, demands, costs and expenses which the Company may incur in consequence of two certificates for the same shares being outstanding at the same time.

            (Witness to Signature)        (Signed)      "


                              VI. CALLS ON SHARES

14. The Board of Directors may, from time to time, as it in its discretion deems fit, make calls for payment upon the Shareholders in respect of any sum that has not been paid up in respect of Shares issued to such Shareholders and which is not, pursuant to the terms of allotment or issuance of such Shares or otherwise, payable at a fixed time. Each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may subsequently be extended or such Person(s) or place(s) changed. The Directors may revoke a call or postpone a call before the time of payment has arrived.

15. Joint holders of a Share shall be jointly and severally liable to pay all calls for payment in respect of such Share and all interest payable thereon.

16. Any amount called for payment that is not paid when due shall bear interest from the date fixed for payment until actual payment, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel) and payable at such time(s) as the Board of Directors may prescribe.

17. The Board of Directors may provide for differences among the allottees of Shares as to the amounts and times for payment of calls for payment in respect of such Shares.

18. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including without limitation attorney's fees and costs of legal proceedings, shall be added to, and shall for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

19. A Shareholder shall not be entitled to receive a dividend and/or any other benefit in respect of his Shares and may not exercise any right of a Shareholder, such as the right to participate and vote at meetings of the Company, unless he shall have satisfied all outstanding payments on every Share held by him at the relevant time (whether he is the sole holder of the share or a joint holder with any other person), together with interest and expenses, if any.

                                   VII. LIEN

20. The Company shall have a first and paramount lien on all Shares not fully paid up registered in the name of a Person, whether as sole holder or jointly with another Person, for such Person's obligations to pay the Company all amounts due from such Person in consideration for the issuance of such Shares. Such right of lien shall exist irrespective of whether the date of payment, fulfillment or execution of such obligations has arrived, and shall extend to any dividends which it may be decided to distribute from time to time in connection with those Shares.

21. The Directors may sell the Shares in respect of which the Company has a lien at such time or times and in such manner as they may deem fit. No sale shall be made, unless the date of payment of the moneys owing on the Shares in respect of which the lien exists has arrived, and after written notice shall have been served on the Shareholders specifying the sum owing, demanding the payment, and notifying of the intention of the Directors to sell the Shares in the event of non-compliance with the demand, and the person concerned shall have failed to comply with the demand within seven (7) days of the date of its delivery.

22. The net proceeds of any such sale shall be applied to the payment of any sum owing to the Company for those Shares and the surplus, if any, shall be paid to the person who was the holder of the Shares as aforesaid.

23. After the execution of the sale as abovementioned, the Directors may register the name of the purchaser in the register of Shareholders as the holder of the shares and he shall not be bound to see to the application of the purchase moneys, nor shall his title to the Shares be affected by any irregularity or invalidity in the course of the sale.

                            VIII. TRANSFER OF SHARES

24.   Transfer of Shares

      24.1 Restrictions on Transfers. No Shareholder shall Transfer all or any part of its Shares or other rights attaching to Shares, to any Person except in accordance with the procedures set forth in these Articles. Notwithstanding the provisions of this Article 24 in no event shall a Transfer be allowed to:

            (i) a Person, including without limitation an Affiliate, in direct or indirect competition with the Company;

            (ii) such other Person that will purchase the Shares for reasons other than bona fide investments, such as to gain sensitive or protected information of the Company or the Shareholders; or

            (iii) any Person who is prohibited by law or regulation from being a participant in the business of the Company.

            Any Shareholder may, without the consent of the other Shareholders or the Company, create any Lien on its Shares provided that the realization of the Lien is subject to all restrictions on the transfer of shares under this Article 24 and Article 26 hereto and further provided that the Person for whose benefit such Lien is created will so confirm in writing at the time the Lien agreement is signed. The Shareholder creating such Lien will provide the other Shareholders, immediately after the creation of the Lien, with such written confirmation of the Person for whose benefit such Lien is created. The creation of the Lien shall not entitle any other Shareholder a right of first refusal or Tag-Along Right.

      24.2 No Shareholder shall take any action which shall cause the Company to no longer have the requisite minimum number of Shareholder under the Companies Ordinance.

      24.3  Sale to the Third Party

            (i) In the event any Shareholder of the Company (the "Selling Shareholder") wishes to sell all or any of its Shares (the "Transferred Shares") it must first offer the Transferred Shares to all the other Shareholders (the "Remaining Shareholders") by giving them a written offer (the "Offer") to purchase the Transferred Shares at the price and payment terms (the "Terms") to be specified by the Selling Shareholder in the Offer.

            (ii) Each Remaining Shareholder may accept the Offer by written notice (the "Acceptance Notice") given to the Selling Shareholder not later than thirty (30) days from the date on which the Offer was delivered to it, stating in the Acceptance Notice the number of Transferred Shares with respect to which the Offer is accepted by it.

                  If Acceptance Notices with respect to less than all Transferred Shares are duly given to the Selling Shareholder, the Selling Shareholder will notify in writing within seven
                  (7) days of the end of the said thirty (30) day period the Remaining Shareholders who gave Acceptance Notices of the number of Transferred Shares with respect to which Acceptance Notices were not given, and such Remaining Shareholders will have the right to give additional Acceptance Notices within seven (7) days of the end of the said seven (7) day period.

                  If Acceptance Notices with respect to all Transferred Shares have been duly given to the Selling Shareholder the Selling Shareholder will Transfer, and the Remaining Shareholders who have given Acceptance Notices will purchase, the Transferred Shares at the Terms specified in the Offer, and each purchasing Remaining Shareholder shall participate in such purchase pro rata to the number of Transferred Shares with respect to which it has accepted the Offer in its Acceptance Notice.

                  If no Acceptance Notices were duly given to the Selling Shareholders by the end of the said thirty (30) day period, or if the Acceptance Notices so given by the end of the said seven (7) day period are with respect to less than all the Transferred Shares, the Selling Shareholder shall have the right to transfer the Transferred Shares to any Person, subject to the provision of Articles 24.1 and 24.5 hereof, within sixty (60) days from the end of said thirty (30) day period, but at a price and on payment terms which are not less beneficial to the Selling Shareholder than the Terms specified in the Offer.

      24.4  Transfer to Affiliates. Notwithstanding the provisions of Article
            24.3 hereof, a Shareholder may at any time, upon notice to the other Shareholder, Transfer all, or any part, of its Shares to an Affiliate and the first refusal right and Tag Along Right provided in Article 24 and Article 26 hereof will not apply; provided, however, that the transferor Shareholder shall remain responsible to the Company and the other Shareholders for all its duties and obligations under the Shareholders' Agreement and these Articles jointly and severally with said Affiliate. In the event an Affiliate to which Shares have been Transferred ceases to be an Affiliate, and unless other Shareholders of the Company, holding among themselves the majority of the outstanding Shares not held by such Affiliate and the transferor Shareholder and its Affiliates, consent to the Transfer of control in the said Affiliate from the transferor Shareholder, which consent shall not be unreasonably withheld, then such Affiliate shall, upon or prior to ceasing to be an Affiliate, transfer such Shares back to the Shareholder from which it acquired the Shares.

      24.5 Admission of a Transferee as a Shareholder. If, in accordance with these Articles, a Shareholder Transfers its Shares to a transferee other than a Shareholder (the "Successor Shareholder"), the admission of the Successor Shareholder as a

            Shareholder of the Company shall be conditioned upon the receipt by the Company and the other Shareholders of the following, but only upon the following:

            (i) The Successor Shareholder's agreement in writing to be bound by all of the terms of these Articles and under the Shareholders' Agreement, including without limitation, to each appendix attached thereto, assuming the rights, duties and obligations of the transferor Shareholder hereunder and thereunder pro rata to its Ownership Percentage or jointly and severally with the transferor; and in the event of an Affiliate - only jointly and severally with the transferor; and

            (ii) Such other documents or instruments as may be required in order to effect its admission as a Shareholder under these Articles and applicable law.

      24.6 Non-Recognition of Certain Transfers. Notwithstanding any other provision of these Articles, any Transfer of an interest in the Company in contravention of any of the provisions of these Articles shall be void and ineffective ab initio, and shall not bind or be recognized by the Company.

      24.7 Non-Cash Consideration. Any Transfer of Shares the consideration for which is not wholly in money shall be subject to the prior approval of Shareholders holding at least 75% (seventy-five percent) of the outstanding share capital of the Company.

            24.7.1 For 24 months beginning with the registration of the Company
                   (the "Limitation Period"), the Company will not make a public offering of its Shares unless the combined ownership of Shares held by the founding Shareholders is at least 51% (fifty-one percent) of the issued and outstanding share capital of the Company after such public offering.

            24.7.3 During the Limitation Period the Company will not issue new
                   Shares unless the combined ownership of Shares held by the founding Shareholders is at least 80% (eighty percent) of the issued and outstanding share capital of the Company after such issuance and the Company receives the approval of the Income Tax Authority prior to such issuance.

            24.7.4 During the Limitation Period the Company will not sell all or substantially all of its assets.

25.1  Preemptive Right

      25.1 The Company shall not issue or sell or agree to issue or sell any Shares or securities of the Company or any securities convertible into or exchangeable for, or options or rights to acquire, the capital stock of the Company (other than (i) pursuant to a stock option plan to its employees and/or Directors, approved by the Board, (ii) Shares issued as a stock dividend or (iii) upon any stock split or other subdivision, reorganization conversion or combination of Shares) (the "Offered Securities") prior to offering the Shareholders the right to purchase the Offered Securities (the "Offer") in accordance with their Ownership Percentage. The Offer by its terms shall remain open and irrevocable for a period of twenty (20) Business Days from the date it is delivered by the Company to the Shareholders.

      25.2 Notice of the Shareholder's intention to accept, in whole or in part, the Offer shall be evidenced by a writing signed by the Shareholder and delivered to the Company prior to the end of the 20-Business Day period of such Offer, setting forth such portion of the Offered Securities as the Shareholder elects to purchase (the "Notice of Acceptance").

      25.3 Offered Securities with respect to which no Notice of Acceptance has been given as provided above, be issued or sold by the Company within thirty (30) days from the end of said twenty (20) Business Day period on terms not less beneficial to the Company than those offered to the Shareholders.

      25.3 Failure by a Shareholder to exercise its preemptive rights with respect to the Offered Securities shall not act as a waiver of such Shareholder's right to exercise its preemptive rights for any subsequent issuance. Failure by a Shareholder to exercise the preemptive right granted herein shall only result in dilution of the Ownership Percentage of such Shareholder.

                              IX. GENERAL MEETINGS

26 - 31. Omitted

32.   General Meetings

      32.1 General Meetings shall be convened by the Board of Directors at least once annually, but which shall not be later than ninety (90) days after the end of each Fiscal Year, at a place to be determined by the Directors (hereinafter "Annual General Meetings").

      32.2 All general meetings other than Annual General Meetings shall be called Extraordinary Meetings.

      The Directors may convene an Extraordinary Meeting whenever they deem fit or at the request of Shareholders representing at least ten percent (10%) of the share capital of the Company or otherwise as permitted by law. If the Board of Directors fails to convene the Extraordinary Meeting in a timely manner, the Shareholders shall have the right to compel the Chairman of the Board of Directors to convene the meeting and to convene such meeting by themselves, all in accordance with Israeli law.

33.   Notice of Meetings

      33.1 Notice of the convening of a meeting shall specify the place and time of the meeting and a detailed nature of the agenda.

      33.2 Notice shall be given to the Shareholders entitled to receive same, in the manner specified in these Articles. But if such notice is inadvertently not given to all or any of the Shareholders or where the notice is not received by the Shareholder, such fact shall not in itself invalidate the proceedings at any meeting or the resolutions thereat.

      33.3 At least two weeks prior notice shall be given to each Shareholder for any meeting, and at least twenty-one (21) days prior notice of any Extraordinary Meeting, or any other Meeting where it is proposed to pass a Special Resolution, shall be given to each Shareholder; provided, however, that such periods may be shortened with the written consent of all the Shareholders.


34. A resolution in writing, signed by all Shareholders shall have the same force and effect in every respect as a resolution validly adopted at a meeting of Shareholders duly convened for the purpose of adopting such resolution.

35. The Directors may alter the place and time at which the meeting of the Company is scheduled to take place in a manner which shall not contravene the provisions of these Articles relating to the minimum periods of time required to elapse between the date when the notice is given and the date of the meeting, provided that the notice regarding the alteration of the place or time of the meeting, is given in the same manner as the notice specifying the place and time sought to be altered.

                       X. PROCEEDINGS AT GENERAL MEETINGS

36.   Omitted

37. Meetings may not commence to proceed to business unless a quorum is present at the time when proceedings are commenced. Shareholders holding among themselves at least seventy-five percent (75%) of the outstanding Shares and present either in person or by proxy, shall constitute a quorum at every meeting.

      If a quorum is not present within an hour of the time fixed for the meeting, a second call shall be issued for a date not earlier than two weeks after the first call and the Shareholders present or represented by proxy at such meeting and holding at least fifty percent (50%) of the outstanding Shares shall constitute the required quorum and may validly adopt resolutions on all matters specifically included in the previously distributed agenda of the meeting, excluding any matters requiring a special majority pursuant to Article 48, upon the affirmative vote of the holders of a majority of the outstanding Shares present in person or represented by proxy. To the extent that the required vote can not be achieved, a matter or proposal shall be considered rejected.

38. The Chairman of the Board of Directors shall preside at every meeting. If the Chairman fails to appear at such meeting or should he refuse to preside at the meeting, the Shareholders present shall elect one of the Directors as chairman or the meeting, but if no Director is present, or where all the Directors refuse to act, one of the Shareholders present shall be elected as chairman of the meeting.

39. Each question at a meeting shall be decided upon by a show of hands unless a poll is demanded by the chairman of the meeting or by at least two Shareholders holding between them at least one-twentieth of the voting power in the Company or by at least five shareholders entitled to vote at the meeting, immediately on or before the announcement of the results of the vote by a show of hands but before the closure of the meeting. A demand for a poll may be withdrawn before it is held.

      39.1 Where a demand for a poll is properly made, the voting shall be arranged in such manner as the chairman may direct and the results of the vote shall be deemed to be the decision of the meeting at which the demand for a poll was made.

      39.2 Those entitled to demand a poll shall be entitled also to demand that it be held by secret ballot.

      39.3 Where a poll is demanded for the purpose of electing a chairman or deciding on the adjournment of the meeting, it shall be taken immediately. Where a poll is demanded in order to decide any other question, it shall be taken when the chairman shall direct.

      39.4 A demand for a poll shall not prevent the meeting from continuing to transact any business on the agenda apart from the business in respect of which a poll was demanded.

      39.5 Where an equal number of votes is cast, for and against, whether the voting was by a show of hands or on a poll, the motion voted upon shall not be carried.

40.

      40.1 Every resolution at a meeting shall be deemed to have been duly adopted if supported by a simple majority of votes, both on a show of hands or on a poll, unless a different majority is required in terms of the Companies Ordinance or by these Articles.

      40.2 An announcement by the chairman that a resolution has been adopted either unanimously or by a particular majority, or rejected and an entry to that effect in the minute book of proceedings of the Company shall constitute decisive proof of the fact, and it shall be unnecessary to prove the number or proportion of votes registered in favor of or against the motion.

                           XI. VOTES OF SHAREHOLDERS

41. Each Shareholder participating at a general meeting shall be entitled to one vote in respect of every share held by him, whether the voting is by a show of hands or on a poll.

42. The vote of a Shareholder under a legal disability may be exercised by his natural guardian, or by a guardian appointed by the court.

43.

      43.1 In the event of joint holders of a Share, the vote of the most senior of them who tenders a vote shall be accepted in respect of the Share to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names stand on the register of Shareholders.

      43.2 Any corporation which is a shareholder of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of shareholders of the Company and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual shareholder of the Company.

44. A person entitled to vote at a general meeting, whether on a show of hands or on a poll, may do so either in person or by proxy. A proxy shall not be obligated to be a shareholder of the Company. A proxy may demand a poll or a vote by secret ballot, even in the absence of an express provision to that effect in the instrument of his appointment.

45.

      45.1 The instrument appointing a proxy shall be drafted in the following form or in any other form which the Directors may approve and may be signed by the Shareholder or by his attorney duly authorized thereto in writing:

                  "I, ______________ of _____________ a shareholder of
                  your Company, hereby appoint ____________________ of ______________ or in his place _________________ of
                  _______________ to vote in my name and place at the general meeting (ordinary, extraordinary, adjourned as the case may be) of your Company convened for the ______ day of ____________ whether the meeting is held on the date specified or adjourned to another day.

                   Signed this _____ day of ______________".

      45.2 The instrument appointing a proxy may also stipulate that the proxy is to exercise his vote in a particular manner and may confer upon the proxy the authority to demand or join in demanding a poll.

46. A vote by virtue of an instrument appointing a proxy shall remain valid even if the appointor has passed away, or has become legally incapacitated or revoked the instrument of appointment or the shares on the strength of which the vote was case, unless written notice authenticated to the satisfaction of the chairman of the meeting, that the appointor has passed away, become legally incapacitated, revoked the instrument appointing the proxy or transferred the shares is served at least two hours before the time when the meeting is scheduled to take place.

47. An instrument appointing a proxy to vote and the other documents, if any, evidencing the right of the signatory to sign the instrument aforesaid, shall be deposited in the office of the Company not less than twenty-four
      (24) hours before the time when the meeting, at which the person named in the instrument intends to vote, is scheduled to take place. No instrument of proxy shall be valid after the expiration of twelve (12) months from the date of its execution.

                          XII. RESTRICTIONS ON ACTIONS

48. Notwithstanding anything contained herein to the contrary, the Company may not, without the affirmative approval of the Shareholders holding at least seventy-five percent (75%) of the issued and outstanding share capital, take the following actions and/or pass the following resolutions:

       (i) Any Special Resolution or Extraordinary Resolution, as defined in the Companies Ordinance, including any increases or decreases of the aggregate number of the Shares, changing the par value of the Shares or the terms of the Shares and amending the Memorandum or Articles of Association of the Company;

       (ii) The creation, issue, and grant, or sale of any Shares or other securities of the Company, including any debentures, options, warrants, or other securities, convertible or exchangeable into Shares, or rights to subscription for, or otherwise acquire Shares, including the issuance of Shares, such securities or rights to employees and/or directors of the Company, or the subdivision, increase, reduction, redemption, recall, or cancellation of any Shares;

       (iii)  Any resolution with respect to any public offering of the Shares;

       (iv) Transactions with "Interested Parties" as defined in the Company Ordinance, except such actions pursuant to the Shareholders Agreement;

       (v) A material change in the business of the Company which is not in the ordinary course of business;

       (vi) Merger, reorganization, consolidation or acquisition of or sale, lease or other disposal of all or any substantial part of the Company's assets;

       (vii)  Declaration and payment of any dividends or other distribution;

       (viii) Liquidation, dissolution, winding-up, the filing of a petition in bankruptcy, or for reorganization under any bankruptcy law, consent to having an order for relief entered against the Company under any bankruptcy law or otherwise having the

              Company adjudicated in bankruptcy or insolvency, the making of an assignment for the benefit of creditors or the appointment of a receiver, trustee or custodian for a substantial portion of its business or property by virtue of an allegation of insolvency or any similar action under law;

       (ix) Any action and/or resolution which requires the approval of a supermajority of the Board of Directors under Article 70 hereof cannot be acted upon by the Shareholders unless such approval was granted; and

       (x) Any change in the agreements attached as appendices to the Shareholders' Agreement;

       (xi) Any resolution with respect to the provision by the Shareholders of additional funding to the Company and the issue of a Capital Call.

                   XIII. APPOINTMENT AND REMOVAL OF DIRECTORS

49. The number of Directors shall be six (6); the Directors shall be appointed as provided for in Articles 49 and 50 and will not be elected.

50.1  Each Shareholder or group of Shareholders holding among themselves
      Shares representing fifteen percent (15%) or more of the issued and outstanding share capital of the Company (the "Appointing Shareholder/s") shall be entitled by virtue of each such group of Shares to appoint one Director to the Board of Directors.

50.2 Each Director appointed to the Board shall remain in such office until the earlier of:

      (i)   such Director's resignation by written notice to the Company;

      (ii) such Director's removal from office by the Appointing Shareholder/s which appointed such Director;

      (iii) the death of such Director;

      (iv)  if such Director is declared bankrupt, upon such declaration;

      (v) if, for any reason, the number of Shares or the group of Shares by virtue of which the Appointing Shareholder/s have appointed Directors, and which are still held by the Appointing Shareholder/s, constitutes less than fifteen percent (15%) of the issued and outstanding share capital of the Company provided that upon such event, the remaining Appointing Shareholders shall appoint another Director in his stead.

51. Each Appointing Shareholder/s shall have the right to remove any or all of the Directors appointed by it at any time and from time to time appoint another. Any such removal shall be effective upon notice to the Company. Such notice shall set forth the name, address, and telephone and facsimile numbers of the individual(s) to replace the removed person(s). Any

      Director may resign from the Board of Directors. Such resignation shall be effective upon written notice to the Company. The removal of or resignation by a Director shall not invalidate any act of such Director taken prior to the receipt of the applicable notice by the Company. In the event a Director dies or resigns or in the event a Director is removed as aforesaid, or otherwise ceases to be a Director for any reason except for the event referred to in Article 50.2(v) above, the Appointing Shareholder/s who appointed such Director shall have the right to appoint another Director in his/her stead.

                            XIV. POWERS OF DIRECTORS

52. The business of the Company shall be managed by the Directors. The Directors may exercise and make use of all the powers or authority vested in the Company apart from such powers and authority as are entrusted to the Shareholders pursuant to the Companies Ordinance or these Articles.

53. A director may, subject to any applicable provisions of the Companies Ordinance and except as otherwise agreed upon by the Shareholders:

      (a) Occupy any position or fulfill any function in the Company and receive a salary, remuneration or other benefits in consideration of his services or fulfillment of his function as aforesaid; and

      (b) Hold a share, benefit or interest, whether directly or indirectly in any contract entered into or business done with the Company, on its behalf or in its name, provided that he discloses the fact at the first meeting of directors at which the question of entering into the contract or of transacting the business is discussed.

54. No Director, unless working for the Company on a full-time basis, shall be remunerated for services to the Company. The Company shall reimburse reasonable costs and expenses incurred by Directors or committee members in connection with attending meetings of the Board of Directors and other services performed for or on behalf of the Company as will be decided by the Board, provided, however, that the Company may include directors within the scope of a share option plan or share issue plan to its employees or part thereof approved by the Board of Directors by a supermajority approval as provided in Article 70 below.

                          XV. PROCEEDINGS OF DIRECTORS

55. The Board of Directors shall hold ordinary quarterly meetings and such other meetings as the Board of Directors deems appropriate. Ordinary meetings of the Board of Directors shall be held at the Company's main office unless otherwise determined by the Board. The Chairman (or another Director designated by the Chairman) shall preside over such meetings. At least seven (7) Business Days' prior notice shall be given to each Director by the Chairman, or in his absence by his designated director as above, for any ordinary meeting of the Board; provided, however, that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two
      (2) Business Days.

56. Meetings (whether ordinary or extraordinary) may be held in person, by phone, or via other electronic device, or the Board of Directors may act without a meeting upon the unanimous written consent of all of the Directors.

57.   Extraordinary meetings of the Board of Directors may be called by any two
      (2) Directors upon at least seven (7) Business Days' prior notice for a meeting, provided however that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two
      (2) Business Days.

58. The action taken by the Board of Directors at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held if each Director who did not receive the proper notice attends the meeting, or signs a written waiver of notice or signs the resolution without requesting a meeting for the proposal being circulated for signing (at any time, whether at or after such meeting).

59. Each Director shall be entitled to cast one vote in voting on all matters submitted to the Board of Directors.

60. Five (5) Directors shall constitute a quorum. Provided a quorum is present and except as provided in Section 70 and elsewhere in these Articles, a decision taken by the affirmative vote of the majority of the Directors present shall be the act of the Board. To the extent that a required vote can not be achieved, a matter or proposal shall be considered rejected.

61. Notice of all Board of Directors meetings shall be sent in writing, by overnight courier or facsimile (delivery confirmed). The notice shall state the date, time and place of the meeting and contain a detailed agenda.

62. All acts done in good faith by directors shall, notwithstanding the fact that a defect be afterwards discovered in the appointment of all or any of such directors or managing directors, or that all or any of the directors were not qualified to hold office, be as valid and effectual as if such persons had been duly appointed and were qualified to act as directors.

63. The directors shall see to the preparation of proper minutes of all the general meetings of the Company, the appointment of officers, of directors' meetings and of the meetings of the committees. Those present at any meeting and all business transacted at such meeting shall be set out in such minutes.
      Minutes of any meeting signed under the hand of the Chairman of the meeting or of the meeting next ensuing, shall be conclusive proof of all the facts indicated therein and no further evidence thereof shall be required.

64. The Chairman shall be appointed by Motorola from among the Directors appointed by Motorola for so long as Motorola is the largest Shareholder of the Company. The Chairman shall be responsible for determining the agenda and order of items for discussion at meetings of the Board of Directors and for the conduct and closing of the meetings. The General Manager and each of the Directors may, by application to the Chairman, initiate discussion on issues concerning the Company. To avoid doubt, the Chairman of the Board shall have one (1) vote and shall not have a casting vote.

65. The Directors shall be entitled to bring non-voting observers to any meeting of the Board of Directors. If a majority of the Directors object to the presence of such observers for the discussion of any action, then, as to that specific action, the observers shall remove themselves from the meeting. In no event shall such observers be entitled to reimbursement from the Company for costs or expenses of their attendance at such meeting.

66. The Board of Directors may establish such committees of the Board with such composition, responsibilities and powers as the Board of Directors may determine. All such committees shall report to and be under the direction of the Board of Directors. Committees shall meet at such times as they or the Board of Directors direct. Unless otherwise agreed by the Shareholders, no committee member, unless such member shall work for the Company on a full-time basis, shall be remunerated for services to the Company. Subject to the provisions of Articles 68 and 69 hereof, the Board of Directors shall have the authority to dissolve committees, change the number of members, the manner of designation or selection of members, the provisions regarding chairmanship and decision making, or the responsibilities of such committees as specified herein. To avoid doubt, the Chairman of a committee shall have only one (1) vote and shall not have a casting vote. All committees, except for the Audit Committee, shall constitute three members (including the Chairman thereof), of which one at least will be from among the Directors appointed by Ampal as long as Ampal has the right to appoint a Director. To avoid doubt, committees cannot take action and/or pass a resolution on any of the matters that require the supermajority approval under Article 70 above.

67. The Board of Directors shall establish an Executive Committee comprised of three (3) Directors of the Company. For as long as Motorola is a majority shareholder of the Company, two (2) of the members of the Executive Committee shall be Directors appointed by Motorola and as long as Ampal has the right to appoint a Director one (1) shall be a Director appointed by Ampal. The Executive Committee shall meet no less often than monthly and shall have such duties and responsibilities as are delegated by the Board of Directors from time to time.

68. In addition to the Executive Committee there shall be an Audit Committee comprised of one (1) Director appointed by Ampal, and one (1) Director appointed by Motorola. The Audit Committee shall meet no less than quarterly and shall have such duties and responsibilities as delegated to it by the Board.

69. The Company shall appoint as an internal comptroller whose duties will be determined by the Audit Committee.

                 XVI. MATTERS REQUIRING SUPERMAJORITY APPROVAL.

70. Notwithstanding anything herein to the contrary, the affirmative vote of a supermajority of at least five (5) of the six (6) Directors shall be required to take action and/or to pass a resolution on any of the following matters (to the extent any of the following items may be approved by the Board of Directors and does not require the approval of the Shareholders):

      (i) adoption of the financial statements of the Company for each Fiscal Year;

      (ii) alteration of any provision of these Articles or the passing of any resolution inconsistent therewith or any changes to the organizational structure of the Company;

      (iii) subscription, purchase or acquisition of stock or any other equity interest in, or all or substantially all of the assets of, another corporation, partnership, trust, limited liability company, or other entity (other than temporary investment of cash in marketable securities);

      (iv) the issue of any Shares or securities, including any debentures, options, warrants, or other securities, convertible or exchangeable into Shares or rights or options to subscribe for or otherwise acquire Shares;

      (v) approval of the Company's Annual Plan and Finance Plan and any amendment or material deviation therefrom;

      (vi) declaration or payment of any interim dividends or other distribution;

      (vii) the determination or change of the signatory rights on behalf of the Company;

     (viii) the organizational structure of the Company, and any changes therein, (and in accordance with and subject to the provisions of Article 77,) the appointment of the General Manager and the Financial Manager, and the determination of the terms of their employment;

      (x) the entering into and execution of any partnership, joint venture, and strategic alliance agreement and any material agreement not in the ordinary course of business;

      (xi) the sale of any material assets of the Company or any right to such asset or the creation of a Lien thereon, except in the ordinary course of business; and

      (xii) any action and/or resolution requiring the affirmative approval of shareholders holding at least seventy-five percent (75%) of the issued and outstanding share capital as provided in Section 48 above, and any recommendation with respect thereto.

                            XVII. MANAGEMENT MATTERS

71.   Omitted.

72. The General Manager shall prepare or cause to be prepared and submitted to the Board of Directors an Annual Plan and Finance Plan for the following Fiscal Year. The Annual Plan and Finance Plan shall be subject to the approval of the Board of Directors with the approval of the supermajority as required under Article 70 above.

      Each Annual Plan and Finance Plan shall include a five year business and marketing plan for the Company which shall set forth pro-forma balance sheets, income statements, cash flow projections and capital budgets on a monthly basis for the first year an on an annual basis for the following four years. The Annual Plan and Finance Plan shall also include personnel plans and such other matters as the Board of Directors deems appropriate. The Annual Plan and Finance Plan shall also include a five-year budget of capital expenditures (investments), expenses, a cash flow forecast, amounts recommended to be funded through Shareholder equity contributions, Shareholders' loans and guarantees and third party borrowings on a monthly basis for the first year and on an annual basis for the following four years, and such other matters as the Board of Directors deems appropriate.

73. The fiscal year of the Company shall begin January 1st and end December 31st. Fiscal quarters shall be calendar quarters.

74.   Omitted

75.   Omitted

76.

      76.1 Except as otherwise provided herein, a Shareholder or any Affiliate thereof may enter into contracts or agreements with the Company and otherwise enter into transactions or dealings with the Company on an arm's-length or other reasonable basis and derive and retain profits therefrom, provided that any such contract or agreement or other transaction or dealing is approved by the Shareholders pursuant to
            Section 48, and subject to the Companies Ordinance. The validity of any such approved contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Company and such Shareholder or any of its Affiliates.


      76.2 Other Activities of Shareholders and Affiliates. No Director of the Company shall be obligated to reveal confidential or proprietary information belonging to any

            Shareholder or a Shareholder's Affiliates without the consent of such Shareholder or its Affiliate, as applicable, unless required by a court order or by law.

77.   (i)   For as long as Motorola holds forty percent (40%) or more of the voting rights in the Company, the General Manager shall be appointed and replaced by the Board of Directors with the approval of a supermajority, as required under Article 70 above, from between two
            (2) candidates recommended by Motorola.

      (ii) For as long as Ampal has the right to appoint a Director, the Financial Manager of the Company shall be appointed and replaced by the Board of Directors from between two (2) candidates recommended for such position by Ampal.]

      (iii) The Marketing Manager, Technical Manager, and Operating and Data Processing Manager shall be appointed and replaced and their terms of employment shall be determined by the Board of Directors, and to avoid doubt, without the need for approval by a supermajority.

      (iv) All the other positions shall be appointed and replaced by the General Manager of the Company.

78. The General Manager shall carry out the day-to-day operations of the Company under the supervision of the Board of Directors and in accordance with this Agreement, and shall have the following authority:

      (a) to conduct the day-to-day business policy and operations of the Company, including, without limitation, to conclude contracts, agreements, and other activities on behalf of the Company, subject to and in conformity with applicable laws and regulations, this Agreement, the Articles of Association and in strict accordance with the applicable policies, resolutions, decisions, and directives of the Board of Directors, including, without limitation, the Annual Plan and the Finance Plan.

      (b) to employ, terminate, and otherwise deal with the employees of the Company, in accordance with applicable laws and regulations, this Agreement, any applicable policies, resolutions, decisions, and directives of the Board of Directors and subject to the provisions of Article 77.

      (c) to be responsible for implementing and monitoring system of internal controls which protects the assets of the Company and the investments of the Shareholders.

                           XVIII. CAPITAL AND FINANCE

79. The Company's shareholders with approval of Shareholders holding at least seventy-five percent (75%) of the issued and outstanding Share capital as provided in Article 48, shall be competent to decide on providing such additional funding by the Shareholders, including the manner and the timing of its infusion into the Company. Following the adoption of such specific resolutions, the Company will issue to the Shareholders a request for such additional funding ("Capital Call"). Each Shareholder shall be obligated and responsible for providing the Company with its/his share of the requisite funding in proportion to each Shareholder's Ownership Percentage, all according to the resolution of the Shareholders holding at least seventy-five percent (75%) of the issued and outstanding Share capital. The terms under which such Shareholders will be required to provide additional funding to the Company, whether by way of contributions to the issued and paid up capital of the Company, providing a Shareholders' loan to the Company or guaranteeing the obligations of the Company, will be the same for all Shareholders and will be specified in the Capital Call.

      Any Shareholder which fails to fund a Capital Call issued by the Shareholders as aforesaid shall not be deemed to have breached its obligations under these Articles but the other Shareholders shall then have the right to demand that such Shareholder's interest in the Company be proportionally diluted as provided in Article 80 hereof.

80. In the event any shareholder of the Company does not comply with a Capital Call, such shareholder's Ownership Percentage will be diluted as will be determined by an appraiser or appraisers in accordance with the provisions of Article 95 hereof prior to the decision of the Shareholders as provided in Article 80, or by agreement among the Shareholders.

81. The books of account for the Company shall be kept and maintained at the principal office of the Company or at such other place as the Board of Directors may determine from time to time. The official books of account shall be maintained in accordance with GAAP consistently applied with reference to all Company transactions. The Company's financial statements shall be in US$ and, if requested by any of the Shareholders, in NIS as well, will be in accordance with GAAP consistently applied and all applicable laws. As long as Motorola is the largest Shareholder of the Company, the books and accounts of the Company will be kept in accordance with the forms, dates and procedures customarily used by Motorola.

82. No later than sixty (60) days following the end of each Fiscal Year, the Company will prepare and deliver to each Shareholder audited financial statements for the Fiscal Year including a profit and loss statement for the Company and a statement of changes in financial position for such fiscal year, and a balance sheet for the Company, all prepared in accordance with GAAP, and as required by each of the Shareholders and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Laws in Israel, USA or elsewhere.

83. As soon as practicable (but no later than thirty (30) days) after the end of each month and of each Fiscal Quarter, the Company shall prepare and deliver to each Shareholder interim financial statements and reviewed interim financial statements for each Fiscal Quarter including a profit and loss account and a statement of changes in financial position for such month or Fiscal Quarter and for the portion of the Fiscal Year then ended, and a balance sheet for the Company as at the end of such month or Fiscal Quarter, prepared in accordance with GAAP, and as required by each of the Shareholders and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Law in Israel, USA or elsewhere.

84.   Omitted

85. Each Shareholder shall, upon prior written notice to the Company, have the right at all reasonable times during usual business hours to inspect the facilities of the Company and to examine the books of account and records of the Company and to audit the Company's compliance with the terms of this Agreement (including, without limitation, application of policies set forth herein). Such right may be exercised through any agent, employee or representative of such Shareholder designated by it, or by an independent public accountant. The Shareholder conducting such examination, inspection or audit shall bear all costs and expenses incurred in connection therewith. Each Shareholder agrees to conduct such examinations, inspections and audits in such a manner so as to minimize any interference with the operations of the Company. The Company shall address promptly any recommendations made by a Shareholder as a result of its examinations, inspections or audits and shall take all necessary corporate action.

86.   Omitted

87. Signatory Policy. The Board of Directors by a supermajority vote as provided in Article 70, shall at all times have in effect a signatory policy regarding the authorized officers of the Company entitled to execute documents on the Company's behalf.

88. At the request of a Shareholder the Company shall provide each of the Shareholders such information as may be required by it for the purpose of complying with its or its Affiliates disclosure requirements under any Securities Law in Israel, USA or elsewhere.

89.   Omitted

90.   Omitted

91.   Omitted

                             XIX. EVENTS OF FAILURE

92. In any of the following events ("Events of Failure") any Non-Failing Shareholder shall have the option to require the Failing Shareholder to sell all of its Shares (the "Call Option") as provided in Section.

      (i) If a Failing Shareholder fails to pay its debts generally as they become due or makes an assignment for the benefit of its creditors generally;

      (ii) Upon the voluntary filing of a petition or action in bankruptcy or insolvency or the like by a Failing Shareholder, or the entry of a final judgment or order sustaining a petition or action taken by a Failing Shareholder's creditors; or

      (iii) The liquidation, dissolution or winding up of or ceasing by a Failing Shareholder to conduct its business.

      All other Shareholders, except for the Failing Shareholder, are each referred to as a "Non-Failing Shareholder" and collectively as the "Non-Failing Shareholders".

93. Upon the exercise of a Call Option, the Failing Shareholder shall become bound to sell all and not less than all of its Shares (the "Call Shares") in accordance with the terms set forth in this Section.

      (i) The purchase price of the Call Shares shall be their value (measured at the date of exercise of such Call Option) as determined by the appraisers as provided in Section 94 hereof.

      (ii) Each Non-Failing Shareholder shall be entitled to purchase the Call Shares pro rata in accordance with its Ownership Percentage of all outstanding Shares other than the Shares of the Failing
            Shareholder; provided, however, that in the event a Non-Failing Shareholder does not exercise its Call Option, the Non-Failing Shareholders who exercise the Call Option (the "Buying Shareholders") will have the right to purchase the Call Shares pro rata based upon the Ownership Percentage of each Buying Shareholder.

      (iii) The Company shall promptly notify the Non-Failing Shareholders in writing of the occurrence of an Event of Failure and of the identity of the Failing Shareholder. A Non-Failing Shareholder must give written notice to the Chairman of the Company (who shall give such written notice to all the Shareholders, including the Failing Shareholder) of its intent to exercise the Call Option within thirty
            (30) days of the Company's notice. Failure by a Non-Failing Shareholder to deliver such notice within such thirty (30) day period shall constitute a waiver by such Non-Failing Shareholder to exercise its Call Option. A Non-Failing Shareholder must exercise its Call Option within sixty (60) days after the notice of the Company to the Non-Failing Shareholder, otherwise its corresponding Call Option shall be deemed to have expired; provided, however, that in the event a Buying Shareholder shall fail to complete its portion of the call within such 60-day period, the remaining Buying Shareholder shall have an additional 10 days from the expiration of such 60-day period to complete the purchase of all Call Shares.

      (iv) The Buying Shareholder shall be entitled to receive the Call Shares duly endorsed by the Failing Shareholder and the Failing Shareholder shall deliver such Call Shares to the Buying Shareholder upon payment therefor.

      (v) In the event that payment is required under any guarantees previously provided by the Failing Shareholder pursuant to Section 79 hereof, the Buying Shareholders shall severally, based upon the number of Call Shares acquired by each such Buying Shareholder, indemnify the Failing Shareholder for up to fifty percent (50%) of any amounts actually paid by such Failing Shareholder under such guarantees.

94. Appraisal. Appraisers appointed in connection with the Call Option shall in all instances be qualified in the appraisals of businesses such as the Company. Appraisal shall be made on the basis of the Company as an ongoing business, for a transaction between a willing buyer and a willing seller.

      In the event the Failing Shareholder and the Buying Shareholder cannot agree upon the selection of an appraiser within thirty (30) days, each side shall select an appraiser within fifteen (15) days thereafter. The appraisers shall each determine the fair value of the Call Shares within thirty (30) days after they are appointed. If the appraisers do not agree but their valuations are within ten percent of one another, then their valuations shall be averaged and the average shall be the fair value. If their valuations are greater than ten percent apart, then the appraisers shall appoint another appraiser. If the other appraiser's valuation is not the same as any of the initial valuations, then this valuation shall be deemed the fair value; otherwise the two closest appraised values shall be averaged and the result shall be deemed the fair value.

      In the case of a Call Option, the cost of one appraiser appointed jointly by the parties or the other appraiser appointed by the initial appraisers shall be divided with the Failing Shareholder paying one half and the Buying Shareholder paying the other half. In the event the Failing Shareholder appoints one appraiser and the Buying Shareholder appoint one, they each shall bear the cost of the one they appointed.

      The above provision will be applied mutatis mutandis in the event of dilution as provided in Article 80 hereof, and the terms "Failing Shareholder" and "Remaining Shareholders" shall be replaced by the terms "the Shareholder(s) not willing to comply with the Capital Call" and "the Shareholder(s) willing to comply with the Capital Call", respectively.

                                  XX. NOTICES

95. Notices required to be sent by law or in terms of these Articles shall be effected in one of the following ways:

      (a) By personal delivery to the person for whom the notice is intended either directly or by means of a messenger;

      (b) Dispatch by registered post to the address supplied to the Company by the person for whom the notice is intended or by facsimile to the facsimile number provided by the person for whom notice is intended, and to the address entered in the register of shareholders, where the notice is intended for a person registered in the said register.

96. Any notice shall be deemed to have been received by the person to whom it was intended at the following times:

      (a) If delivery to him directly by a messenger or by fax, on the date of delivery;

      (b) If dispatched by post, two (2) days after the date on which the letter containing the notice was handed to the post office for dispatch where the address is within Israel, or fourteen (14) days after delivery to the post office in the case of airmail to an address outside Israel;

      (c) Where notice is given in more than one of the ways listed in Article 136 hereinabove, it shall be deemed to have been received by the person to whom it was intended on the date on which he would have first been regarded as having received the notice.

97.

      97.1 Unless otherwise laid down by law, whenever the necessity arises of giving a number of days prior notice or a notice to be valid during a specified period, the date of receipt of the notice by the person for whom it was intended shall be included in the calculation of the number of days or the length of the period as aforesaid.

      97.2 Where a notice is required to be given on or before a specific date, such notice shall be deemed to have been made on the date of its having been received pursuant to the provisions of Article 97.

98. The Company may deliver any document by a messenger, through the post, by facsimile, or in any other suitable manner which the directors may decide upon in their absolute discretion and the Company may also make it known that the document will be delivered at the office or at any other place which the directors may specify.

99. For the purposes of these Articles, the service of a notice on or the delivery of a document to a shareholder of the family living with the person to whom such notice is addressed or to whom such document is to be delivered shall be deemed to be a valid service of the notice or a valid delivery of the document as the case may be, to such person.

100. A document shall be deemed to have been received by the person to whom it is addressed on the date on which it would have been deemed to have been received pursuant to the provisions of Article 97 hereinabove as if it were a notice dispatched to that person.

101. Where two or more persons are registered as the owners of a share the service of a notice on or delivery of a document to one of them shall be deemed to be an effective service or delivery with respect to all of them.

102. Subject to the provisions of the Companies Ordinance, a shareholder, director, or any other person entitled to receive a notice in terms of these Articles or in terms of the Companies

      Ordinance may waive the receipt thereof, whether in advance or retroactively, whether generally or in relation to a particular case, and on his having done so, the notice shall be deemed to have been duly given to him, and any act or proceeding notice of which would ordinarily have been served, shall be deemed to be of full force and effect.

                          XXI. INSURANCE AND INDEMNITY

103.  Subject to the provisions of the Companies Ordinance, the Company may:

      (a)   (1)   enter into a contract for the insurance of the liability, in whole or in part, of any of its Officers with respect to any of the following:

                  (i) a breach of duty of care to the Company or to any other person;

                  (ii) a breach of fiduciary duty to the Company, provided that the Officer has acted in good faith and had reasonable grounds to assume that the act would not harm the good of the Company;

                  (iii) a financial liability which may be imposed on such
                        Officer in favor of any other person, in respect of an act performed by him by virtue of his being an officer of the Company;

            (2) indemnify an Officer of the Company with respect to any of the following:

                  (i) a fiduciary liability imposed on him in favor of any other person by any judgment, including a judgment given as a result of a settlement or any arbitrator's award which has been confirmed by a court, in respect of an act performed by him by virtue of his being an Officer of the Company;

                  (ii) reasonable litigation costs, including lawyer's fees, expended by an Officer or which were imposed on an Officer by a court in proceedings filed against him by the Company or in its name, or by any other person, or in a criminal charge on which he was acquitted, in respect of an act performed by him by virtue of his being an Officer of the Company.

      (b) In this Article, the term "Officer" shall mean an "office holder" as defined in Section 96 of the Companies Ordinance, including a Director, General Manager, Chief Executive Officer, Deputy General Manager, Vice General Manager, any other manager directly subordinate to the General Manager, and any person who fills one of the said positions in the Company, even if he carries a different title. The term "Officer" shall include without limitation, the Financial Manager, the Marketing Manager, the Technical Manager and the Operating and Data Processing Manager.

                                  APPENDIX B^2

                           MEMORANDUM OF ASSOCIATION
                                       OF

                                 -------------


1.    Company's Name in English: _______.

      Company's Name in Hebrew: _________

2.    Company's Goals

      (a) to operate a Shared Networks Operation system and provide services, including dispatch radio communication, telephone interconnect, messaging and wireless data in Israel, including integrated service platform of digital wireless communication services, analog trunking system, being a service provider using derivatives and offspring of Motorola Communications Israel Ltd. technology and to engage in any and all business related to or incidental to the foregoing in Israel.

      (b) to engage in all such other activities as are or may be decided by the Board of Directors of the Company.

3.    Limited Liability

      The liability of the members is limited.

4.    Share Capital

      The registered share capital of the company is NIS 33,000,000 (thirty-three million) divided into 11,000,000 (eleven million) cumulative participating preferred shares, par value NIS 1.00 each, and 22,000,000 (twenty two million) ordinary shares, par value NIS 1.00 each.

      We, the undersigned subscribers, wish to incorporate a company in accordance with this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company as is set forth opposite our respective names.

                                                                                    No. of Shares Taken by
                                                                                    --------------------------
Names of Subscribers    Addresses of Subscribers      Signatures of Subscribers     Each Subscriber
--------------------    ------------------------      -------------------------     ---------------
Motorola Communications  3 Krementski Street          _________________________     2 ordinary shares
 Israel Ltd.             Tel Aviv 67899 Israel

                                                      witnessed by: __________________________________________


_____________________    111 Arlozorov Street
                         Tel Aviv 62097 Israel         _________________________    1 cumulative participating
                                                                                    preferred share


                                                      witnessed by: __________________________________________

                                   APPENDIX L

                     Distribution Policy of the Partnership

1. The Partnership shall endeavor to distribute to the Partners in accordance with their respective Partner Shares, US$4,950,000 in 1998, US$10,725,000 in 1999 and at least US$23,430,000 in the year 2000 and every subsequent year. In the event that the implementation of such policy does not coincide with the needs of the Partnership, the Partnership shall endeavor to distribute such amounts to Ampal so that Ampal shall receive as soon as possible, the accumulated dividends referred to in Section A(i)(a) of Appendix P to the Partnership Agreement, to which this Appendix is attached.
      The Board of Directors of the Partnership shall implement said policy, subject to the provisions of Section 2 hereafter, in accordance with the needs of the Partnership.

2. Subject only to the existence of sufficient profits, the Partnership shall distribute to Ampal the following minimum amounts:

      (a)   With respect to the Fiscal Year 2000, US$3,800,000;

      (b) With respect to the Fiscal Year 2001 and every fiscal year thereafter, US$7,100,000.

      The Board of Directors of the Partnership will cause the Partnership to make such distributions out of the profits of the Partnership, provided such payment shall not endanger the financial stability of the Partnership.

3. In the event that distributions to the Partners are not made pro rata to their Ownership Percentage, such amounts shall be linked to the Representative Rate of the U.S. Dollar until the date of actual payment, but shall not bear any interest.

4. Distributions with respect to each Fiscal Year will be paid not later than March 31 of the following year.

                     APPENDIX P TO THE PARTNERSHIP AGREEMENT

This appendix is identical with Appendix Q of the Shareholders Agreement, which is hereby attached by reference, except for the changes resulting by virtue of the difference between Partnership/Partners/Partners Shares and Company/Shareholders/Shares.

                                   EXHIBIT B

                            SHAREHOLDERS' AGREEMENT

This SHAREHOLDERS' AGREEMENT is made and entered into as of ______________________________, by and between Motorola Communications Israel Ltd., a company organized under the laws of the State of Israel ("Motorola") and ____________________________________________________________ ("Ampal").

                                  WITNESSETH:

WHEREAS, Ampal and Motorola agree to organize a company in Israel (the "Company") for the purpose of operating the Business (as hereinafter defined); and

WHEREAS, Motorola and Ampal shall each be issued shares of the Company in an amount equal to 66 2/3% and 33 1/3%, respectively, of the outstanding capital stock of the Company on the terms and conditions contained herein; and

WHEREAS, the Company and the parties (as hereinafter defined) desire to regulate certain aspects of the relationships between each other and subsequent holders of the shares of capital stock of the Company;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties hereinafter contained, and subject to the terms and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

The following capitalized terms, as used herein, shall have the meaning set forth below:

"Administrative Agreement" means the Administrative Agreement attached hereto as Appendix J.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of more than 50% of the voting securities, and a limited partnership shall be considered as controlled by its general partner.

Provided, however, that with respect to Sections 7.4, 7.5, 7.10, 9.1, 9.4, 9.5 and 13.2:

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of such Person, through the ownership of voting securities, and a limited partnership shall be considered as controlled by its general partner.

"Agreement" means this Shareholders' Agreement and the Appendices attached hereto, each of which is hereby made an integral part of this Agreement and any amendments or additions hereto.

"Ampal" is defined in the first paragraph of this Agreement.

"Annual Plan and Finance Plan" is the initial and/or any subsequent annual business plan and budget and finance plan approved by the Board of Directors in accordance with, and in the form specified in, Section 6.1, the initial Annual Plan and Finance Plan is attached as Appendix C.

"Articles of Association" means the Articles of Association of the Company, in the form of Appendix A attached hereto.

"Auditor" means the independent public accountants of the Company as designated in accordance with Section 5.1.

"Board of Directors" and "Board" means the board of directors of the Company.

"Business" is defined in Section 2.1.

"Business Day" means a day other than a Saturday or other day on which banks are required or authorized to be closed in Israel.

"Buying Shareholder" is defined in Section 14.4(ii).

"Call Option" is defined in Article 14.

"Call Shares" is defined in Article 14.

"Capital Call" is defined in Section 7.1.

"Chairman" means the Chairman of the Board of Directors as designated in accordance with Section 5.7.

"Code of Conduct" means the Code of Conduct of the Company attached hereto as Appendix F, as same may be amended from time to time.

"Company" is defined in the first WHEREAS paragraph of this Agreement.

"Companies Ordinance" means the Companies Ordinance (New Version) 5743-1983.

"Concurrent Documents" are the documents listed in Section 2.2, as they may be hereafter amended from time to time.

"Confidential Information" is defined in Section 13.4.

"CPP Shares" is defined in Section 3.2.

"Director" means a member of the Board of Directors.

"Effective Date" is the date this Agreement becomes effective as provided according to the Partnership Agreement.

"Event of Failure" is defined in Article 14.

"Failing Shareholder" is defined in Article 14.

"Fiscal Year" is defined in Section 6.2.

"GAAP" means the then current generally accepted accounting principles used in the State of Israel and the United States, as applicable.

"General Manager" means the General Manager of the Company designated in accordance with Section 6.6.

"Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality or any court, whether domestic or foreign, federal, state or local.

 "Lien" means any lien, mortgage, encumbrance, pledge, charge, lease restriction, easement, servitude, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.

"Memorandum of Association" means the Memorandum of Association of the Company substantially in the form of Appendix B attached hereto.

"Motorola" is defined in the first paragraph of this Agreement.

"Motorola's Notice" is defined in Section 11.2

"NIS" means New Israeli Shekels.

"Non-Failing Shareholder" is defined in Article 14.

"Offer" is defined in Section 10.2(i).

"Ownership Percentage" means the number of Shares owned by a shareholder expressed as a percentage of the total number of Shares issued and outstanding at any given time on a fully diluted basis.

"Party" means the Company or any of the Shareholders.

"Partnership" means the business partnership formed between the parties according to the Purchase and Sale Agreement.

"Partnership Agreement" means the Partnership Agreement by and between Motorola and Ampal, a copy of which is attached hereto as Appendix D1, and to which this Agreement is attached as an Appendix.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or Governmental Authority.

"Purchase and Sale Agreement" means the Purchase and Sale Agreement by and between Motorola and ___________________, a copy of which is attached hereto as Appendix D2, and to which the Partnership Agreement is attached as Exhibit A.

"Remaining Shareholders" is defined in Section 10.2(i).

"Security Policy" means the Security Policy of the Company attached hereto as Appendix G, as may be amended from time to time.

"Selling Shareholder" is defined in Section 10.2(i).

"Share(s)" means the shares of capital stock of the Company.

"Shareholder" and "Shareholders" - any shareholder of the Company.

"Successor Shareholder" is defined in Section 10.4.

"Supply and Maintenance Agreement" means the Supply and Maintenance Agreement attached hereto as Appendix I.

"Tag-Along Notice" is defined in Section 11.2

"Technical Shareholder" is defined in Section 9.3.

"Terms" is defined in Section 10.2(i).

"Transfer" means (i) any sale, assignment or transfer of Shares, (ii) sale, assignment or a transfer of securities convertible into or exchangeable for or other options or rights to acquire Shares; provided, however, that the creation of a Lien on Shares is not a Transfer.

"Transferred Shares" is defined in Section 10.2(i).

"US$" or "Dollars" means lawful currency of the United States of America.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise
(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in writing and signed by both parties (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, and Appendices shall be construed to refer to Articles and Sections of and Appendices to this Agreement.

                                   ARTICLE II
                                    PURPOSE

2.1 Purpose. The purpose of the Company is to operate a Shared Networks Operation system and provide services, including dispatch radio communication, telephone interconnect, messaging and wireless data in Israel, including integrated service platform of digital wireless communication services (ESMR), analog trunking system, being a service provider using derivatives and offspring of Motorola technology and to engage in any and all business related to or incidental to the foregoing in Israel (the "Business").

2.2 Concurrent Documents. Contemporaneously herewith, or prior to the signing of this Agreement, the following documents (the "Concurrent Documents") have been delivered to and executed by the parties thereto:

Articles of Association in the form of Appendix A;

Memorandum of Association in the form of Appendix B;

Supply and Maintenance Agreement in the form of Appendix I; and

      Administrative Agreement in the form of Appendix J.

                                  ARTICLE III
                        FORMATION, OWNERSHIP AND POWERS

3.1 Formation. The parties will cooperate in forming the Company as soon as possible after Ampal or Motorola exercises its right under Article ______ of the Partnership Agreement. The Company's Articles and Memorandum of Association shall be in the forms of Appendices A and B respectively. The parties undertake to cause the Company to adopt the contents of this Agreement and its Appendices and to ratify the conditions thereof, including the adoption of resolutions as necessary, both of the Shareholders and of the Board of Directors, to be held promptly after the Effective Date. Such resolutions shall be in the form of Appendix K attached hereto. In the event of contradiction and/or discrepancy between the provisions of this Agreement and the provisions of the Articles of Association, the provisions of this Agreement shall prevail and the Shareholders will amend the Articles of Association accordingly.

3.2 Capitalization. The authorized share capital of the Company shall be NIS 33,000,000, (thirty-three million New Israeli Shekels) comprised of 11,000,000 (eleven million) Cumulative Participating Preferred Shares ("CPP Shares"), par value NIS 1.- (one New Israeli Shekel) each, and 22,000,000 (twenty-two million) Ordinary Shares, par value NIS 1.- (one New Israeli Shekel) each. The Company shall issue all the CPP Shares to Ampal and all the Ordinary Shares to Motorola, free and clear of any Liens. Such shares shall be fully paid, validly issued and non-assessable. The CPP Shares are convertible to Ordinary Shares. The rights attached to the CPP Shares, including their conversion rights and the events of automatic conversion, and the rights attached to the Ordinary Shares are as provided for in Appendix Q attached hereto and the Articles of Association. After giving effect to such issuances, Motorola and Ampal shall own 66 2/3% and 33 1/3%, respectively, of the issued and outstanding share capital of the Company.

3.3 Consideration for the Shares. In consideration for the assets, rights, and agreements transferred and assigned to the Company as provided in the Partnership Agreement, the Company shall issue the Shares to Motorola and Ampal as provided in Article 3.2 above.

3.4 Preemptive Rights. As set forth in the Articles of Association, the Shareholders shall have preemptive rights to subscribe for any additional issuances of Shares or securities of the Company or any securities convertible into or exchangeable for, or options or rights to acquire, the capital stock of the Company in proportion to their then holdings. Except as otherwise provided herein, failure by a Shareholder to exercise its preemptive rights shall not constitute an event of default under or breach of this Agreement but shall result in dilution of the Ownership Percentage of such Shareholder. Failure by a Shareholder to exercise its preemptive rights with respect to an issuance of securities shall not act as a waiver of such Shareholder's right to exercise its preemptive rights for any subsequent issuance.

3.5 Property. Except as otherwise provided in this Agreement, the Concurrent Documents or any other contract to which the Company is or becomes a party, and as to which all Shareholders have consented or the procedures of Section 5.5 have been followed, (i) all assets and property, whether real, personal or mixed, tangible or intangible, including contractual rights owned or possessed by the Company shall be owned or possessed in the name of and by the Company and (ii) no Shareholder individually shall have any separate ownership or right of possession in such assets, property or rights.

3.6 Powers. Subject to and modified by the terms and conditions of this Agreement, the Company may exercise all of the powers and privileges granted by this Agreement and by law to the Company.

                                   ARTICLE IV
                                  SHAREHOLDERS

4.1 Meetings. The annual general meeting of the Shareholders shall be convened by the Board of Directors at least once a year, not later than 90 days after the end of each Fiscal Year, for the purpose of (i) approving the annual report, the balance sheet and the profit and loss account of the Company for the prior Fiscal Year, (ii) electing Directors, (iii) nomination of Auditors, (iv) considering such other business as may properly be brought before the meeting, and (v) addressing other matters required by law. In addition to any legal notifications that may be required by law, at least two weeks prior notice shall be given to each Shareholder by the Company for any annual general meeting; provided, however, that such period may be shortened with the written consent of all the Shareholders.

      Extraordinary meetings of the Shareholders may be called by the Board of Directors or at the request of Shareholders representing at least ten percent (10%) of the Share capital of the Company or otherwise as permitted by the Articles of Association or law. Extraordinary meetings of the Shareholders shall be convened upon at least two weeks prior notice provided, however, that such period may be shortened with the written consent of all the Shareholders. If the Board of Directors fails to convene the extraordinary meeting in a timely manner, the Shareholders shall have the right to compel the Chairman of the Board of Directors to convene the meeting and to convene such meeting by themselves, all in accordance with Israeli law.

4.2 Voting Rights; Quorum; Proxies. Each Shareholder shall be entitled to one vote for each Share held by such Shareholder.

      Unless a higher quorum is required by law, seventy-five percent (75%) of the outstanding Shares, the holders of which shall be present or represented by proxy at any meeting, shall constitute a quorum.

      Provided a quorum is present, and except as provided elsewhere in this Agreement, the affirmative vote of the holders of a majority of the outstanding Shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Shareholders. If the required quorum is not present at the first call for a Shareholder's meeting, a second call shall be issued for a date not earlier than two weeks after the first call and the Shareholders present or represented by proxy at such meeting and holding at least fifty percent (50%) of the outstanding Shares shall constitute the required quorum and may validly adopt resolutions on all matters specifically included in the previously distributed agenda of the meeting, excluding any matters requiring a special majority pursuant to Section 4.4, upon the affirmative vote of the holders of a majority of the outstanding Shares present in person or represented by proxy. To the extent that the required vote can not be achieved, a matter or proposal shall be considered rejected.

      Each Shareholder entitled to vote at a meeting of Shareholders may authorize another person or persons to act for such Shareholder by proxy, provided such proxy is filed with the Company as provided in the Articles of Association. The Shareholders may act without a meeting upon an unanimous written consent of all the Shareholders to a resolution, or as otherwise permitted by the Articles of Association of the Company.

4.3 Notice of Meetings. Notice of all Shareholder meetings, whether an annual general meeting or an extraordinary meeting (it being understood that each type of meeting would require a separate announcement), shall be sent in writing, by overnight courier or facsimile (delivery confirmed). The notice shall state the date, time and place of the meeting and contain a detailed agenda.

4.4 Restrictions. Notwithstanding anything contained herein to the contrary, the Company may not, without the affirmative approval of the Shareholders holding at least seventy-five percent (75%) of the issued and outstanding share capital, take the following actions and/or pass the following resolutions:

      (i) Any Special Resolution or Extraordinary Resolution, as defined in the Companies Ordinance, including any increases or decreases of the aggregate number of the Shares, changing the par value of the Shares or the terms of the Shares and amending the Memorandum or Articles of Association of the Company;

      (ii) The creation, issue, and grant, or sale of any Shares or other securities of the Company, including any debentures, options, warrants, or other securities convertible or exchangeable into Shares, or rights to subscribe for, or otherwise acquire Shares, including the issuance of Shares, such securities or rights to employees and/or directors of the Company, or the subdivision, increase, reduction, redemption, recall, or cancellation of any Shares.

      (iii) Any resolution with respect to any public offering of the Shares;

      (iv) Transactions with "Interested Parties" as defined in the Company Ordinance, except, to avoid doubt, transactions pursuant to the Supply and Maintenance Agreement and the Administrative Agreement;

      (v) A material change in the Business of the Company which is not in the ordinary course of business;

      (vi) Merger, reorganization, consolidation or acquisition of or sale, lease or other disposal of all or any substantial part of the Company's assets;

      (vii) Declaration and payment of any dividends or other distribution;

     (viii) Liquidation, dissolution, winding-up, the filing of a petition in bankruptcy or for reorganization under any bankruptcy law, consent to having an order for relief entered against the Company under any bankruptcy law or otherwise having the Company adjudicated in bankruptcy or insolvency, the making of an assignment for the benefit of creditors or the appointment of a receiver, trustee or custodian for a substantial portion of its business or property by virtue of an allegation of insolvency or any similar action under law;

      (ix) Any action and/or resolution which requires the approval of a supermajority of the Board of Directors under Article 5.5 hereof cannot be acted upon by the Shareholders unless such approval was granted;

      (x) Any change in the Supply and Maintenance Agreement or the Administrative Agreement; and

      (xi) Any resolution with respect to the provision by the Shareholders of additional funding to the Company and the issue of a Capital Call.

                                    ARTICLE V
                    BOARD OF DIRECTORS; AUDITORS; COMMITTEES

5.1 Initial Directors and Auditors. The Board of Directors shall consist of up to six (6) members, who shall be appointed by the Shareholders as provided in the Articles of Association as follows: Each Shareholder or group of Shareholders holding among themselves Shares representing fifteen percent (15%) or more of the issued and outstanding share capital of the Company shall be entitled by virtue of each such group of Shares to appoint one Director to the Board of Directors so that the holders of the CPP Shares shall be entitled to appoint two (2) Directors and the holders of the Ordinary Shares will be entitled to appoint four (4) Directors, and to replace and/or remove them as provided below. The initial director designees, and the Shareholders appointing them, are identified in Appendix E.

      The Company shall have one or two independent accounting firms who shall, for as long as Motorola is the largest Shareholder of the Company, be designated by agreement between Motorola and Ampal to act as auditor or joint auditors of the Company (the "Auditor"). It is agreed that the initial joint auditors for the first two (2) Fiscal Years shall be the Israeli member firms of KPMG and Arthur Andersen.

      Each Shareholder hereby consents to and approves the appointment of those persons set forth on Appendix E hereto as directors to serve in such capacity until their successors are duly appointed and qualified or until their earlier resignation or removal.

      Each Shareholder shall have the right to remove any or all of the Directors appointed by it at any time and from time to time appoint another. Any such removal shall be effective upon notice to the Company. Such notice shall set forth the name, address, and telephone and facsimile numbers of the individual(s) to replace the removed person(s). Any Director may resign from the Board of Directors. Such resignation shall be effective upon written notice to the Company. The removal of or resignation by a Director shall not invalidate any act of such Director taken prior to the receipt of the applicable notice by the Company. In the event a Director dies or resigns or in the event a Director is removed as aforesaid, or otherwise ceases to be a Director for any reason, the Shareholder who appointed such Director shall have the right to appoint another Director in his/her stead.

5.2 Meetings. The Board of Directors shall hold ordinary quarterly meetings and such other meetings as the Board of Directors deems appropriate. Ordinary meetings of the Board of Directors shall be held at the Company's main office unless otherwise determined by the Board. The Chairman (or another Director designated by the Chairman) shall preside over such meetings. At least seven Business Days' prior notice shall be given to each Director by the Chairman, or in his absence by his designated director as above, for any ordinary meeting of the Board; provided, however, that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two (2) Business Days.

      Meetings (whether ordinary or extraordinary) may be held in person, by phone, or via other electronic device, or the Board of Directors may act without a meeting upon the unanimous written consent of all of the Directors. Extraordinary meetings of the Board of Directors may be called by any two Directors upon at least seven (7) Business Days' prior notice for a meeting, provided however that such notice period may be shortened in the event of an emergency, but in no event shall such period be less than two (2) Business Days.

      The action taken by the Board of Directors at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held if each Director who did not receive the proper notice attends the meeting, or signs a written waiver of notice or signs the resolution without requesting a meeting for the proposal being circulated for signing (at any time, whether at or after such meeting).

5.3 Voting Rights; Quorum. Each Director shall be entitled to cast one vote in voting on all matters submitted to the Board of Directors.

      Five (5) Directors shall constitute a quorum. Provided a quorum is present and except as provided in Section 5.5 and elsewhere in this Agreement, a decision taken by the affirmative vote of the majority of the Directors present shall be the act of the Board. To the extent that a required vote can not be achieved, a matter or proposal shall be considered rejected.

5.4 Notice of Meetings. Notice of all Board of Directors meetings shall be sent in writing, by overnight courier or facsimile (delivery confirmed). The notice shall state the date, time and place of the meeting and contain a detailed agenda.

5.5 Matters Requiring Supermajority Approval. Notwithstanding anything herein to the contrary, the affirmative vote of a supermajority of at least five
      (5) of the six (6) Directors shall be required to take action and/or to pass a resolution on any of the following matters (to the extent any of the following items may be approved by the Board of Directors and does not require the approval of the Shareholders):

      (i) adoption of the financial statements of the Company for each Fiscal Year;

      (ii) alteration of any provision of the Articles of Association or the passing of any resolution inconsistent therewith or any changes to the organizational structure of the Company;

      (iii) subscription, purchase or acquisition of stock or any other equity interest in, or all or substantially all of the assets of, another corporation, partnership, trust, limited liability company, or other entity (other than temporary investment of cash in marketable securities);

      (iv) the issue of any Shares or securities, including any debentures, options, warrants, or other securities, convertible or exchangeable into Shares or rights or options to subscribe for or otherwise acquire Shares;

      (v) approval of the Company's Annual Plan and Finance Plan and any amendment or material deviation therefrom;

      (vi) declaration or payment of any interim dividends or other distribution;

      (vii) the determination or change of the signatory rights on behalf of the Company;

     (viii) the organizational structure of the Company, and any changes therein, and in accordance with and subject to the provisions of
            Section 6.6, the appointment of the General Manager and the Financial Manager, and the determination of the terms of their employment;

      (x) the entering into and execution of any partnership, joint venture, and strategic alliance agreement and any material agreement not in the ordinary course of business;

      (xi) the sale of any material assets of the Company or any right to such asset or the creation of a Lien thereon, except in the ordinary course of business; and

      (xii) any action and/or resolution requiring the affirmative approval of shareholders holding at least seventy-five percent (75%) of the issued and outstanding share capital as provided in Section 4.4 above, and any recommendation with respect thereto.

5.6 Remuneration and Reimbursement. No Director, unless working for the Company on a full-time basis, shall be remunerated for services to the Company. The Company shall reimburse reasonable costs and expenses incurred by Directors or committee members in connection with attending meetings of the Board of Directors and other services performed for or on behalf of the Company as will be decided by the Board, provided, however, that the Company may include directors within the scope of a share option plan or share issue plan to its employees or part thereof approved by the Board of Directors by a supermajority approval as provided in Section 5.5 above.

5.7 Chairman of the Board. The Chairman shall be appointed by Motorola from among the Directors appointed by Motorola for so long as Motorola is the largest Shareholder of the Company. The Chairman shall be responsible for determining the agenda and order of items for discussion at meetings of the Board of Directors and for the conduct and closing of the meetings. The General Manager and each of the Directors may, by application to the Chairman, initiate discussion on issues concerning the Company. To avoid doubt, the Chairman of the Board shall have one (1) vote and shall not have a casting vote.

5.8 Board Observers. The Directors shall be entitled to bring non-voting observers to any meeting of the Board of Directors. If a majority of the Directors object to the presence of such observers for the discussion of any action, then, as to that specific action, the observers shall remove themselves from the meeting. In no event shall such observers be entitled to reimbursement from the Company for costs or expenses of their attendance at such meeting.

5.9 Committees of the Board. The Board of Directors may establish such committees of the Board with such composition, responsibilities and powers as the Board of Directors may determine. All such committees shall report to and be under the direction of the Board of Directors. Committees shall meet at such times as they or the Board of Directors direct. Unless otherwise agreed by the Shareholders, no committee member, unless such member shall work for the Company on a full-time basis, shall be remunerated for services to the Company. Subject to the provisions of Articles 5.10 and 5.11 hereof, the Board of Directors shall have the authority to dissolve committees, change the number of members, the manner of designation or selection of members, the provisions regarding chairmanship and decision making, or the responsibilities of such committees as specified herein without amending this Agreement. To avoid doubt, the Chairman of a committee shall have only one (1) vote and shall not have a casting vote. All committees, except for the Audit Committee, shall constitute three members (including the Chairman thereof), of which one at least will be from among the Directors appointed by Ampal as long as Ampal has the right to appoint a Director. To avoid doubt, committees cannot take action and/or pass a resolution on any of the matters that require the supermajority approval under Section 5.5 above.

5.10 Executive Committee. The Board of Directors shall establish an Executive Committee comprised of three (3) Directors of the Company. For as long as Motorola is a majority shareholder of the Company, two (2) of the members of the Executive Committee shall be Directors appointed by Motorola and as long as Ampal has the right to appoint a Director one (1) shall be a Director appointed by Ampal. The Executive Committee shall meet no less often than monthly and shall have such duties and responsibilities as are delegated by the Board of Directors from time to time.

5.11 Audit Committee. In addition to the Executive Committee there shall be an Audit Committee comprised of one (1) Director appointed by Ampal, and one
      (1) Director appointed by Motorola. The Audit Committee shall meet no less than quarterly and shall have such duties and responsibilities as delegated to it by the Board.

5.12 Internal Comptroller. The Company shall appoint as an internal comptroller a person agreed upon by Motorola and Ampal.

                                   ARTICLE VI
                               MANAGEMENT MATTERS

6.1 Annual Plan and Finance Plan. By August 31 of each Fiscal Year the General Manager shall prepare or cause to be prepared and submitted to the Board of Directors an Annual Plan and Finance Plan for the following Fiscal Year. The Annual Plan and Finance Plan shall be subject to the approval of the Board of Directors with the approval of the supermajority as required under Section 5.5 above.

      Each Annual Plan and Finance Plan shall include a five year business and marketing plan for the Company which shall set forth pro-forma balance sheets, income statements, cash flow projections and capital budgets on a monthly basis for the first year an on an annual basis for the following four years. The Annual Plan and Finance Plan shall also include personnel plans and such other matters as the Board of Directors deems appropriate. The Annual Plan and Finance Plan shall also include a five-year budget of capital expenditures (investments), expenses, a cash flow forecast, amounts recommended to be funded through Shareholder equity contributions, Shareholders' loans and guarantees and third party borrowings on a monthly basis for the first year and on an annual basis for the following four years, and such other matters as the Board of Directors deems appropriate.

      The initial Annual Plan and Finance Plan attached hereto as Appendix C is hereby approved by the Parties. To avoid doubt, all amounts required by the Company thereunder shall be raised by the Company through third party borrowing without the Shareholders having to provide any guarantees therefor.

6.2 Fiscal Year and Quarter. The fiscal year of the Company shall begin January 1st and end December 31st. Fiscal quarters shall be calendar quarters.

6.3 Code of Conduct. The Company shall adopt the Code of Conduct attached hereto as Appendix F and will require all employees to sign and adhere to such code as a condition of employment. The Company will at all times maintain a Code of Conduct substantially similar to Motorola's.

6.4 Security Standards. The Company shall adopt the Security Policy attached hereto as Appendix G and will use its best efforts to implement such Security Policy.

6.5 Training and Enforcement. Upon the orientation of any new employee and from time to time with respect to all employees, the Company shall provide adequate training and updating of its employees with respect to its policies. Further, the Company will use its best efforts to enforce such policies and establish appropriate monitoring procedures over the Company's activities impacted by such policies. For as long as Motorola is the largest Shareholder of the Company, the Company will apply Motorola human resources policies.

6.6 General Manager and Other Officers. The initial Management team, including the General Manager, Financial Manager, Marketing Manager, Technical Manager and Operating and Data Processing Manager shall be as set out in Appendix R.

      Subject to the above:

      (i) For as long as Motorola is the largest Shareholder of the Company and holds forty percent (40%) or more of the voting rights in the Company, the General Manager shall be appointed and replaced by the Board of Directors with the approval of a supermajority, as required under Section 5.5 above, from between two (2) candidates recommended by Motorola.

      (ii) For as long as Ampal has the right to appoint a Director, the Financial Manager of the Company shall be appointed and replaced by the Board of Directors from between two (2) candidates recommended for such position by Ampal.

      (iii) The Marketing Manager, Technical Manager, and Operating and Data Processing Manager shall be appointed and replaced and their terms of employment shall be determined by the Board of Directors, and to avoid doubt, without the need for approval by a supermajority.

      (iv) All the other positions shall be appointed and replaced by the General Manager of the Company.

6.7 The General Manager shall carry out the day-to-day operations of the Company under the supervision of the Board of Directors and in accordance with this Agreement, and shall have the following authority:

      (a) to conduct the day-to-day business policy and operations of the Company, including, without limitation, to conclude contracts, agreements, and other activities on behalf of the Company, subject to and in conformity with applicable laws and regulations, this Agreement, the Articles of Association and in strict accordance with the applicable policies, resolutions, decisions, and directives of the Board of Directors, including, without limitation, the Annual Plan and the Finance Plan.

      (b) to employ, terminate, and otherwise deal with the employees of the Company, in accordance with applicable laws and regulations, this Agreement, any applicable policies, resolutions, decisions, and directives of the Board of Directors and subject to the provisions of Article 6.6 hereof.

      (c) to be responsible for implementing and monitoring system of internal controls which protects the assets of the Company and the investments of the Shareholders.

                                  ARTICLE VII
                              CAPITAL AND FINANCE

7.1 Additional Funding. Although it is the intention of the parties that the Company shall secure its own financing from its internal cash flow and from third party borrowing without the Shareholders having to make any contribution to the issued and paid up capital of the Company and/or provide the Company with any shareholders' loans and/or guarantee any of the Company's obligations, each of the shareholders understands and agrees that nevertheless additional funding by the shareholders may be required in order to operate, maintain and build the Business.

      The Company's shareholders with approval of Shareholders holding at least seventy-five percent (75%) of the issued and outstanding Share capital as provided in Article 4.4 hereof, shall be competent to decide on providing such additional funding by the Shareholders, including the manner and the timing of its infusion into the Company. Following the adoption of such specific resolutions, the Company will issue to the Shareholders a request for such additional funding ("Capital Call"). Each Shareholder shall be obligated and responsible for providing the Company with its/his share of the requisite funding in proportion to each Shareholder's Ownership Percentage, all according to the resolution of the Shareholders holding at least seventy-five percent (75%) of the issued and outstanding Share capital. The terms under which such Shareholders will be required to provide additional funding to the Company, whether by way of contributions to the issued and paid up capital of the Company, providing a Shareholders' loan to the Company or guaranteeing the obligations of the Company, will be the same for all Shareholders and will be specified in the Capital Call.

      Any Shareholder which fails to fund a Capital Call issued by the Shareholders as aforesaid shall not be deemed to have breached its obligations under this Agreement but the other Shareholders shall then have the right to demand that such Shareholder's interest in the Company be proportionally diluted as provided in Article 7.2 hereof.

      The initial Annual Plan and Financial Plan attached hereto as Appendix C outlines the additional funding required for the period covered thereunder. To avoid any doubt, any additional funding required under such initial Annual Plan and Financial Plan shall be financed by the Company from outside borrowing, without the need for shareholders' guarantee.

      In the event the additional funding or a portion thereof is to be provided by way of guarantees, each Shareholder shall have the right, in lieu of providing such a guarantee, to provide directly to the Company a loan (not guaranteed by any other Shareholder) in the amount of such guarantee, any such loan by a Shareholder shall be on substantially the same terms and shall rank equally as those on which the guarantees were requested.

7.2 Dilution. In the event any shareholder of the Company does not comply with a Capital Call, such shareholder's Ownership Percentage will be diluted as will be determined by an appraiser or appraisers in accordance with the provisions of Section 14.5 hereof prior to the decision of the Shareholders as provided in Section 7.1, or by agreement between Motorola and Ampal.

7.3 Books and Records. The books of account for the Company shall be kept and maintained at the principal office of the Company or at such other place as the Board of Directors may determine from time to time. The official books of account shall be maintained in accordance with GAAP consistently applied with reference to all Company transactions. The Company's financial statements shall be in US$ and, if requested by any of the parties, in NIS as well, will be in accordance with GAAP consistently applied and all applicable laws. As long as Motorola is the largest Shareholder of the Company, the books and accounts of the Company will be kept in accordance with the forms, dates and procedures customarily used by Motorola.

7.4 Annual Financial Statements. No later than sixty (60) days following the end of each Fiscal Year, the Company will prepare and deliver to each Shareholder audited financial statements for the Fiscal Year including a profit and loss statement for the Company and a statement of changes in financial position for such fiscal year, and a balance sheet for the Company, all prepared in accordance with GAAP, and as required by each of the Shareholders and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Laws in Israel, USA or elsewhere.

7.5 Interim Financial Statements. As soon as practicable (but no later than thirty (30) days) after the end of each month and of each Fiscal Quarter, the Company shall prepare and deliver to each Shareholder interim financial statements and reviewed interim financial statements for each Fiscal Quarter including a profit and loss account and a statement of changes in financial position for such month or Fiscal Quarter and for the portion of the Fiscal Year then ended, and a balance sheet for the Company as at the end of such month or Fiscal Quarter, prepared in accordance with GAAP, and as required by each of the Shareholders and their Affiliates for the purpose of complying with its disclosure requirements under any Securities Law in Israel, USA or elsewhere.

7.6 Monthly Operation Reports. Together with the delivery of the Interim Financial Statements referred to in Section 7.5, the Company shall supply to the Board monthly operating reports to the Board of Directors in the form specified by the Board of Directors and such other reports as may be requested by the Board of Directors from time to time. Until the Board of Directors specifies an alternative reporting format, such operating reports shall provide data regarding network outage and network quality, churn rate, system loading (in units), customer satisfaction, activation cycle time and billing quality.

7.7 Inspection of Facilities and Records. Each Shareholder shall, upon prior written notice to the Company, have the right at all reasonable times during usual business hours to inspect the facilities of the Company and to examine the books of account and records of the Company and to audit the Company's compliance with the terms of this Agreement (including, without limitation, application of policies set forth herein). Such right may be exercised through any agent, employee or representative of such Shareholder designated by it, or by an independent public accountant. The Shareholder conducting such examination, inspection or audit shall bear all costs and expenses incurred in connection therewith. Each Shareholder agrees to conduct such examinations, inspections and audits in such a manner so as to minimize any interference with the operations of the Company. The Company shall address promptly any recommendations made by a Shareholder as a result of its examinations, inspections or audits and shall take all necessary corporate action.

7.8 Banking Matters. Funds of the Company shall be deposited in such banks or other depositories as determined by the Board of Directors or its designee. Checks or other orders of withdrawal shall be drawn upon the Company's account or accounts only for purposes of the Company and shall be signed by such officers or authorized representatives as are designated by the Board of Directors, subject to any conditions or limitations which it may set.

7.9 Signatory Policy. Appendix H sets forth the Company's initial signatory policy. The Board of Directors shall at all times have in effect a signatory policy regarding the authorized officers of the Company entitled to execute documents on the Company's behalf. Such policy shall be substantially in the form of Appendix H attached hereto.

7.10 At the request of a Shareholder the Company shall provide each of the Shareholders such information as may be required by it for the purpose of complying with its or its Affiliates disclosure requirements under any Securities Law in Israel, USA or elsewhere.

                                  ARTICLE VIII
                               DIVIDEND POLICIES

The dividend policies of the Company is set forth in Appendix L attached hereto.

                                   ARTICLE IX
                              BUSINESS OPERATIONS

9.1   Agreements with Motorola.

      9.1.1 The Company and Ampal agree that so long as Motorola is the largest Shareholder of the Company, the Company will utilize exclusively subscriber equipment and infrastructure equipment manufactured or supplied by Motorola unless otherwise approved by Motorola. *







                  Motorola undertakes to supply the Company, at the Company's request and for prices not exceeding the maximum prices as provided above, with all equipment needed by it for its operation, and all necessary related data and services. *







      9.1.2 Administrative Agreement. For a period of three (3) years beginning as of the Effective Date, Motorola shall supply the Company with certain administrative services, and will enable the Company to use the MIBAS billing system as more fully

      * This information has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

            detailed in the Administrative Agreement attached hereto as Appendix J. Those services or any part thereof can be terminated by the Company if the price for any such services is not competitive.

      9.1.3 For the avoidance of doubt, the consideration to be paid by the Company to Motorola for the purchase and maintenance services to be supplied to it by Motorola under the Supply and Maintenance Agreement and for the administrative services to be supplied to it under the Administrative Agreement shall not exceed the amounts allocated for such expenses under the initial Annual Plan and Financial Plan. Upon the formation of the Company the Company and Motorola shall assume, execute, and deliver the Supply and Maintenance Agreement attached hereto as Appendix I and the Administrative Agreement attached hereto as Appendix J.

9.2 Quality Control and Reporting System. The Company and Ampal agree that so long as Motorola is the largest Shareholder of the Company the Company shall adopt and implement a quality control and reporting system acceptable to Motorola measuring, among other things, network outage and network quality, churn rate, customer satisfaction, activation cycle time and billing quality.

9.3 Technical Shareholder. The Technical Shareholder shall make all basic technical and operational recommendations relating to all technical and operational aspects of the Company in connection with the operation of the Business and related telecommunications services. The Technical Shareholder shall be Motorola, as long as Motorola is the largest Shareholder of the Company. If Motorola resigns as the Technical Shareholder or is no longer a Shareholder, the Board of Directors shall immediately call for an extraordinary Board meeting to appoint a new Technical Shareholder, at which meeting a majority of the Board of Directors shall appoint a new Technical Shareholder.

9.4 Business Dealings with the Company. Except as otherwise provided herein, a Shareholder or any Affiliate thereof may enter into contracts or agreements with the Company and otherwise enter into transactions or dealings with the Company on an arm's-length or other reasonable basis and derive and retain profits therefrom, provided that any such contract or agreement or other transaction or dealing is approved by the Shareholders pursuant to Section 4.4., and subject to the Companies Ordinance. The validity of any such approved contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Company and such Shareholder or any of its Affiliates.

9.5 Other Activities of Shareholders and Affiliates. No Director of the Company shall be obligated to reveal confidential or proprietary information belonging to any Shareholder or a Shareholder's Affiliates without the consent of such Shareholder or its Affiliate, as applicable, unless required by a court order or by law.

9.6 Training and Presentations. For as long as Motorola is the largest Shareholder of the Company, the Company agrees to participate in Motorola's world-wide training and Total

      Customer Satisfaction (or similar) programs and make the appropriate employees available for such functions.

9.7 Trademarks. Motorola will provide the Company and will cause Motorola Israel Ltd. to provide the Company, as the case may be, as of the Effective Date, for no consideration or charge whatsoever, the unlimited perpetual and exclusive right of use in Israel of the Trademarks listed in
      Schedule 5.12 to the Purchase and Sale Agreement.

9.8   Employees.

      9.8.1 The Company shall engage employees according to its needs as appear in the Annual Plan and Finance Plan and as shall be approved by the Board of Directors, in accordance with such job openings and conditions as it may determine. In the first stage, Motorola employees will be transferred to the Company, on employment terms identical to those existing on the date of transition at the Company. A list of the employees to be transferred by Motorola as aforesaid is attached hereto as Appendix M.

      9.8.2 Employees who shall be hired by the Company will sign a standard personal employment contract with personal salary terms. The relationship between the Company and the employee shall be direct and personal.

      9.8.3 (1)   Notwithstanding anything aforesaid, certain employees will not be transferred but seconded to the Company. It is hereby agreed that the employee listed in Appendix N as seconded, shall be seconded in the first stage by Motorola to the Company, and the employer-employee relationship shall continue to apply between Motorola and the employee concerned
                  (hereinafter: the "Seconded Employee").

            (2) The Company shall pay Motorola the cost of employment of the employee seconded on its behalf, in accordance with an account to be submitted to the Company in respect of the Seconded Employee.

            (3) Motorola shall be responsible for discharging, at all times, allowances and social benefits, including severance pay, to the employee seconded on its behalf, and shall indemnify the Company upon first demand in respect of any payment the Company shall be compelled to make in consequence of non-fulfillment by Motorola of its obligation under this paragraph; provided, however, that Motorola shall have received immediate notice of any such claim and/or demand and have been given the opportunity to defend itself against any such claim and/or demand.

            (4) The duration of the seconded period shall be as agreed between the Company and Motorola.

      9.8.4 (1)   Motorola hereby represents and warrants that all funds
                  for severance pay and other social benefits with respect to all employees to be transferred by Motorola to the Company have been, or not later than thirty (30) days from the Effective Date will be, transferred and paid by it to all the relevant external funds, including Managers Insurance plans, Kupat Gemel, Keren Hishtalmut, and Severance Pay funds. The
                  Company and Motorola shall, immediately following the Effective Date, apply to the tax authorities for permission to transfer such funds to the Company's name and upon receipt of such approval all such funds shall be transferred to the Company, which, as of that date, will assume all such liabilities towards said employees.

            (2) Motorola undertakes to indemnify the Company in respect of any claim and/or demand and/or payment for which the Company shall be held liable in respect of employer-employee relations during the period of employment of the employee concerned with Motorola, except for such increase in severance pay resulting from an increase in such employee's salary subsequent to the Effective Date, along with payment of the expenses actually incurred in connection with the handling of any such claim as aforesaid.

      9.8.5 For the removal of doubt, it is agreed that the provisions of this
            Section 9.8 do not constitute an agreement in favor of any third party, except for the Company.

9.9.  Company's Organizational Structure

      9.9.1 The Company's organizational structure shall be as set forth in Appendix O attached hereto.

      9.9.2 The Board of Directors, pursuant to Section 5.5, may decide upon changes in the Company's organizational structure as may be required.

                                   ARTICLE X
                               TRANSFER OF SHARES

10.1 Restrictions on Transfers. No Shareholder shall Transfer all or any part of its Shares or other rights attaching to Shares to any Person except in accordance with the procedures set forth in this Agreement.
      Notwithstanding the provisions of this Article X, in no event shall a Transfer be allowed to:

      (i) a Person, including, without limitation, Affiliates, in direct or indirect competition with the Business;

      (ii) such other Person that will purchase the Shares for reasons other than bona fide investments, such as to gain sensitive or protected information of the Company or the Shareholders; or

      (iii) any Person who is prohibited by law or regulation from being a participant in the Business.

      Any Shareholder may, without the consent of the other Shareholders or the Company, create any Lien on its Shares provided that the realization of the Lien will be considered as a Transfer and will be subject to all restrictions on the transfer of shares under this Article X and Article XI hereto and further provided that the Person for whose benefit such Lien is created will so confirm in writing at the time the Lien agreement is signed. The Shareholder creating such Lien shall provide the other Shareholder, immediately after the creation of the Lien, with such written confirmation of the Person for whose benefit such Lien is created. The creation of the Lien shall not entitle any other Shareholder to a right of first refusal or a Tag-Along Right. No Shareholder shall take any action which shall cause the Company to have less than the requisite minimum number of shareholders under the Companies Ordinance.

10.2  Transfer of Shares to Third Party

      (i) In the event any Shareholder of the Company (the "Selling Shareholder") wishes to Transfer all or any of its Shares (the "Transferred Shares"), it must first offer the Transferred Shares to all the other Shareholders (the "Remaining Shareholders") by giving them a written offer (the "Offer") to purchase the Transferred Shares at the price and payment terms (the "Terms") to be specified by the Selling Shareholder in the Offer.

      (ii) Each Remaining Shareholder may accept the Offer by written notice (the "Acceptance Notice") given to the Selling Shareholder not later than thirty (30) days from the date on which the Offer was delivered to it, stating in the Acceptance Notice the number of Transferred Shares with respect to which the Offer is accepted by it.
            If Acceptance Notices with respect to less than all Transferred Shares are duly given to the Selling Shareholder, the Selling Shareholder will notify in writing within seven (7) days of the end of the said thirty (30) day period the Remaining Shareholders who gave Acceptance Notices of the number of Transferred Shares with respect to which Acceptance Notices were not given, and such Remaining Shareholders will have the right to give additional Acceptance Notices within seven (7) days of the end of the said seven (7) day period.
            If Acceptance Notices with respect to all Transferred Shares have been duly given to the Selling Shareholder, the Selling Shareholder will Transfer, and the Remaining Shareholders who have given Acceptance Notices will purchase, the Transferred Shares at the Terms specified in the Offer, and each purchasing Remaining Shareholder shall participate in such purchase pro rata to the number of Transferred Shares with respect to which it has accepted the Offer in its Acceptance Notice.
            If no Acceptance Notices were duly given to the Selling Shareholder by the end of the said thirty (30) day period, or if the Acceptance Notices so given by the end of the said seven (7) day period are with respect to less than all the Transferred

            Shares, the Selling Shareholder shall have the right to Transfer the Transferred Shares to any Person, subject to the provision of Sections 10.1, 10.4 and 10.7 hereof within sixty (60) days from the end of said thirty (30) day period, but at a price and on payment terms which are not less beneficial to the Selling Shareholder than the Terms specified in the Offer.

10.3 Transfer to Affiliates. Notwithstanding the provisions of Section 10.2 hereof, a Shareholder may at any time, upon notice to the other Shareholder, Transfer all, or any part, of its Shares to an Affiliate and the first refusal right and Tag Along Right provided in Article X and
      Article XI hereof will not apply; provided, however, that the transferor Shareholder shall remain responsible to the Company and the other Shareholders for all of its duties and obligations under the Agreement and under any Concurrent Agreement jointly and severally with said Affiliate. In the event an Affiliate to which Shares have been Transferred ceases to be an Affiliate, and unless other Shareholders of the Company, holding among themselves the majority of the outstanding Shares not held by such Affiliate and the transferor Shareholder and its Affiliates, consent to the Transfer of control in the said Affiliate from the transferor Shareholder, which consent shall not be unreasonably withheld, then such Affiliate shall, upon or prior to ceasing to be an Affiliate, transfer such Shares back to the Shareholder from which it acquired the Shares.

10.4 Admission of a Transferee as a Shareholder. If a Shareholder Transfers its Shares to a transferee (the "Successor Shareholder") in accordance with the provisions of this Article X and Article XI hereto, the admission of the Successor Shareholder as a Shareholder of the Company shall be conditioned upon the receipt by the Company and the other Shareholder of the following, but only upon the following:

      (i) The Successor Shareholder's agreement in writing to be bound by all of the terms of this Agreement including the Concurrent Agreements, assuming the rights, duties and obligations of the transferor Shareholder hereunder pro rata to its Percentage Ownership or jointly and severally with the transferor, and in the event of an Affiliate - only jointly and severally with the transferor;

      (ii) Such other documents or instruments as may be required in order to effect its admission as a Shareholder under this Agreement and applicable law.

10.5 Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any Transfer of an interest in the Company in contravention of any of the provisions of this Article shall be void and ineffective ab initio, and shall not bind or be recognized by the Company.

10.6 Non-Cash Consideration. Any Transfer of Shares the consideration for which is not wholly in money shall be subject to the prior approval of Shareholders holding at least 75% (seventy-five percent) of the outstanding share capital of the Company.

10.7 Additional Restrictions. Notwithstanding any other restrictions contained in this Agreement, the Shareholders further agree as follows:

     10.7.1 No Shareholder can Transfer its Shares for a two (2) year period commencing on the date on which the Partnership assets are transferred to the Company as provided in the Partnership Agreement (the "Limitation Period") if as a result of such Transfer the combined ownership of Shares held by Motorola and Ampal is less than 90% (ninety percent) of the issued and outstanding share capital of the Company. It is agreed that, subject to any other restriction hereof, Ampal can Transfer to others during such period 8% (eight percent) and Motorola 2% (two percent) of the total number of Shares in the outstanding capital of the Company as of the beginning of the Limitation Period.

     10.7.2 During the Limitation Period the Company cannot make a public offering of its Shares prior to the second anniversary of the Effective Date unless the combined ownership of Shares held by Motorola and Ampal is at least 51% (fifty-one percent) of the issued and outstanding share capital of the Company after such public offering.

     10.7.3 During the Limitation Period the Company cannot issue new Shares prior to the second anniversary of the Effective Date unless the combined ownership of Shares held by Motorola and Ampal is at least 80% (eighty percent) of the issued and outstanding share capital of the Company and the Company receives the approval of the Income Tax Authority prior to such issuance.

                                   ARTICLE XI
                                TAG-ALONG RIGHT

11.1 Transfer by Motorola. In addition to the right of first refusal granted under Section 10.2, with respect to any proposed Transfer of Shares by Motorola to a person or persons, no such proposed Transfer shall be permitted to be made unless and until Motorola shall have given Ampal the right and opportunity to Transfer Shares held by Ampal to the proposed purchaser in an amount up to the number of Shares held by Ampal equaling the number derived by multiplying the total number of Shares held by Ampal by a fraction the numerator of which is equal to the number of Shares held by Motorola that is proposed to be purchased by the proposed purchaser and the denominator of which is the total number of Shares held by Motorola at the same price per share and upon the same terms and conditions of such proposed transfer by Motorola.

      Motorola shall, prior to any proposed Transfer notify, or cause to be notified, Ampal in writing of each such proposed Transfer. Such notification shall be in accordance with Section 11.2. Notwithstanding the foregoing, the tag-along right provided in this Article XI shall not apply to any Transfers by Motorola to any of its Affiliates.

11.2 Notification of Proposed Transfers. In the event of proposed Transfer pursuant to Section 11.1, Motorola shall notify Ampal in writing of the proposed Transfer. Such notice shall set forth: (i) the number of Shares proposed to be transferred and the percentage of Motorola's total share proposed to be sold, (ii) the name and address of the proposed purchaser,
      (iii) the proposed price and terms and conditions of payment offered by such proposed purchaser and (iv) that the proposed purchaser has been informed of the Tag-Along Right provided for in this Article XI and has agreed to purchase additional shares in accordance with the terms hereof (the "Motorola's Notice"). The Tag-Along Right may be exercised by Ampal by delivery of a written notice to the Company and Motorola (a "Tag-Along Notice") within thirty (30) days following receipt of the Motorola's Notice. The Tag-Along Notice shall state the number of Shares that Ampal wishes to include in such Transfer to the proposed purchaser which shall not exceed the maximum amount referred to in Section 11.1 above and will not exceed the number of shares proposed to be transferred by Motorola as specified in the Motorola's Notice. In the event that the proposed purchaser does not purchase such Ampal's Shares on the same terms and conditions set forth in Motorola's Notice together with the purchase on the same terms and conditions of such Shares of Motorola as specified in the Motorola's Notice, then Motorola shall not Transfer its Shares to the proposed purchaser and any such attempted Transfer by Motorola to such proposed purchaser shall be invalid. Upon expiration of such 30-day period, and if no Tag-Along Notice is given by Ampal, Motorola shall have the right, thereafter, for an additional 30 days to Transfer the Shares to the proposed purchaser on terms and conditions no more beneficial to Motorola than those set forth in Motorola's Notice. The above Tag-Along Rights will terminate if and when Motorola's and Motorola's Affiliates' combined Ownership Percentage decreases below 15% (fifteen percent) and for as long as it remains below 15% (fifteen percent).

11.3  Bring Along. Provided the following preconditions are fully complied with:

      (i) At the time Motorola's Notice is given to Ampal and until the completion of the sale proposed thereunder, Motorola's and Motorola's Affiliates' combined Ownership Percentage is more than 50% (fifty percent); and

      (ii) Motorola's and Motorola's Affiliates' propose to sell and actually sell all of Motorola's and Motorola's Affiliates' holdings in the Company to a third party which is neither a Shareholder nor an Affiliate; and

      (iii) Prior to the proposed sale the Company has paid Ampal all the accumulated dividends (as more fully detailed in the Articles of Association and in Appendix Q) accumulated until such time and repaid to Ampal all of the shareholders loans and released Ampal from all of the guarantees given by it for the benefit of the Company; and

      (iv) The proposed sale is to be completed before the Initial Public Offering of the Shares; and

      (v) The terms and conditions under which Motorola and Motorola's Affiliates are about to sell their entire holdings are identical with or worse for Motorola than the terms and conditions under which Ampal is offered to sell its holdings in the Company; and

      (vi) The proposed price reflects the Company's net value of at least $330,000,000, and the proposed price for the Ampal Shares is not lower than: a x 1.16n x 1.10 where

            "n" is the number of years (and part of a year) between January 1, 1998 and the date on which the price is to be fully paid to Ampal; and

            "a" is $110,000,000, but if "n" is 5 (five) or more, and a Private Company Bonus as described in Article XI.A. to the Purchase and Sale Agreement is payable or paid by Ampal to Motorola -- "a" is $110,000,000 plus the said Private Company Bonus; and

      (vi) Motorola shall have represented and warranted in the Motorola's Notice that all the above preconditions are and/or will be complied with fully;

      Then Ampal will be obligated to sell all its Shares together with Motorola's Shares at the aforementioned price and on the aforementioned terms and conditions and Motorola shall not be entitled to sell its Shares unless all of Ampal's Shares are also sold as aforementioned and subject to the above provisions the time provisions contained in Section 11.2 above shall apply.

11.4 Ampal's Tag-Along Rights granted under Sections 11.1 and 11.2 above shall expire if and when Ampal's and Ampal's Affiliates' combined Ownership Percentage exceeds 50% (fifty percent).

11.5 If and when Motorola's and Motorola's Affiliates' combined Ownership Percentage decreases to 50% (fifty percent) or less, then

      (i) Motorola shall have the same Tag-Along Rights granted to Ampal under the provisions of Sections 11.1 and 11.2 above, and that for as long as Ampal's and Ampal's Affiliates' combined Ownership Percentage is 15% (fifteen percent) or more; provided, however, that in no event shall the number of Shares that Motorola will be entitled to include in a Transfer to a proposed purchaser by virtue of its Tag-Along Rights exceed the number of Shares proposed to be transferred by Ampal to such proposed purchaser; and

      (ii) Ampal shall have the same Bring-Along right granted to Motorola under Section 11.3 above, and that for as long as Ampal's and Ampal's Affiliates' combined Ownership Percentage is more than 50% (fifty percent).

                                  ARTICLE XII
                              REGISTRATION RIGHTS

12.1 Registration Upon Request. Promptly upon written request by the holders of at least 15% (fifteen percent) of the Shares at any time after six (6) months following the Company's initial public offering of Shares ("IPO") to effect the registration, under the law of the jurisdiction in which Shares were registered in the IPO ("Securities Law"), of Shares that would have an anticipated gross offering price of at least $5,000,000, the Company shall use its reasonable best efforts to file a registration statement under the Securities Law covering all the Shares that the Shareholder desires to register, and shall use its reasonable best efforts to cause such registration statement to become effective as soon as practicable.

      The Company shall not be required to effect (i) more than an aggregate of two registrations pursuant to this Section 12.1 for each 15% (fifteen percent) Shareholder/s, (ii) more than one registration during any 12-month period pursuant to this Section 12.1, and (iii) any registration for any Shareholder who could dispose of all of its Shares within 12 (twelve) months without registration pursuant to Rule 144 pursuant to the United States Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act").

      The Company shall have the right to defer the filing of a registration statement pursuant to this Section 12.1 not more than once in any 12-month period if the Board of Directors shall determine that it would be seriously detrimental to the Company to file such registration statement.

12.2 Incidental Registration. If the Company at any time proposes to register any of its Shares for its own account or for the account of any Shareholder (other than a registration statement on Form S-4 or S-8 promulgated under the Act or any successor form or other similar form under the securities law of any other jurisdiction), it shall promptly give written notice to each Shareholder holding at least 10% of the then issued Shares of its intention to do so, and, if within 10 Business Days after the receipt of such notice, any such Shareholder so requests in writing, the Company shall include in such registration all Shares that such Shareholder shall specify in writing.

      However, if the proposed registration is to be underwritten, the mana-ging underwriter shall have the right to exclude Shares held by the Shareholders from such registration if it advises the Company that such exclusion is necessary to avoid interfering with the successful marketing (including pricing) of the underwritten portion of the public offering, provided, however, that the Shares to be included in any such registration other than those being sold by the Company shall be allocated pro rata among the affected holders based upon the ratio that the number of Shares then owned by each Shareholder thereof bears to the aggregate number of Shares then owned by all such holders who requested to be included in such registration, provided, further, however, that if such registration is being effected pursuant to the exercise by a Shareholder of its right pursuant to Section 12.2 above (the "Initiating Shareholder"), the Shares to be included in such registration shall be included in the following order: (i) first, the Shares held by the Initiating Shareholder;
      (ii) second, the Shares being registered by the Company; and (iii) third, pro rata among the other Shareholders (other than the Initiating Shareholder) based upon the ratio that the number of Shares then owned by each such Shareholder bears to the aggregate number of Shares then owned by all such holders who requested to be included in such registration.

12.3 Conditions. In connection with any registration of Shares pursuant to Sections 12.2 and 12.3, the Company shall:

      (i) prepare and file the registration statement and such amendments and supplements to the registration statement and the prospectus or offering circular used in connection therewith as may be necessary to keep the registration statement current and effective for a period of time required for the disposition of such securities by the holders thereof, but not to exceed six months;

      (ii) furnish to such selling Shareholders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Law, and such other documents, as such selling Shareholders may reasonably request;

      (iii) register or qualify the Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such Shareholder shall reasonably request (provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process), and do such other reasonable acts as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement; and

      (iv) cause all such Shares to be listed on each securities exchange (and to be included in each such established securities market) on which (or in which) the Shares are then listed (or included).

12.4 Expenses. All expenses incurred by the Company in connection with any registration pursuant hereto, including without limitation all registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company, shall be borne by the Company, provided, however, that under all circumstances all underwriting discounts, taxes, if any, and selling commissions attributable to the Shareholders participating in any registration shall not be borne by the Company but shall be borne by the Shareholder in proportion to the number of Shares held by such Shareholder and included in such registration.

12.5  Indemnification and Contribution

      (i) The Company shall, to the extent permitted by applicable law, indemnify and hold harmless each seller of Shares and each person who under the Act is deemed a controlling person of such seller, against any losses, claims, damages or liabilities, joint or several, to which such seller or any such director or officer or participating person or controlling person may become subject under the Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Shares were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such seller or such director, officer or participating person or controlling person for any legal and any other expenses reasonably incurred by such Shareholder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such selling Shareholder.

      (ii) Each seller of Shares agrees, to the extent permitted by applicable law, to indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by such selling Shareholder specifically for use in and contained in, on the effective date thereof, any registration statement under which securities were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.

      (iii) If the indemnification provided for in this Section 12.5 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal and other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

      (iv) The parties hereto agree that it would not be just and equitable if contribution pursuant to Section 12.5(iii) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12.6 Information by the Shareholders. Each seller of Shares that participates in a registration shall furnish to the Company such information regarding such seller and the distribution proposed by such seller as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

12.7 Lock-Up Agreement. All Shareholders agree to abide by such customary "lock up" period as shall be required by the underwriter in any registration of Shares.

12.8 Assignment of Registration Rights. The rights to cause the Company to register the Shares shall not be assignable without the prior written consent of the Company, except that any Shareholder may assign its rights to cause the Company to register Shares to a transferee of the Shares pursuant to this Agreement, provided however that the said transferee purchases such Shares prior to the IPO.

                                  ARTICLE XIII
                                   COVENANTS

13.1 Implementation of Agreement. Each Shareholder agrees that it will at all times:

      (i) use all means reasonably available to it (including its voting power, direct or indirect, in relation to the Company) so as to ensure that the Company and any Director nominated by it shall implement the provisions of this Agreement relating to the Company and shall cause the Company to comply with all applicable laws;

      (ii) cause the Business to be conducted in accordance with sound and good business practice and the highest ethical standards;

      (iii) cooperate in good faith and execute such documents and take such action as may be reasonably required to give full effect to the provisions and intent of this Agreement; and

      (iv) use its best endeavors to develop and expand the business of the Company.

13.2 Non-Compete. Motorola undertakes that neither it nor any of its Affiliates, and Ampal undertakes that neither it nor any of its Affiliates, shall engage in dispatch voice or voice and data shared mobile radio network business operation in Israel. The reference to Motorola and its Affiliates in this section is only to the Land Mobile Products Sector of Motorola Inc. (LMPS) and to Motorola and to Motorola's Affiliates in Israel. The Tetra technology is part of LMPS. The above provisions do not apply to Pelephone Communications Ltd. and Beeper Communication Israel Ltd. The parties acknowledge that Motorola Inc.'s other sectors and Affiliates may in the future engage in businesses such as Iridium which may be competitive with the Business.

      Each Shareholder agrees not to actively solicit for employment by it any active Company employee or any employee of the other party who becomes known to it as a result of the Company activities, without prior approval of the Company or the other party, as the case may be.

13.3 Ethics. Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products and believes that the Company can continue to grow and to prosper without succumbing to legally questionable, improper or unethical practices.

      The Company will not do business with any distributor, agent, customer or any other person where it knows or suspects the existence of legally questionable, improper or unethical practices. The Company agrees with the policy as stated in this paragraph, and further agrees that failure of the Company or any persons under its responsibility including but not limited to its directors, officers, employees and agents to comply in all respects with the said policy shall constitute a default.

      The Company shall not engage in any practice or activity with respect to the Business which is prohibited or in violation of any applicable federal, state or local law in the United States or in Israel, or which in the opinion of legal counsel to the Company is illegal or in violation of any applicable federal, state or local law in the United States or in Israel.

      The Company acknowledges it has been provided with and has reviewed the anti-bribery provisions of the United States Foreign Corrupt Practices Act, as amended (hereinafter "FCPA"). The Company further acknowledges that it has been advised by Motorola's legal counsel on the terms of the FCPA and is fully aware of its provisions and prohibitions. The Company agrees to be advised on a continuing basis and from time to time by external legal counsel on the terms of the FCPA and any amendments thereto. The Company (i) represents that it has not taken any action in connection with this Agreement that would have constituted a violation of the FCPA if such action had been taken by a person subject to the FCPA and (ii) agrees that it shall not take any action in connection with the Agreement nor has taken any prior activities that would constitute a violation of the FCPA if such action were taken by a Person subject to the FCPA and (iii) agrees that it will certify in writing from time to time as requested by Motorola that it has not taken any action which would constitute a violation of the FCPA if such action were taken by a Person subject to the FCPA.

      Failure by the Company or any Persons under its responsibility including but not limited to its directors, officers, employees and agents to comply with any provision of this Section shall constitute a default.

      The Company shall keep adequate and proper records and documentation related to the Business.

      The Company hereby expressly adopts and agrees to abide by the Code of Conduct.

13.4 Confidentiality. So long as a Shareholder is a Shareholder of the Company and for a period of five years thereafter, each Shareholder shall maintain confidential all Confidential Information exchanged between them during the course of their negotiations and their performance of this Agreement. During such period, no Shareholder shall disclose such Confidential Information to any third party, either directly or indirectly, without the prior written consent of the Shareholder disclosing such Confidential Information, except such disclosures to its lawyers, accountants, officers, directors, and employees required to know or as required by court order or law. Each Shareholder shall take all necessary measures to procure that all persons to whom it discloses the Confidential Information as permitted hereunder is made aware of and complies with the Shareholder's obligations of confidentiality under this Agreement as if such persons were parties to this Agreement. "Confidential Information" means all information of the Company or of any of the Shareholders which is designated as such, whether orally or in writing, except such information which:

      (i) is or becomes publicly known through no wrongful act on the receiving party's part; or

      (ii) is, at the time of disclosure under this Agreement, already known to the receiving party without restriction on disclosure; or

      (iii) is, or subsequently becomes, rightfully and without breach of this Agreement, in the receiving party's possession without any obligation restricting disclosure; or

      (iv) is independently developed by the receiving party without breach of this Agreement; or

       (v) is explicitly approved for release by written authorization of the disclosing party; or

       (vi)   is provided under Sections 7.4, 7.5 or 7.10 hereof.

       Any violation or threatened violation of this Section 13.4 will cause irreparable harm to the other Shareholder and the Company and that, in addition to any other remedies that may be available, each party shall be entitled to injunctive relief against the breach or threatened breach of this Section or the continuation of any such breach by the other party without the necessity of proving actual damage.

                                  ARTICLE XIV
                                    DEFAULTS

14.1/2 Defaults . Subject to any restrictions contained in this Agreement, each Party shall be entitled to pursue any and all remedies which it has according to the laws of the State of Israel upon the breach by a Party of any other provision of this Agreement.

14.3 Call Option. In any of the following events ("Events of Failure") any Non-Failing Shareholder shall have the option to require the Failing Shareholder to sell all of its Shares (the "Call Option") as provided in
       Section 14.4.

       (i) If a Failing Shareholder fails to pay its debts generally as they become due or makes an assignment for the benefit of its creditors generally;

       (ii) Upon the voluntary filing of a petition or action in bankruptcy or insolvency or the like by a Failing Shareholder, or the entry of a final judgment or order sustaining a petition or action taken by a Failing Shareholder's creditors; or

       (iii) The liquidation, dissolution or winding up of or ceasing by a Failing Shareholder to conduct its business.

       All other Shareholders, except for the Failing Shareholder, are each referred to as a "Non-Failing Shareholder" and collectively as the "Non-Failing Shareholders".

14.4 Call Procedure. Upon the exercise of a Call Option, the Failing Shareholder shall become bound to sell all and not less than all of its Shares (the "Call Shares") in accordance with the terms set forth in this Section.

       (i) The purchase price of the Call Shares shall be their value (measured at the date of exercise of such Call Option)as determined by the appraisers as provided in Section 14.5 hereof.

      (ii) Each Non-Failing Shareholder shall be entitled to purchase the Call Shares pro rata in accordance with its Ownership Percentage of all outstanding Shares other than the Shares of the Failing
            Shareholder; provided, however, that in the event a Non-Failing Shareholder does not exercise its Call Option, the Non-Failing Shareholders who exercise the Call Option (the "Buying Shareholders") will have the right to purchase the Call Shares pro rata based upon the Ownership Percentage of each Buying Shareholder.

      (iii) The Company shall promptly notify the Non-Failing Shareholders in writing of the occurrence of an Event of Failure and of the identity of the Failing Shareholder. A Non-Failing Shareholder must give written notice to the Chairman of the Company (who shall give such written notice to all the Shareholders, including the Failing Shareholder) of its intent to exercise the Call Option within thirty
            (30) days of the Company's notice. Failure by a Non-Failing Shareholder to deliver such notice within such thirty (30) day period shall constitute a waiver by such Non-Failing Shareholder to exercise its Call Option. A Non-Failing Shareholder must exercise its Call Option within sixty (60) days after the notice of the Company to the Non-Failing Shareholder, otherwise its corresponding Call Option shall be deemed to have expired; provided, however, that in the event a Buying Shareholder shall fail to complete its portion of the call within such 60-day period, the remaining Buying Shareholder shall have an additional 10 days from the expiration of such 60-day period to complete the purchase of all Call Shares.

      (iv) The Buying Shareholder shall be entitled to receive the Call Shares duly endorsed by the Failing Shareholder and the Failing Shareholder shall deliver such Call Shares to the Buying Shareholder upon payment therefor.

      (v) In the event that payment is required under any guarantees previously provided by the Failing Shareholder pursuant to Section
            7.1 hereof, the Buying Shareholders shall severally, based upon the number of Call Shares acquired by each such Buying Shareholder, indemnify the Failing Shareholder for up to fifty percent (50%) of any amounts actually paid by such Failing Shareholder under such guarantees.

14.5 Appraisal. Appraisers appointed in connection with the Call Option shall in all instances be qualified in the appraisals of businesses such as the Company. Appraisal shall be made on the basis of the Company as an ongoing business, for a transaction between a willing buyer and a willing seller.

      In the event the Failing Shareholder and the Buying Shareholder cannot agree upon the selection of an appraiser within thirty (30) days, each side shall select an appraiser within fifteen (15) days thereafter. The appraisers shall each determine the fair value of the Call Shares within thirty (30) days after they are appointed. If the appraisers do not agree but their valuations are within ten percent of one another, then their valuations shall be averaged and the average shall be the fair value. If their valuations are greater than ten percent apart, then the appraisers shall appoint another appraiser. If the other appraiser's valuation is not the same as any of the initial valuations, then this valuation shall be deemed the fair value; otherwise the two closest appraised values shall be averaged and the result shall be deemed the fair value.

      In the case of a Call Option, the cost of one appraiser appointed jointly by the parties or the other appraiser appointed by the initial appraisers shall be divided with the Failing Shareholder paying one half and the Buying Shareholder paying the other half. In the event the Failing Shareholder appoints one appraiser and the Buying Shareholder appoint one, they each shall bear the cost of the one they appointed.

      The above provision will be applied mutatis mutandis in the event of dilution as provided in Section 7.2 hereof, and the terms "Failing Shareholder" and "Remaining Shareholders" shall be replaced by the terms "the Shareholder(s) not willing to comply with the Capital Call" and "the Shareholder(s) willing to comply with the Capital Call", respectively.

                                   ARTICLE XV
                                  TERMINATION

Unless otherwise terminated as provided hereunder, this Agreement shall continue for so long as the Company maintains its corporate existence. Except for Sections that provide that such Sections shall survive termination, this Agreement shall terminate as a result of any of the following occurrences:

      (i) with respect to any Shareholder and its Affiliates ceasing to be a Shareholder of the Company by reason of a Transfer of Shares permitted hereunder;

      (ii) with respect to all of the Shareholders, upon the Company being wound up or otherwise dissolved; or

      (iii) by mutual consent of Ampal and Motorola.

      (iv) Upon the closing of the initial public offering of the Shares, except for the provisions of Sections 6.3, 9.1, 9.2, 9.3 and 13.4, and Article XII hereof (Registration Rights).

                                  ARTICLE XVI
                                    SURVIVAL

Survival of Obligations. The Shareholders further agree that all obligations under this Agreement which require, by their terms, performance after the termination of this Agreement for any reason whatsoever, shall be considered to survive the termination hereof until their performance has been completed. In addition, Article XX hereof shall be considered to survive the termination hereof indefinitely.

                                  ARTICLE XVII
                         REPRESENTATIONS AND WARRANTIES

17.1 Mutual Representations and Warranties. Each of the Shareholders represents and warrants to the Company and the other Shareholders as follows:

      (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and it has the corporate power to enter into this Agreement and all of the Concurrent Documents to which it is a party and to carry out the transactions contemplated herein and therein;

      (ii) the execution, delivery and performance of this Agreement and the Concurrent Documents to which it is a party have been duly authorized and no further corporate authorization is necessary on its part;

      (iii) this Agreement and the Concurrent Documents to which it is a party are legally binding on and enforceable against it in accordance with the terms of such agreements;

      (iv) the execution and delivery of this Agreement and the Concurrent Documents to which it is a party does not, and the consummation by it of the transactions contemplated herein and therein shall not violate or cause a default under or breach of (a) its articles of association, memorandum of association or other charter or governing documents, (b) any material judgment, court order or decree applicable to it or its properties and assets or (c) any material contract, agreement, indenture or other instrument to which it is a party or by which it or its property is bound;

      (v) no consent, approval, authorization of, or designation, declaration or filing with any Governmental Authority or with any person not a party to this Agreement is required to be obtained by it in connection with the valid execution, delivery and performance of this Agreement and the Concurrent Documents to which it is a party, other than those which have been obtained prior to the Effective Date;

      (vi) There are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of FCPA, or any rules or regulations promulgated thereunder of the United States, (D) the receipt of any illegal discounts or rebated or any other violation of the antitrust laws or (E) any investigation by any Government Authority which could subject the other Parties to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have an adverse effect on the Company or the Business; and

      (vii) Motorola represents that all rights in Israel to the Trademarks listed in Schedule 5.12 to the Purchase and Sale Agreement belong to Motorola or Motorola Israel Ltd. and are registered in their respective names. There are no licenses or other third parties' rights with respect to said Trademarks.

                                 ARTICLE XVIII
                   INDEMNIFICATION BY COMPANY OF INDIVIDUALS

Subject to the provisions of the Companies Ordinance, the Company shall, to the fullest extent permitted by applicable law, indemnify any Director or officer of the Company made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Company or any other Person for which any member of the Board of Directors, any committee or any officer of the Company served in any capacity at the request of the Company), by reason of the fact that such individual (or such individual's testator or intestate) was such a member or officer or served another Person in such capacity by reason of such request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees and expenses actually and necessarily incurred as a results of such action or proceeding, or any appeal therein, in each case except to the extent that such individual's actions constituted gross negligence or willful misconduct. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses reasonably expected to be incurred by such individual in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted" within the meaning of the first sentence of this
Section XVIII if it is not expressly prohibited by applicable law.

                                  ARTICLE XIX
                                      IPO

The Parties shall cooperate in order to bring about the public issue of the Company's Shares as soon as practicable.

                                   ARTICLE XX
                    ALTERNATIVE DISPUTE RESOLUTION; DEADLOCK

20.1 Mediation. Prior to commencing any formal litigation, the Shareholders shall attempt to settle any dispute arising out of this Agreement through good faith consultations and negotiations. If those attempts fail, any Shareholder may demand mediation of such dispute by written notice to the other Shareholder (the "Mediation Notice"). The Shareholders shall select a mediator within fifteen (15) days of receipt of such Mediation Notice by such other Shareholder. No Shareholder may unreasonably withhold consent to the selection of a mediator, and the Shareholders shall share the cost of the mediation equally. The parties may also agree to replace mediation with some other form of alternative dispute resolution, such as neutral fact-finding or a mini-trial. Mediation shall take place in Tel Aviv, Israel, by a mutually acceptable mediator. Prior to mediation, the Shareholders and the neutral advisor shall use their best efforts to agree on a set of ground rules for mediation. At the conclusion of mediation, the Shareholders or designated spokesperson of the respective Shareholders shall meet and attempt to resolve the matter.

20.2 Litigation. If any dispute cannot be resolved by the Shareholders through negotiation, mediation or another form of alternative dispute resolution within three (3) months of the Mediation Notice, the dispute may be submitted to the courts of Tel Aviv, Israel for resolution. The use of any alternative dispute resolution procedures shall not be construed under the doctrine of laches, waiver or estoppel (or similar concepts under Israeli law) to adversely affect the rights of either Shareholder. Nothing in this paragraph shall prevent either Shareholder from commencing formal litigation proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to such Shareholder.

      In the event of any litigation under this Agreement, the prevailing party shall be entitled to costs and reasonable attorney's fees. The parties hereto agree that the courts in Tel-Aviv, shall have exclusive jurisdiction to resolve any dispute, with each party hereto irrevocably consenting to such jurisdiction and venue for purposes of this Agreement.

                                  ARTICLE XXI
                              NAME OF THE COMPANY

The initial name of the Company will be agreed upon by the parties.

                                  ARTICLE XXII
                                 MISCELLANEOUS

22.1 Subsidiary Companies. The Shareholders agree that a Shareholder or a wholly owned subsidiary of any Shareholder may designate an employee to be a Director of the Company, to be nominated to a committee, or to be an employee pursuant to the terms and provisions of this Agreement.

22.2 Advice of Legal Counsel. Each Shareholder acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel. This Agreement shall not be construed against any Shareholder by reason of the drafting or preparation hereof.

22.3 Limitations on Damages. In any action for damages relating to this Agreement, a party hereto shall be entitled to claim only direct damages, and no party or parent or Affiliate thereof or beneficiary hereunder shall be entitled to claim consequential, incidental, special or punitive damages.

22.4 Amendment. This Agreement, the exhibits and schedules hereto and the documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to the subject matter. This Agreement may not be amended without the prior written consent of Ampal and Motorola.

22.5 Waiver. The failure by any Party at any time or times to require performance of any provision hereof shall in no manner effect such Party's right at a later time to enforce the same. No waiver by any Party of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed a further or continuing waiver of such provision.

22.6 Press Release. Motorola and Ampal shall consult with each other prior to issuing any press release or public communication in connection with this Agreement and shall not issue any press release or public communication prior to consultation and mutual written consent, except as may be required by law.

22.7 Applicable Currency. All amounts in this Agreement and Appendices are in U.S. Dollars and if paid in New Israel Shekels, will be converted according to the Representative Rate of the U.S. Dollar.

22.8 The Agreement Language. This Agreement is written and signed in the English language and only the signed English text of such documents shall prevail.

22.9 Notices. All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission to the intended recipient thereof at its address or facsimile number specified below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile or if delivered by hand), or seven days after mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile or the hand delivery was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

      In the case of Motorola:

      Motorola Communications Israel Ltd.
      3 Krementski Street
      Tel Aviv 67899 Israel
      Attention:  Ayala Inbar, Adv.
      Facsimile No.:  972-3-565-8779


      In the case of Ampal:
      c/o Ampal (Israel) Ltd.
      111 Arlozorov Street
      62097 Tel-Aviv
      Israel
      Attention:  Y. Gleitman
      Facsimile No.:  972-3-6952409

      Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

22.10 Counterparts. This Agreement and any written consents required to be executed by all Parties hereunder may be executed by the Parties, in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.

22.11 Further Assurances. Each of the Shareholders agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement and to carry on the business of the Company in accordance with this Agreement.

22.12 Export Control. The Company shall not disclose or sell any technical information transferred to it in accordance with this Agreement, or the direct product thereof, to any country to which transfer is prohibited by either the government of the United States or Israel without first having obtained the necessary approvals.

22.13 Headings. The Article and Section headings herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

22.14 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel without regard to the principles thereof relating to conflicts of law.

22.15 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Company and the Shareholders and their respective successors and permitted assigns.

22.16 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. No Shareholder may assign either this Agreement or any of its rights, interests, or obligations hereunder except pursuant to the terms hereof.

22.17 Expenses. Each party shall bear its own costs and expenses in connection with the transactions contemplated hereby except that any stamp duty required to be paid shall be paid by the Company.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Shareholders' Agreement as of the date first set forth above.


MOTOROLA COMMUNICATIONS ISRAEL LTD.           ______________________________
            ("Motorola")                                        ("Ampal")

By:                                           By:
   ------------------------------                -------------------------------
Name:                                            Name:
Title:                                           Title:

LIST OF APPENDICES

  Appendix  Description
  --------  -----------

      A     Articles of Association (Filed as Exhibit B to the Partnership
                                     Agreement. See Appendix D1 below.)
      B     Memorandum of Association (Filed as Exhibit B2 to the Partnership
                                       Agreement. See Appendix D1 below.)
      C     Initial Annual Plan and Finance Plan*
      D1    Partnership Agreement (Filed as Exhibit A to the Purchase and Sale
                                   Agreement. See Appendix D2 below.)
      D2    Purchase and Sale Agreement (Filed as Exhibit 2 to this Current
                                         Report on Form 8-K.)
      E     Initial Director Assignees**
      F     Code of Conduct**
      G     Security Policy**
      H     Signatory Policy**
      I     Supply and Maintenance Agreement*
      J     Administrative Agreement*
      K     Resolutions**
      L     Dividend Policy
      M     Employees to be Transferred to the Company**
      N     Seconded Employee**
      O     Organizational Structure**
      P     Omitted
      Q     The Rights of the CPP Shares and the Ordinary Shares
      R     Initial Senior Management**

      * These Appendices have been omitted from this filing pursuant to a confidentiality request and have been filed separately with the Securities and Exchange Commission.

      ** These Appendices have not been filed with the Securities and Exchange Commission. The Registrant hereby agrees to furnish supplementally a copy of any omitted Appendix to the Securities and Exchange Commission upon request.

                                 APPENDIX L

                       Dividend Policy of the Company

1. The Company shall endeavor to declare and pay dividends totaling US$4,950,000 in 1998, US$10,725,000 in 1999 and at least US$23,430,000 in the year 2000 and every subsequent year. In the event that the implementation of such policy does not coincide with the needs of the Company, the Company shall endeavor to pay such dividends so that the holders of the CPP Shares shall receive as soon as possible, the accumulated dividends referred to in Section A(i)(a) of Appendix Q to the Shareholders Agreement, to which this Appendix is attached. The Board of Directors of the Company shall implement said policy, subject to the provisions of Section 2 hereafter, in accordance with the needs of the Company.

2. Subject only to the existence of sufficient profit after tax, the Company shall pay dividends to the holders of the CPP Shares in the following minimum amounts:

      (a)   With respect to the Fiscal Year 2000, US$3,800,000;

      (b) With respect to the Fiscal Year 2001 and every fiscal year thereafter, US$7,100,000.

      The Board of Directors of the Company will cause the Company to pay such dividends out of all profits of the Company after tax, provided such payment shall not endanger the financial stability of the Company.

3. Dividends which are not paid on the date on which the Board of Directors declared such dividends, shall be linked to the Representative Rate of the U.S. Dollar until the date of actual payment, but shall not bear any interest.

4. Dividends will be declared with respect to each Fiscal Year not later than March 31 of the following year.

                                 APPENDIX Q

           The Rights of the CPP Shares and the Ordinary Shares.

A. The CPP Shares shall entitle their holders to all the rights as provided in the Articles of Association of the Company, including the following rights:

      (i)   Dividend Rights:

            (a) The right to receive accumulated dividends as follows:
            With respect to the Fiscal Year 1998 - US$1,650,000;
            With respect to the Fiscal Year 1999 - US$3,575,000;
            With respect to the Fiscal Year 2000 and to any Fiscal Year thereafter - US$7,810,000, for each fiscal year.

            The above dividends shall be cumulative (and will be accumulated in U.S. Dollars), and the Company will pay to the holders of the CPP Shares all the cumulative dividends accumulated as provided above (including with respect to the then current period calculated pro rata temporis) before any dividends are paid to the holders of Ordinary Shares.

            (b) In addition to the above, the right to participate, pro rata and in proportion to the respective Ownership Percentage, in any additional dividends declared by the Board of Directors after the payment of all the dividends accumulated up to that time (including with respect to the then current period calculated pro rata temporis) on the CPP Shares as provided in Section (a) above and on the Ordinary Shares (at their U.S. Dollar value) as provided for in Section B(i)(a) hereafter with respect to 1998 and all subsequent years.

      (ii) The CPP Shares shall be converted into Ordinary Shares upon the earliest occurrence of any of the following:

            1) Upon written notice to the Company by 50% (fifty percent) or more of the holders of the then outstanding CPP Shares, of their decision to convert their CPP Shares to Ordinary Shares. Upon receipt of such notice, the Company shall immediately so inform all other holders of the CPP Shares and all CPP Shares shall then be automatically converted to Ordinary Shares at the end of the 7th (seventh) business day from the date on which such notice was received by the Company.

            2) The closing of the Initial Public Offering of the Company's shares, provided however that all accumulated dividends as provided in Section A(i)(a) above (including with respect to the then current period calculated pro rata temporis) have been paid to the holders of the CPP Shares, prior to such closing. The conversion of CPP Shares to Ordinary Shares as provided above shall be automatic.

            3) Upon the payment by Ampal to Motorola of the Private Company Bonus (as provided in Section 11.A.1.2 to the Purchase and Sale Agreement), provided however that all accumulated dividends as provided in Section A(i)(a) above (including with respect to the then current period calculated pro rata temporis) have been paid to the holders of the CPP Shares. The conversion of CPP Shares to Ordinary Shares as provided above shall be automatic.

            4) Upon the expiry of a period of 10 (ten) years from the Effective Date provided however that all accumulated dividends as provided in Section A(i)(a) above (including with respect to the then current period calculated pro rata temporis) have been paid to the holders of the CPP Shares. The conversion of CPP Shares to Ordinary Shares as provided above shall be automatic.

            The conversion of the CPP Shares to Ordinary Shares shall be in the ratio of 1 (one) CPP Share to 1 (one) Ordinary Share and upon such conversion all Shares will be Ordinary Shares and the provisions of Sections A, B, and C hereof shall expire.

B. The Ordinary Shares shall entitle their holders to all the rights as provided in the Articles of Association of the Company, including the following rights:

      (i)   Dividend Rights:

            (a) The right to receive dividends as follows:

            With respect to the Fiscal Year 1998 - US$3,300,000;
            With respect to the Fiscal Year 1999 - US$7,150,000;
            With respect to the Fiscal Year 2000
            and to any Fiscal Year thereafter - US$15,620,000, for each fiscal year;

            provided however that the above dividends shall be paid only after all accumulated dividends on the CPP Shares as provided in Section A(i)(a) above (including with respect to the then current period) calculated pro rata temporis have been paid in full to the holders of the CPP Shares:

            (b) In addition to the above, the right to participate, pro rata and in proportion to the respective Ownership Percentage, in any additional dividends declared by the Board of Directors after the payment of all the dividends accumulated up to that time (including with respect to the then current period calculated pro rata temporis) on the CPP Shares as provided in Section A(i)(a) above and on the Ordinary Shares as provided for in Section (a) above, with respect to 1998 and all subsequent years.

C.    Additional Provisions

      1) All dividends payable shall be paid in New Israeli Shekels and the respective amount so paid will be converted to U.S. Dollars according to the Representative Rate at the date of actual payment; provided, however, that whenever the Company is permitted to pay any dividend to a shareholder in U.S. Dollars under the laws of the State of Israel, and if such shareholder so requests the Company, the Company shall pay such dividend to such shareholder in U.S. Dollars.

      2) For the avoidance of doubt, payment of dividends shall be subject to withholding tax at source under the laws of the State of Israel. (The amounts referred to in Section A (i) and B (i) above are before withholding tax).

      3) Dividends which are not paid when declared shall be linked to the Representative Rate of the U.S. Dollar as of the date of declaration until the date of actual payment, but shall not bear any interest.

      4) Except as provided above, each CPP Share and each Ordinary Share shall entitle its holder to the same rights.